      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 2000


                                            REGISTRATION STATEMENT NO. 333-33024
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          CAPSTONE TURBINE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           CALIFORNIA                          3629                          95-4180883
  (STATE OR OTHER JURISDICTION     (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
      OF INCORPORATION OR          CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)
         ORGANIZATION)

                               6430 INDEPENDENCE
                        WOODLAND HILLS, CALIFORNIA 91367
                                 (818) 716-2929
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                            ------------------------

                                DR. AKE ALMGREN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          CAPSTONE TURBINE CORPORATION
                               6430 INDEPENDENCE
                        WOODLAND HILLS, CALIFORNIA 91367
                                 (818) 716-2929

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                BRIAN CARTWRIGHT                             ROBERT E. BUCKHOLZ, JR.
                LATHAM & WATKINS                               SULLIVAN & CROMWELL
        633 WEST 5TH STREET, SUITE 4000                          125 BROAD STREET
         LOS ANGELES, CALIFORNIA 90071                       NEW YORK, NEW YORK 10004
                 (213) 485-1234                                   (212) 558-4000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


[CAPSTONE BLADE]


LOGO



                   SUBJECT TO COMPLETION. DATED MAY 8, 2000.



                                8,333,333 Shares


                          CAPSTONE TURBINE CORPORATION
                                  Common Stock
                             ----------------------


     This is an initial public offering of shares of common stock of Capstone Turbine Corporation. All of the 8,333,333 shares of common stock are being sold by Capstone.



     Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $11.00 and $13.00. Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "CPST".



     See "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of the common stock.


                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------


                                                              Per Share       Total
                                                              ---------    ------------
Initial public offering price...............................   $           $
Underwriting discount.......................................   $           $
Proceeds, before expenses, to Capstone......................   $           $



     To the extent that the underwriters sell more than 8,333,333 shares of common stock, the underwriters have the option to purchase up to an additional 1,250,000 shares from Capstone at the initial public offering price less the underwriting discount.


                             ----------------------

     The underwriters expect to deliver the shares against payment in New York,
New York on                     , 2000.

GOLDMAN, SACHS & CO.
                       MERRILL LYNCH & CO.
                                            MORGAN STANLEY DEAN WITTER
                             ----------------------

                      Prospectus dated             , 2000.

  [COLLAGE OF PHOTOS: TURBINE BLADE, CAPSTONE TURBINE PRODUCT CASING, OIL RIG,
      BUS, CLOUDS, BRANCH WITH WET LEAVES, SCHEMATIC ENGINEERING DIAGRAM]

                               PROSPECTUS SUMMARY


     The following summarizes information in other sections of our prospectus, including our financial statements, the notes to those financial statements and the other financial information appearing elsewhere in this prospectus. You should read the entire prospectus carefully.


                          CAPSTONE TURBINE CORPORATION

CAPSTONE


     We develop, design, assemble and sell Capstone(TM) MicroTurbines for worldwide applications in the multibillion dollar markets for distributed power generation (on-site power production) and hybrid electric vehicles (vehicles that combine the primary source battery with an auxiliary power source, such as a microturbine, to enhance performance). We are the first company to sell a proven, commercially available power source using microturbine technology. The Capstone MicroTurbine combines sophisticated design, engineering and technology to produce a reliable and flexible generator of electricity and heat for commercial and industrial applications and is a result of over ten years of research and development. We believe the simple and flexible design of our microturbines will enable our distributors and end users to develop an increasingly broad range of applications to fit their particular power needs.


PRODUCT


     The Capstone MicroTurbine is a compact, environmentally friendly generator of electricity and heat. Our state-of-the-art microturbines combine patented air-bearing technology, advanced combustion technology and sophisticated power electronics to produce an efficient and reliable electricity and heat production system that requires little on-going maintenance. Our air-bearing technology provides a clean, high-pressure field of air to lubricate the one moving component of the microturbine rather than using traditional petroleum products as in conventional bearings. Our microturbines can operate by remote control and use a broad range of gaseous and liquid fuels, including previously unusable fuels. Our microturbines are easily transportable and designed to allow multiple units to run together to meet an end user's specific electrical and heat requirements.



     We also have applied our technology to hybrid electric vehicles such as buses and industrial use vehicles. Buses using Capstone MicroTurbines have demonstrated greater range, less maintenance and lower cost than other low emission buses. Our microturbines have been in commercial use in buses since July 1999 and are currently being used in buses operating in Los Angeles, Atlanta, Nashville and Tempe.



     We currently sell a system which produces approximately 30 kilowatts of electricity. We expect our next model, a 60+ kilowatt system, to be available by the third quarter of 2000. Our 30 kilowatt unit provides power sufficient to operate a typical convenience store. A typical fast food restaurant requires approximately 90 kilowatts of power and could be powered by three of our 30 kilowatt units.


TARGET MARKETS

     The fundamental need for power, along with global deregulation of the electric power industry, an increasing need for better power quality and reliability and significant advances in power technology, are creating many new opportunities for Capstone MicroTurbine systems.

      STATIONARY

     We believe the stationary applications for our microturbines are extremely broad, either on a stand-alone basis or connected to the electric utility grid, because of our microturbines' ability to adapt to fuels, load variations, and various climates while operating in an environmentally friendly manner. We have initially targeted markets which we believe will identify and employ our product attributes quickly. As levels of acceptance and volumes increase, we expect to enter larger, more diverse markets. Our initial target markets include:



      - Resource Recovery (using natural gas that is otherwise released or burned into the environment to produce power)



       Oil and gas production creates fuel byproducts that traditionally have been released (vented) or burned into the atmosphere. Capstone MicroTurbines can burn these gases, including gas with high sulfur content, with minimal emissions and produce on-site electricity for these activities. Our microturbines can also burn gas released from landfills and gas produced from sludge digestion.



      - Combined Heat and Power (producing both electricity and heat to maximize use of available energy)



       Using both the heat and electricity from the combustion of fuel improves the overall efficiency of the generation process and can provide a comprehensive solution to a customer's energy needs. Uses for the heat include space heating, air conditioning and heating and cooling water. We have identified the Japanese market as the most receptive for these applications in the near term.



      - Backup and Standby (providing a highly reliable backup power source for increasingly electricity-dependent enterprises)/Peak Shaving (self generation of power during hours when electricity prices spike)



       Many commercial and small industrial customers in developed countries could reduce their electricity costs and/or improve their quality and reliability of electric power supply by installing a Capstone MicroTurbine to meet some or all of their needs. Utilities could install Capstone MicroTurbines at the end of the electric utility grid to avoid building costly power lines. In addition, end users also can use our microturbines to avoid temporary spikes in power prices.



      - Developing Regions


       Much of the world's population does not have access to electric power. Our microturbine can be a primary, stand-alone power source which burns the gas or liquid fuel of choice.

      HYBRID ELECTRIC VEHICLES


     We believe that the hybrid electric vehicle market currently represents a significant opportunity and will expand as governments and consumers demand cost-efficient, reliable and environmentally friendly vehicles, particularly in urban areas.



OUR STRATEGY



     Our objective is to maintain our position as the leading worldwide developer and supplier of microturbine technology for the stationary power generation and hybrid electric vehicle markets. Key elements of our strategy include the following:



     - We believe the most effective way to penetrate our target markets is with a business-to-business distribution strategy. We are forging alliances with key distribution partners worldwide.



     - We are currently developing a 60+ kilowatt microturbine system for expected commercial shipments in the third quarter of 2000. We intend to develop a family of microturbines with power outputs of up to 125+ kilowatts. We also intend to continue our research and development efforts to enhance our current products.

     - We believe that a policy of actively protecting our patents and other intellectual property is an important component of our strategy to remain the leader in microturbine technology and will provide us a long-term competitive advantage.



     - We expect our unit production costs and prices to decline substantially as volumes increase. Our strategy is to use low cost materials and to outsource all non-proprietary hardware and electronics to achieve high volume, low cost production targets. We are pursuing a "tier one" supply strategy whereby vendors are responsible for the supply of complete subassemblies made up of parts purchased from other vendors. We will retain manufacturing control over our proprietary air-bearing and combustion components.



OUR EXISTING SHAREHOLDER BASE AND STRONG MANAGEMENT TEAM



     Prior to this offering, we have raised over $260 million of private equity. Through our investor base we have access to extensive knowledge and experience in the electric utility and gas utility industries and to engineering expertise in developing various applications throughout the world.



     Led by Dr. Ake Almgren, we have a strong management team in place with significant industry experience covering all principal functional areas.

                                  THE OFFERING


Shares offered by us......................    8,333,333 shares



Common stock to be outstanding after this
offering..................................    74,894,016 shares


Use of proceeds...........................    We plan to use the proceeds for
                                              purchasing tooling and
                                              manufacturing equipment, expanding
                                              sales and marketing activities,
                                              continuing product development,
                                              payment to Fletcher Challenge
                                              Limited as part of a buyback of
                                              marketing rights, and for general
                                              corporate purposes, including
                                              research and product development,
                                              manufacturing and market
                                              development, capital expenditures
                                              and potential acquisitions. See
                                              "Use of Proceeds".


Proposed Nasdaq National Market symbol....    CPST


     The number of shares of our common stock that will be outstanding after this offering:


     - includes 5,251,235 shares outstanding as of March 31, 2000, plus 61,309,448 shares of common stock to be issued upon the conversion of preferred stock into common stock and upon exercise of warrants immediately before this offering, plus 8,333,333 shares of common stock to be issued in this offering; and



     - excludes up to 1,250,000 shares of common stock issuable upon exercise of the overallotment option granted to the underwriters and up to 9,395,898 shares of common stock either issued or available for issue under our stock option plans and 900,000 shares reserved for issuance under our employee stock purchase plans.


     Unless otherwise indicated, all information in this prospectus:


     - gives effect to a three-for-five reverse stock split of our common stock prior to the completion of this offering;


     - assumes the underwriters option to purchase additional shares in the offering will not be exercised; and


     - gives effect to the conversion of all outstanding shares of preferred stock into shares of common stock.


                             ----------------------

     We were incorporated in California in 1988. We intend to reincorporate in Delaware prior to the completion of this offering. Our principal executive offices are located at 6430 Independence, Woodland Hills, California 91367. Our telephone number at that location is (818) 716-2929. Our internet address is www.capstoneturbine.com.

     The name Capstone and the Turbine Blade logo are trademarks that belong to us. This prospectus also contains the names of other entities which are the property of their respective owners.

                         SUMMARY FINANCIAL INFORMATION


                                                                                               QUARTER ENDED
                                                  YEAR ENDED DECEMBER 31,                  ---------------------
                                    ----------------------------------------------------   MARCH 31,   MARCH 31,
                                      1995       1996       1997       1998       1999       1999        2000
                                    --------   --------   --------   --------   --------   ---------   ---------
                                                       (in thousands)
STATEMENT OF OPERATIONS:
Total revenues....................  $    920   $  1,462   $  1,623   $     84   $  6,694   $    222    $   3,746
Cost of goods sold................       199      2,179      8,147      5,335     15,629      1,233        5,124
                                    --------   --------   --------   --------   --------   --------    ---------
  Gross profit (loss).............       721       (717)    (6,524)    (5,251)    (8,935)    (1,011)      (1,378)
Operating costs and expenses:
  Research and development........     4,796      8,599     13,281     19,019      9,151      2,264        2,441
  Selling, general and
    administrative................     1,878      3,585     10,946     10,257     11,191      2,502        4,333
                                    --------   --------   --------   --------   --------   --------    ---------
  Income (loss) from operations...    (5,953)   (12,901)   (30,751)   (34,527)   (29,277)    (5,777)      (8,152)
    Net income (loss).............  $ (5,957)  $(12,595)  $(30,553)  $(33,073)  $(29,530)  $ (5,785)   $  (7,760)
                                    ========   ========   ========   ========   ========   ========    =========



                                                                                                QUARTER END
                                                   YEAR END DECEMBER 31,                   ---------------------
                                    ----------------------------------------------------   MARCH 31,   MARCH 31,
                                      1995       1996       1997       1998       1999       1999        2000
                                    --------   --------   --------   --------   --------   ---------   ---------
                                                       (in thousands)
BALANCE SHEET DATA:
Cash and cash equivalents.........  $    525   $  1,464   $ 44,563   $  4,943   $  6,858   $  8,539    $ 122,381
Working capital...................       255      1,773     41,431      6,919      6,294     14,120      117,400
Total assets......................     1,351      6,820     56,989     25,770     36,927     29,535      162,066
Capital lease obligations.........        --        846      1,885      4,449      5,899      4,542        6,458
Long term debt....................        --         --         --         --         --         --           --
Redeemable preferred stock........    11,242     25,975     99,720    114,734    156,469    114,734      416,407
Stockholders'
  (deficiency)/equity.............   (11,371)   (24,176)   (56,057)   (91,151)  (144,225)   (96,199)    (285,684)
Total liabilities and
  stockholders' equity............  $  1,351   $  6,820   $ 56,989   $ 25,770   $ 36,927   $ 29,535    $ 162,066

                                  RISK FACTORS

     You should carefully consider the following risks and all other information in this prospectus before deciding to invest in our common stock.

RISKS RELATING TO OUR BUSINESS


WE HAVE A LIMITED OPERATING HISTORY CHARACTERIZED BY NET LOSSES, WE ANTICIPATE CONTINUED LOSSES THROUGH AT LEAST 2001 AND WE MAY NEVER BECOME PROFITABLE



     Since our inception in 1988, we have reported net losses for each year. Our net losses were $30.6 million in 1997, $33.1 million in 1998, $29.5 million in 1999, and $7.8 million for the first quarter ended March 31, 2000. We anticipate incurring additional net losses through at least 2001. Since inception through March 31, 2000, we have recorded cumulative losses of $124.1 million. We have only been commercially producing the Capstone MicroTurbine since December 1998 and have made only limited sales to date. Also, because we are in the early stages of selling our products, we have relatively few customers. Even if we do achieve profitability, we may be unable to increase our sales and sustain or increase our profitability in the future.



A MASS MARKET FOR MICROTURBINES MAY NEVER DEVELOP OR MAY TAKE LONGER TO DEVELOP THAN WE ANTICIPATE, WHICH WOULD ADVERSELY IMPACT OUR REVENUES AND PROFITABILITY



     Our products represent an emerging market, and we do not know whether our targeted customers will accept our technology or will purchase our products in sufficient quantities to grow our business. If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we have incurred to develop our products, we may be unable to meet our operational expenses and we may be unable to achieve profitability. The development of a mass market for our systems may be impacted by many factors which are out of our control, including:



     - the cost competitiveness of our microturbine;



     - the future costs and availability of fuels used by our microturbines;



     - consumer reluctance to try a new product;



     - consumer perceptions of our microturbines' safety;



     - regulatory requirements; and



     - the emergence of newer, more competitive technologies and products.



IF WE ARE UNABLE TO OBTAIN RECUPERATOR CORES FROM SOLAR TURBINE CORPORATION, OUR SOLE SUPPLIER, OUR ASSEMBLY AND PRODUCTION OF MICROTURBINES MAY SUFFER DELAYS AND INTERRUPTIONS



     Solar Turbine Corporation is our sole supplier of recuperator cores, which are heat exchangers that preheat incoming air before it enters the combustion chamber. Solar is a wholly-owned subsidiary of one of our competitors, Caterpillar Corporation. At present we are not aware of any other suppliers which could produce these cores to our specifications within our time requirements. We cannot assure you that Solar will be able to furnish us with a sufficient number of recuperator cores to meet customer demand, that we will be able to purchase recuperator cores from Solar at commercially acceptable prices or, if Solar stops making recuperator cores, that we will be able to procure recuperator cores from another supplier or manufacture them ourselves on a timely basis and at commercially acceptable prices. Although we have a license agreement that would permit us to produce the recuperator cores on our own in the event Solar terminates production, we would not be able to initiate production without significant delay and interruptions. Also, we cannot assure you that Solar will honor the license agreement, that a court would enforce it, or that we will be able to meet our obligations under it. If we had to develop and produce our own recuperator cores without using Solar's intellectual property, we estimate it could take up to three years to begin production.

WE MAY NOT BE ABLE TO CONTROL OUR WARRANTY EXPOSURE AND OUR WARRANTY RESERVE MAY NOT BE SUFFICIENT TO MEET OUR WARRANTY EXPENSE, WHICH COULD IMPAIR OUR FINANCIAL CONDITION



     We sell our products with warranties. However, these warranties vary from product to product with respect to the time period covered and the extent of the warranty protection. Malfunctions of our product could expose us to significant warranty expenses. Because we are in the early stages of production and few of our products have completed a full warranty term, we cannot be certain that we have adequately determined our warranty exposure. Moreover, as we develop new configurations for our microturbines or as our customers place existing configurations in commercial use for long periods of time, we expect to experience product malfunctions that cause our products to fall substantially below our 98% availability target level. While our microturbines have often achieved this availability target when using high pressure natural gas, we are still working to achieve this availability target across all of our units and for all fuel sources. We recorded a warranty reserve charge of $1.4 million or 36% of revenue for the quarter ended March 31, 2000 and $2.6 million or 39% of revenue for the year ended December 31, 1999. While management believes that the warranty reserve is reasonable, there can be no assurance that the reserve will be sufficient to cover our warranty expenses in the future. Although we attempt to reduce our risk of warranty claims through warranty disclaimers, we cannot assure you that our efforts will effectively limit our liability. Any significant incurrence of warranty expense could have a material adverse effect on our financial condition.



WE MAY NOT BE ABLE TO RETAIN KEY MANAGEMENT AND THE LOSS OF KEY MANAGEMENT COULD PREVENT EFFECTIVE IMPLEMENTATION OF OUR EXPANSION PLAN



     Our success depends in significant part upon the continued service of key management personnel, such as Dr. Ake Almgren, our Chief Executive Officer, Mr. Jeffrey Watts, our Chief Financial Officer, and Mr. William Treece, our Senior Vice President of Strategic Technology Development. Currently, the competition for qualified personnel is intense and we cannot assure you that we can retain our existing management team. The loss of Dr. Almgren, Mr. Watts, Mr. Treece or any other key management personnel could materially adversely affect our operations.



WE MAY NOT BE ABLE TO HIRE AND RETAIN THE TECHNICAL PERSONNEL NECESSARY TO BUILD OUR PRODUCTS, WHICH COULD DELAY PRODUCT DEVELOPMENT AND LOWER PRODUCTION



     We have historically experienced, and expect to continue to experience, delays in filling technical positions. Competition is intense for qualified technical personnel, and in particular skilled engineers. As a result, we may not be able to hire and retain engineering personnel that we need. Our failure to do so could delay product development cycles, affect the quality of our products, reduce the number of microturbines we can produce and/or otherwise negatively affect our business.



IF WE DO NOT EFFECTIVELY IMPLEMENT OUR SALES AND MARKETING EXPANSION PROGRAM, OUR SALES WILL NOT GROW AND OUR PROFITABILITY WILL SUFFER



     We need to increase our internal sales and marketing staff in order to enhance our sales efforts. We cannot assure you that the expense of such internal expansion will not exceed the net revenues generated, or that our sales and marketing team will successfully compete against the more extensive and well-funded sales and marketing operations of our current and future competitors. In addition, to grow our sales, we have begun to hire new management team members to provide more sales and marketing expertise. Since these management team members will not have a proven track record with us, we cannot assure you that they will be successful in overseeing their functional areas. Our inability to recruit, or our loss of, important sales and marketing personnel, or the inability of new sales personnel to effectively sell and market our microturbine system could materially adversely affect our business and results of operations.

WE MAY NOT BE ABLE TO ESTABLISH STRATEGIC MARKETING RELATIONSHIPS, IN WHICH CASE OUR SALES WOULD NOT INCREASE AS EXPECTED



     We are in the early stages of developing our distribution network. In order to expand our customer base, we believe that we must enter into strategic marketing alliances or similar collaborative relationships, in which we ally ourselves with companies that have particular expertise in or more extensive access to desirable markets. Providing volume price discounts and other allowances along with significant costs incurred in customizing our products may reduce the potential profitability of these relationships. We may not be able to identify appropriate distributors on a timely basis, and we cannot assure you that the distributors with which we partner will focus adequate resources on selling our products or will be successful in selling them. In addition, we cannot assure you that we will be able to negotiate collaborative relationships on favorable terms or at all. The lack of success of our collaborators in marketing our products may adversely affect our financial condition and results of operations.



IF JAPANESE COMPETITORS DEVELOP ALTERNATIVE TECHNOLOGY OR CEASE TO PURCHASE OUR PRODUCTS, OUR SALES MAY DECLINE



     We believe that the greatest competitive threat we face in the long term will most likely arise from Japanese competitors, many of which have unique design capabilities for advanced combined heat and power units. Over time, these competitors may include our current Japanese partners. Our Japanese partners may pursue alternative technologies or develop alternative products in addition to or in lieu of our products either on their own or in collaboration with others. They may develop products or components better suited for integration with their own systems than our products. They possess an advantage in marketing to potential purchasers or distributors in the Pacific Rim, a prime market for various applications of the Capstone MicroTurbine. If we are not able to achieve our expected penetration and growth in Japan and Asia, our sales, operations and business may be materially adversely affected.



WE DO NOT HAVE EXPERIENCE IN INTERNATIONAL SALES AND MAY NOT SUCCEED IN GROWING OUR INTERNATIONAL SALES



     We do not have experience in international sales and will depend on our international marketing partners for these sales. Most of our marketing partnerships are recently created and, accordingly, may not achieve the results that we expect. If a dispute arises between us and any of our partners, we may not achieve our desired sales results and we may be delayed or completely fail to penetrate some international markets, and our revenue and operations could be materially adversely affected. Any inability to obtain foreign regulatory approvals or quality standard certifications on a timely basis could negatively impact our business and results of operations. Also, as we seek to expand into the international markets, customers may have difficulty or be unable to integrate our products into their existing systems. As a result, our products may require redesign. In addition, we may be subject to a variety of other risks associated with international business, including:


     - delays in establishing international distribution channels;

     - difficulties in collecting international accounts receivables;

     - difficulties in complying with foreign regulatory and commercial requirements;

     - increased costs associated with maintaining international marketing efforts;

     - compliance with U.S. Department of Commerce export controls;

     - increases in duty rates;

     - the introduction of non-tariff trade barriers;

     - fluctuations in currency exchange rates;

     - political and economic instability; and


     - difficulties in enforcement of intellectual property rights.



THE 60+ KILOWATT CAPSTONE MICROTURBINE MAY BE DELAYED, IT MAY BE POORLY SUITED TO THE MARKET, OR IT MAY ERODE SALES OF OUR 30 KILOWATT UNIT



     The timely and successful launch of our next generation 60+ kilowatt microturbine is very important to our strategy for further penetrating markets. Factors which could delay or hinder the successful launch of our 60+ kilowatt microturbine include:



     - research or development problems;



     - difficulties in adjusting the current production assembly system to produce and assemble the 60+ kilowatt unit; or



     - an unstable supply or unsatisfactory quality of components from vendors.



     We cannot guarantee you that demand for our 60+ kilowatt unit will exist and not diminish or cease at the time we are prepared to commercially produce the 60+ kilowatt unit. It is also possible that production of the 60+ kilowatt unit could replace or diminish the market for our 30 kilowatt unit.



WE MAY BE UNABLE TO FUND OUR FUTURE OPERATING REQUIREMENTS, WHICH COULD FORCE US TO CURTAIL OUR OPERATIONS



     We are a capital intensive company and will need additional financing to fund our operations. We averaged approximately $2.0 million per month of cash outflows in 1999, and we expect these expenses to continue at present levels or increase in the future. As of March 31, 2000, we had approximately $122.4 million in cash and cash equivalents on hand. Our future capital requirements will depend on many factors, including our ability to successfully market and sell our products. To the extent that the funds generated by this offering are insufficient to fund our future operating requirements, we will need to raise additional funds, through further public or private equity or debt financings. These financings may not be available or, if available, may be on terms that are not favorable to us and could result in further dilution to our shareholders. Downturns in worldwide capital markets may also impede our ability to raise additional capital on favorable terms or at all. If adequate capital is not available to us, we would likely be required to significantly curtail or possibly even cease our operations.



WE MAY NOT BE ABLE TO EFFECTIVELY PREDICT OR REACT TO RAPID TECHNOLOGICAL CHANGES THAT COULD RENDER OUR PRODUCTS OBSOLETE



     The market for our products is characterized by rapidly changing technologies, extensive research and new product introductions. We believe that our future success will depend in large part upon our ability to enhance our existing products and to develop, introduce and market new products. As a result, we expect to continue to make a significant investment in product development. We have in the past experienced setbacks in the development of our products and our anticipated roll out of our products has accordingly been delayed. If we are unable to develop and introduce new products or enhancements to our existing products that satisfy customer needs and address technological changes in target markets in a timely manner, our products will become noncompetitive or obsolete.



WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE OUR GROWTH OR IMPROVE OUR MANAGEMENT INFORMATION SYSTEMS, WHICH WOULD IMPAIR OUR PROFITABILITY



     If we are successful in executing our business plan, we will experience growth in our business that could place a significant strain on our management and other resources. Our ability to manage our growth will require us to continue to improve our operational, financial and management information systems, to implement new systems and to motivate and effectively manage our employees. We cannot assure that our management will be able to effectively manage this growth.

WE MAY NOT EFFECTIVELY EXPAND OUR PRODUCTION CAPABILITIES, WHICH WOULD NEGATIVELY IMPACT OUR SALES

     We anticipate a significant increase in our business operations which will require expansion of our internal and external production capabilities. We may experience delays or problems in our expected production expansion that could significantly impact our business. Several factors could delay or prevent our expected production expansion, including our:

     - inability to purchase parts or components in adequate quantities or sufficient quality;

     - failure to increase our assembly and test operations;

     - failure to hire and train additional personnel;

     - failure to develop and implement manufacturing processes and equipment;


     - inability to find and train proper partner companies in other countries with whom we can build product distribution, marketing, or development relationships; and


     - inability to acquire new space for additional production capacity.

WE MAY NOT ACHIEVE PRODUCTION COST REDUCTIONS NECESSARY TO COMPETITIVELY PRICE OUR PRODUCT, WHICH WOULD IMPAIR OUR SALES


     We believe that we will need to reduce the unit production cost of our products over time to maintain our ability to offer competitively priced products. Our ability to achieve cost reductions will depend on low cost design enhancements, obtaining necessary tooling and favorable vendor contracts, as well as increasing sales volumes so we can achieve economies of scale. We cannot assure you that we will be able to achieve any production cost reductions.


OUR SUPPLIERS AND MANUFACTURERS MAY NOT SUPPLY US WITH A SUFFICIENT AMOUNT OF COMPONENTS OR COMPONENTS OF ADEQUATE QUALITY, AND WE MAY NOT BE ABLE TO PRODUCE OUR PRODUCT


     Although we generally attempt to use standard parts and components for our products, some of our components are currently available only from a single source or from limited sources. Also, we cannot guarantee that any of the parts or components that we purchase will be of adequate quality. We may experience delays in production of our Capstone MicroTurbine if we fail to identify alternate vendors, or any parts supply is interrupted or reduced or there is a significant increase in production costs, each of which could materially adversely affect our business and operations.



OUR RELOCATION INTO NEW FACILITIES COULD DISRUPT OUR OPERATIONS, WHICH COULD NEGATIVELY IMPACT OUR CASH FLOW



     We plan to relocate our corporate headquarters, sales, marketing and distribution centers and manufacturing facility beginning in the third quarter of 2000. This transition could disrupt our sales efforts and the manufacturing and distribution of our products, particularly if there are unforeseen delays or interruptions in our transition process. Any disruption in our ability to sell, produce or distribute our products could impede our business operations, resulting in reduced profitability.


OUR PRODUCTS INVOLVE A LENGTHY SALES CYCLE AND WE MAY NOT ANTICIPATE SALES LEVELS APPROPRIATELY, WHICH COULD IMPAIR OUR PROFITABILITY

     The sale of our products typically involves a significant commitment of capital by customers, with the attendant delays frequently associated with large capital expenditures. We are targeting, in part, customers in the utility industry, which generally commit to a larger number of products when ordering and which have a lengthy process for approving capital expenditures. We have also targeted the hybrid electric vehicle market, which requires a significant amount of lead time due to implementation costs incurred. For these and other reasons, the sales cycle associated with our products is typically lengthy and subject to a number of significant risks over which we have little or no control. We expect to plan our production and inventory levels based on internal forecasts of customer demand, which is highly unpredictable and can fluctuate substantially. If sales in any period fall significantly below anticipated levels, our financial condition and results of operations could suffer. In addition, our operating expenses are based on anticipated sales levels, and a high percentage of our expenses are generally fixed in the short term. As a result of these factors, a small fluctuation in timing of sales can cause operating results to vary from period to period.


WE FACE POTENTIAL SIGNIFICANT FLUCTUATIONS IN OPERATING RESULTS, WHICH COULD IMPACT STOCK PRICES



     A number of factors could affect our operating results and thereby impact our stock prices, including:



     - the timing of the introduction or enhancement of products by us or our competitors;



     - our reliance on a small number of customers;



     - the size, timing and shipment of individual orders;



     - market acceptance of new products;



     - customers delaying orders of our products because of the anticipated release of new products by us;



     - changes in our operating expenses, the mix of products sold, or product pricing;



     - the ability of our suppliers to deliver quality parts when we need them;



     - development of our direct and indirect sales channels;



     - loss of key personnel; and



     - general political and economic conditions that could lower demand for our products.



Because we are in the early stages of selling our products, with relatively few customers, we expect our order flow to continue to be uneven from period to period. Because a significant portion of our expenses are fixed, a small variation in the timing of recognition of revenue can cause significant variations in operating results from quarter to quarter.



POTENTIAL INTELLECTUAL PROPERTY, SHAREHOLDER OR OTHER LITIGATION MAY ADVERSELY IMPACT OUR BUSINESS



     Because of the nature of our business, we may face litigation relating to intellectual property matters, labor matters, product liability and shareholder disputes. Any litigation could be costly, divert management attention or result in increased costs of doing business. As an example, one of our shareholders asserted various fraud or misrepresentation claims against us and some of our present and former officers and directors arising out of representations which the shareholder alleged that we made in connection with our 1997 offering of Series E Preferred Stock. On May 4, 2000, we entered into a confidential settlement agreement with this shareholder whereby we agreed to pay a cash settlement and to reacquire 92.4% of his stock, with the remaining shares to be purchased by other parties. Although we intend to vigorously defend any future lawsuits, we cannot assure you that we would ultimately be successful. An adverse judgment could negatively impact the price of our common stock and our ability to obtain future financing on favorable terms or at all.



WE MAY BE EXPOSED TO PRODUCT LIABILITY OR OTHER TORT CLAIMS IF OUR PRODUCTS FAIL, WHICH COULD SUBJECT US TO LIABILITY AND ADVERSELY IMPACT OUR RESULTS OF OPERATIONS



     Potential customers will rely upon our products for critical energy needs. A malfunction or the inadequate design of our products could result in product liability or other tort claims. Our microturbines run at high speeds and high temperatures and use flammable fuels that are inherently dangerous substances. Accidents involving our products could lead to personal injury or physical damage. Although we attempt to reduce the risk of these types of losses through liability limitation clauses in our agreements, we cannot assure you that our efforts will effectively limit our liability. Any liability for damages resulting from malfunctions could be substantial and could materially adversely affect our business and results of operations. In addition, a well-publicized actual or perceived problem could adversely affect the market's perception of our products. This could result in a decline in demand for our products, which would materially adversely affect our financial condition and results of operations.


RISKS RELATING TO OUR INDUSTRY



OUR COMPETITORS WHO HAVE SIGNIFICANTLY GREATER RESOURCES THAN WE HAVE MAY BE ABLE TO ADAPT MORE QUICKLY TO NEW OR EMERGING TECHNOLOGIES OR TO DEVOTE GREATER RESOURCES TO THE PROMOTION AND SALE OF THEIR PRODUCTS, AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY



     Our competitors include several well established companies that have substantially greater resources than we have and that benefit from larger economies of scale and worldwide presence. Honeywell (Allied Signal), NREC (Ingersoll Rand), and Elliot/General Electric are domestically based competitors of Capstone who we believe have microturbines in various stages of development. We believe Honeywell (AlliedSignal) began to ship production microturbine units in March of 2000. In addition to these domestic microturbine competitors, Volvo-ABB have a joint venture in Europe to develop a microturbine. A number of other major automotive and industrial companies have in-house microturbine development efforts, including Toyota, Mitsubishi Heavy Industries, Turbo Genset and Williams International. We believe that all of these companies will eventually have products which will compete with our family of microturbines. Some of our competitors are currently developing and testing microturbines which they expect to produce greater amounts of power than the Capstone MicroTurbine, ranging from 75 kilowatts up to 350 kilowatts, and which may have longer useful lives than the Capstone MicroTurbine. Our Capstone MicroTurbine also competes with other existing technologies, including the electric utility grid, reciprocating engines, fuel cells, and solar and wind powered systems. Many of the competitors producing these technologies also have greater resources than we have. For instance, reciprocating engines are produced in part by Caterpillar, Detroit Diesel and Cummins. We cannot assure you that the market for distributed power generation products will not ultimately be dominated by technologies other than ours.



     Because of greater resources, some of our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than we can. We believe that developing and maintaining a competitive advantage will require continued investment by us in product development, manufacturing capability and sales and marketing. We cannot assure you that we will have sufficient resources to make the necessary investments to do so. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with whom we have strategic relationships. Accordingly, new competitors or alliances may emerge and rapidly acquire significant market share.



WE OPERATE IN A HIGHLY COMPETITIVE MARKET AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY DUE TO FACTORS OUTSIDE OF OUR CONTROL



     The market for our products is highly competitive and is changing rapidly. We believe that the primary competitive factors affecting the market for our products include:



     - operating efficiency;



     - reliability;



     - product quality and performance;



     - life cycle costs;



     - development of new products and features;



     - quality and experience of sales, marketing and service organizations;

     - availability and price of fuel;



     - product price;



     - name recognition; and



     - quality of distribution channels.



Several of these factors are outside our control. We cannot assure you that we will be able to compete successfully in the future with respect to these or any other competitive factors.



UTILITY COMPANIES COULD PLACE BARRIERS TO OUR ENTRY INTO THE MARKETPLACE AND WE MAY NOT BE ABLE TO EFFECTIVELY SELL OUR PRODUCT


     Utility companies commonly charge fees to industrial customers for disconnecting from the grid, for using less electricity, or for having the capacity to use power from the grid for back up purposes. These types of fees could increase the cost to our potential customers of using our systems and could make our systems less desirable, thereby harming our revenue and profitability.


WE DEPEND ON OUR INTELLECTUAL PROPERTY TO MAKE OUR PRODUCTS COMPETITIVE AND IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, OUR BUSINESS WILL SUFFER



     We rely on a combination of patent, trade secret, copyright and trademark law, and nondisclosure agreements to establish and protect our intellectual property rights in our products. At March 15, 2000, we possessed 24 United States patents and two international patents. In particular, we believe that our patents for our air-bearing systems and digital controller and our patent pending for our combustion systems are key to our business. We believe that, due to the rapid pace of technological innovation in turbine products, our ability to establish and maintain a position among the technology leaders in the industry depends on both our patents and other intellectual property and the skills of our development personnel. We cannot assure you that any patent, trademark, copyright or license owned or held by us will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to us or that any of our future patent applications will be issued with the scope of the claims asserted by us, if at all. Further, we cannot assure you that third parties or competitors will not develop technologies that are similar or superior to our technology, including our air bearing technology, duplicate our technology or design around our patents. Also, another party may be able to reverse engineer our technology and discover our intellectual property and trade secrets. We may be subject to or may initiate proceedings in the U.S. Patent and Trademark Office, which can require significant financial and management resources. In addition, the laws of foreign countries in which our products are or may be developed, manufactured or sold may not protect our products and intellectual property rights to the same extent as the laws of the United States. Our inability to protect our intellectual property adequately could have a material adverse effect on our financial condition or results of operations.



IF WE ARE FOUND TO INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WE MAY NOT BE ABLE TO PRODUCE OUR PRODUCTS OR MAY HAVE TO ENTER INTO COSTLY LICENSE AGREEMENTS



     Third parties may claim infringement by us with respect to past, current or future proprietary rights. In particular, Honeywell (AlliedSignal), Sundstrand and Solar Turbine Corporation have patents in areas related to our business and core technologies. Any infringement claim, whether meritorious or not, could be time-consuming, result in costly litigation or arbitration and diversion of technical and management personnel or require us to develop non-infringing technology or to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all, and could significantly harm our business and operating results. Litigation may also be necessary in the future to enforce our patent or other intellectual property rights, to protect our trade secrets, to determine the validity and scope of proprietary rights of others. For example, in 1997, we were involved in a dispute with Honeywell (Allied Signal) regarding various disputed intellectual property rights. We entered into a settlement agreement regarding these issues. These types of disputes could result in substantial costs and diversion of resources and could materially adversely affect our financial condition and results of operations.


WE OPERATE IN A HIGHLY REGULATED BUSINESS ENVIRONMENT AND CHANGES IN REGULATION COULD IMPOSE COSTS ON US OR MAKE OUR PRODUCTS LESS ECONOMICAL



     Our products are subject to federal, state, local and foreign laws and regulations, governing, among other things, emissions to air as well as laws relating to occupational health and safety. Regulatory agencies may impose special requirements for implementation and operation of our products (e.g. connection with the electric grid) or may significantly impact or even eliminate some of our target markets. We may incur material costs or liabilities in complying with government regulations. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations and requirements that may be adopted or imposed in the future. Furthermore, our potential utility customers must comply with numerous laws and regulations. The deregulation of the utility industry may also create challenges for our marketing efforts. For example, as part of electric utility deregulation, federal, state and local governmental authorities may impose transitional charges or exit fees which would make it less economical for some potential customers to switch to our products.



RISKS RELATING TO THIS OFFERING



A LARGE NUMBER OF SHARES OF OUR COMMON STOCK WILL BECOME AVAILABLE FOR SALE IN THE FUTURE, WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK


     The market price of our common stock could decline as a result of sales of a large number of shares in the market after this offering or the perception that these sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of our common stock.


     There will be 74,894,016 shares of common stock outstanding immediately after this offering. Of these shares, the shares sold by us in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by our affiliates, sales of which will be limited by Rule 144 under Securities Act. Holders of restricted shares generally will be entitled to sell these shares in the public market without registration either under Rule 144 or any other applicable
exemption under the Securities Act. The holders of                shares of
common stock have agreed not to sell those securities for 180 days after the date of this prospectus without the prior written consent of Goldman, Sachs & Co. Goldman Sachs may, however, in its sole discretion, release all or any portion of the securities subject to those lock-up agreements.



     The holders of approximately 55.1 million shares of common stock, all of which must comply with the lock-up agreements described above, have registration rights. If they exercise those rights, shares covered by a registration statement can be sold in the public market. We also intend to register shares of common stock that we have issued or may issue under our benefit plans or pursuant to option agreements. After that registration statement is effective, shares issued upon exercise of stock options to persons other than affiliates will be eligible for resale in the public market without restriction, which could adversely affect our stock price. Absent registration, those shares could nevertheless be sold, subject to limitations on the manner of sale. Sales by affiliates could also occur, subject to limitations, under Rule 144 of the Securities Act.



THERE IS NO ESTABLISHED TRADING MARKET FOR OUR COMMON STOCK, AND THE MARKET PRICE OF OUR COMMON STOCK MAY BE HIGHLY VOLATILE OR MAY DECLINE REGARDLESS OF OUR OPERATING PERFORMANCE


     There has not been a public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become. If you purchase shares of common stock in this offering, you will pay a price that was not established in the public trading markets. The initial public offering price will be determined by negotiations between the underwriters and us. You may not be able to resell your shares at or above the initial public offering price and may suffer a loss on your investment.


     The market price of our common stock is likely to be highly volatile. Factors that could cause fluctuation in the stock price may include, among other things;


     - actual or anticipated variations in quarterly operating results;

     - changes in financial estimates by securities analysts;

     - conditions or trends in our industry;

     - changes in the market valuations of other technology companies;

     - announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives;

     - capital commitments;

     - additions or departures of key personnel; and

     - sales of common stock.


     Many of these factors are beyond our control. These factors may cause the market price of our common stock to decline, regardless of our operating performance.


BECAUSE A SMALL NUMBER OF SHAREHOLDERS OWN A SIGNIFICANT PERCENTAGE OUR COMMON STOCK, THEY MAY CONTROL ALL MAJOR CORPORATE DECISIONS AND OUR OTHER SHAREHOLDERS MAY NOT BE ABLE TO INFLUENCE THESE CORPORATE DECISIONS


     Following this offering, our nine executive officers and directors will beneficially own approximately 32% of our outstanding common stock. In addition, three other investors will beneficially own approximately 18% of our outstanding capital stock after this offering. If these parties act together, they can elect all directors and approve actions requiring the approval of a majority of our shareholders. The interests of our management or these investors could conflict with the interests of our other shareholders.

                           FORWARD-LOOKING STATEMENTS

     We have made statements under the captions "Prospectus Summary", "Risk Factors", "Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere in this prospectus that are forward-looking statements. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe", "estimate" and "continue" or similar words. Forward-looking statements may also use difference phrases. Forward-looking statements address, among other things:

     - our future expectations;

     - projections of our future results of operations or of our financial condition; and

     - other "forward looking" information.

     We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or which we do not fully control that could cause actual results to differ materially from those expressed or implied by our forward-looking statements, including:


     - changes in general economic and business conditions and in the technology industry in particular;



     - changes in our business strategies;


     - product development delays;


     - future levels of government funding; and


     - other factors discussed under "Risk Factors" and elsewhere.

                                USE OF PROCEEDS


     We estimate that the net proceeds to us from the sale of 8,333,333 shares of our common stock in this offering will be $91.0 million, at an assumed initial public offering price of $12.00 per share, after deducting the estimated underwriting discounts and commissions and our estimated offering expenses. We estimate that our total net proceeds of $91.0 million will be used as follows:



     - approximately $22.0 million will be used for purchasing tooling and manufacturing equipment;



     - approximately $18.0 million will be used for expanding sales and marketing activities;



     - approximately $30.0 million will be used for continuing product development efforts;



     - approximately $11.0 million will be paid to Fletcher Challenge Limited as part of a buyback of marketing rights;



     - approximately $10.0 million will be used for general corporate purposes, which may include working capital, funds for operations, research and product development, market development, capital expenditures and potential acquisitions.



     Pending their use, we will invest these proceeds in short-term government-backed securities. We do not currently have any planned material acquisitions. Although we currently intend to use the proceeds as set forth above, management has broad discretion to vary the uses as it deems fit.


                                DIVIDEND POLICY


     We have never declared or paid any dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any dividends.


     Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION


     The following table sets forth our actual, pro forma, and pro forma as adjusted capital lease obligations, long-term debt and total capitalization at March 31, 2000. Our pro forma capitalization gives effect to:



     - the conversion of all outstanding shares of preferred stock into 53,242,923 shares of common stock upon the consummation of this offering.



     Our pro forma, as adjusted capitalization gives effect to:



     - the issuance and sale of the 8,333,333 shares of common stock offered by us in this offering;



     - the application of the estimated net proceeds from the sale of our common stock payable to us based on an initial public offering price of $12.00 per share and after deducting underwriting fees and estimated offering expenses.



                                                                         MARCH 31, 2000
                                                              ------------------------------------
                                                                                       PRO FORMA,
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              ---------   ----------   -----------
                                                                   (in thousands, unaudited)
Capitalized lease obligations...............................  $   6,458   $   6,458     $   6,458
Long-term debt..............................................          0           0             0
Redeemable preferred stock,.................................    416,407           0             0
Stockholders' (deficiency)/equity:
  Common stock..............................................          5          58            66
  Additional paid-in capital................................          0     423,037       514,029
  Accumulated deficit.......................................   (285,689)   (285,689)     (285,689)
                                                              ---------   ---------     ---------
    Total stockholders' (deficiency)/equity.................   (285,684)    137,406       228,406
                                                              ---------   ---------     ---------
      Total capitalization..................................  $ 137,181   $ 143,864     $ 234,864
                                                              =========   =========     =========


---------------


Our pro forma capitalization and pro forma, as adjusted capitalization set forth above exclude:



- 1,579,642 shares issuable upon exercise of stock options that are currently issued, outstanding and exercisable within 60 days of March 31, 2000, plus an additional 4,063,108 shares issuable upon exercise of stock options that are currently issued and outstanding, plus an additional 4,627,678 shares reserved for issuance in connection with future stock options and other incentive plans.



- 7,201,437 shares issuable upon exercise of common stock warrants, all of which terminate at the consummation of a firm commitment underwritten public offering.



- 865,088 shares issuable upon exercise of preferred stock warrants, of which all but 55,200 terminate at the consummation of a firm commitment underwritten public offering.

                                    DILUTION


     Our pro forma net tangible book value as of March 31, 2000 was $117.3 million, or $2.23 per share. Our pro forma net tangible book value per share is determined by subtracting the total amount of our liabilities from the total amount of our tangible assets and dividing the remainder by the number of shares of our common stock outstanding immediately prior to this offering. The pro forma net tangible book value per share after this offering will be $3.05. Therefore, purchasers of shares of common stock in this offering will realize immediate dilution of $8.95 per share. The following table illustrates this dilution.



Assumed initial public offering price per share.............           $12.00
  Net tangible book value per share before this offering....  $2.23
  Increase per share attributable to this offering..........  $0.82
Pro forma tangible book value per share after this
  offering..................................................           $ 3.05
Dilution per share to new investors.........................           $ 8.95



     The following table presents, as of March 31, 2000 and utilizing an initial public offering price of $12.00 per share, for our existing shareholders and our new investors:



     - the number of shares of our common stock purchased from us;


     - the total cash consideration paid; and


     - the average price per share paid by the existing holders of common stock immediately prior to this offering.



                                                      SHARES PURCHASED TOTAL CONSIDERATION
                                                ------------------------------------------------    AVERAGE PRICE
                                                  NUMBER      PERCENT       AMOUNT       PERCENT      PER SHARE
                                                ----------    -------    ------------    -------    -------------
Existing shareholders.........................  66,560,683      88.9%    $282,862,000      73.9%       $ 4.25
New investors.................................   8,333,333      11.1      100,000,000      26.1         12.00
                                                ----------     -----     ------------     -----        ------
  Total.......................................  74,894,016     100.0%    $382,862,000     100.0%       $ 5.11
                                                ==========     =====     ============     =====        ======


     The table excludes:


     - up to 1,250,000 shares of common stock that may be issued by us pursuant to the underwriters' overallotment option;



     - 1,357,148 shares of common stock issuable upon exercise of stock options that are currently issued, outstanding and exercisable as of March 31, 2000;



     - 4,073,297 shares of common stock issuable upon exercise of stock options that are currently issued and outstanding at March 31, 2000.



     - 665,453 shares of common stock available for future grant under our stock option plan as of March 31, 2000; and



     - 900,000 shares of common stock reserved for purchase after this offering under our employee stock purchase plan.


     To the extent these shares are issued, there will be further dilution to new investors. See "Management" and the notes to our financial statements included elsewhere in this prospectus.

                       SELECTED HISTORICAL FINANCIAL DATA


     The selected financial data shown below for, and as of the end of, each of the years in the five-year period ended December 31, 1999, have been derived from the audited financial statements of Capstone. The income statement data for the years ended December 31, 1998 and 1999 and the balance sheet data at December 31, 1998 and 1999 have been derived from financial statements that have been audited by Deloitte & Touche LLP, independent auditors. The income statement data for the years ended December 31, 1995, 1996, and 1997 and the balance sheet data at December 31, 1995, 1996 and 1997 have been derived from financial statements that have been audited by other independent auditors. The selected financial data as of and for the quarters ended March 31, 1999 and 2000 are derived from unaudited financial statements which appear elsewhere in this prospectus. In the opinion of management, the unaudited financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, which are only normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for the unaudited periods. The historical results are not necessarily indicative of the operating results to be expected in the future. The selected financial data should be read in conjunction with "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus for the statement of operations for the years ended December 31, 1997, 1998, 1999 and the quarters ended March 31, 1999 and 2000 and for the balance sheet data at December 31, 1998 and 1999.



                                                                                                                 QUARTER ENDED
                                                                       YEAR ENDED DECEMBER 31,                     MARCH 31,
                                                         ---------------------------------------------------   -----------------
                                                          1995       1996       1997       1998       1999      1999      2000
                                                         -------   --------   --------   --------   --------   -------   -------
                                                            (in thousands, except for per share amounts)
STATEMENT OF OPERATIONS:
Total revenues.........................................  $   920   $  1,462   $  1,623   $     84   $  6,694   $   222   $ 3,746
Cost of goods sold.....................................      199      2,179      8,147      5,335     15,629     1,233     5,124
                                                         -------   --------   --------   --------   --------   -------   -------
 Gross profit (loss)...................................      721       (717)    (6,524)    (5,251)    (8,935)   (1,011)   (1,378)
Operating costs and expenses:
 Research and development..............................    4,796      8,599     13,281     19,019      9,151     2,264     2,441
 Selling, general and administrative...................    1,878      3,585     10,946     10,257     11,191     2,502     4,333
                                                         -------   --------   --------   --------   --------   -------   -------
 Income (loss) from operations.........................   (5,953)   (12,901)   (30,751)   (34,527)   (29,277)   (5,777)   (8,152)
   Net income (loss)...................................  $(5,957)  $(12,595)  $(30,553)  $(33,073)  $(29,530)  $(5,785)  $(7,760)
                                                         =======   ========   ========   ========   ========   =======   =======
   Net income (loss) per share of common stock -- basic
     and diluted.......................................  $ (4.87)  $  (8.97)  $ (18.82)  $ (17.76)  $ (24.53)  $ (2.91)  $(37.28)
                                                         =======   ========   ========   ========   ========   =======   =======



                                                                                                                 QUARTER END
                                                                 ACTUAL YEAR END DECEMBER 31,                     MARCH 31,
                                                     -----------------------------------------------------   --------------------
                                                       1995       1996       1997       1998       1999        1999       2000
                                                     --------   --------   --------   --------   ---------   --------   ---------
                                                                              (in thousands)
BALANCE SHEET DATA:
Cash and cash equivalents..........................  $    525   $  1,464   $ 44,563   $  4,943   $   6,858   $  8,539   $ 122,381
Working capital....................................       255      1,773     41,431      6,919       6,294     14,120     117,400
Total assets.......................................     1,351      6,820     56,989     25,770      36,927     29,535     162,066
Capital lease obligations..........................        --        846      1,885      4,449       5,899      4,542       6,458
Long-term debt.....................................        --         --         --         --          --         --          --
Redeemable preferred stock.........................    11,242     25,975     99,720    101,624     156,469    114,734     416,407
Stockholders' (deficiency)/equity..................   (11,371)   (24,176)   (56,057)   (91,151)   (144,225)   (96,199)   (285,684)
                                                     --------   --------   --------   --------   ---------   --------   ---------
Total liabilities and stockholders' equity.........  $  1,351   $  6,820   $ 56,989   $ 25,770   $  36,927   $ 29,535   $ 162,066
                                                     ========   ========   ========   ========   =========   ========   =========

     The following pro forma balance sheet data reflects the conversion of preferred stock upon completion of the offering. The pro forma, as adjusted, balance sheet data at March 31, 2000 reflects our receipt of the estimated net proceeds from the sale of 8,333,333 million shares of common stock in this offering (at an assumed initial public offering price of $12.00 per share), less underwriting fees, estimated expenses and the application of the estimated net proceeds.



                                                                   QUARTER END MARCH 31, 2000
                                                              -------------------------------------
                                                                                        PRO FORMA,
                                                               ACTUAL      PRO FORMA    AS ADJUSTED
                                                              ---------    ---------    -----------
                                                                  (in thousands and unaudited)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 122,381    $122,381      $202,381
Working capital.............................................    117,400     117,400       197,400
Total assets................................................    162,066     162,066       253,066
Capital lease obligations...................................      6,458       6,458         6,458
Long-term debt..............................................         --          --            --
Redeemable preferred stock..................................    416,407          --            --
Stockholders' (deficiency)/equity...........................   (285,684)    137,406       228,406
                                                              ---------    --------      --------
Total liabilities and stockholders' equity..................  $ 162,066    $162,066      $253,066
                                                              =========    ========      ========


---------------


The pro forma balance sheet data and the pro forma, as adjusted balance sheet data, at March 31, 2000, exclude:



- 1,579,642 shares issuable upon exercise of stock options that are currently issued, outstanding and exercisable within 60 days of March 31, 2000, plus an additional 4,063,108 shares issuable upon exercise of stock options that are currently issued and outstanding, plus an additional 4,627,678 shares reserved for issuance in connection with future stock options and other incentive plans.



- 7,201,437 shares issuable upon exercise of common stock warrants, all of which terminate at the consummation of a firm commitment underwritten public offering.



- 865,088 shares issuable upon exercise of preferred stock warrants, of which all but 55,200 terminate at the consummation of a firm commitment underwritten public offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     Capstone is the first company to produce commercially available distributed power generation systems using microturbine technology. Our products are derived from over 300 man-years of research and development, supported by over $260 million in private-equity investment. Since inception through March 31, 2000, we generated cumulative operating losses of approximately $124 million and we expect to continue to sustain operating losses through fiscal year 2001.



     From our founding in 1988 through 1998, we focused primarily on research and development, culminating with the commercial release of our Model 330. With commercial sales beginning in December 1998 and increasing to over 200 units in 1999, our focus has shifted beyond research and development to commercial production. We are developing, manufacturing and marketing microturbine technology for use in stationary distributed power generation, combined heat and power generation, resource recovery, hybrid electric vehicle and other power and heat applications. In order to achieve our goals we will expand our sales and marketing activities by hiring additional sales staff and entering into new distribution agreements. We intend to achieve long-run profitability through production efficiencies and economies of scale. Specifically, we are consolidating our administrative and production operations into one building, we are entering into new supplier contracts to reduce overall unit costs, and we are developing new higher profit margin products.



     Since the commercial release of the Capstone MicroTurbine, demand has continued to grow and we anticipate that it will accelerate as successful results from customers and new applications are recognized in the distributed generation market. To accommodate increased demand, we are increasing the scale of our operations, including hiring additional personnel, which will result in higher operating expenses. We believe increasing the scale of our operations will enable us to realize accelerated revenue growth. As a result of our expansion, the anticipated increase in our operating expenses and the difficulty in forecasting revenue levels, we expect to continue to experience fluctuations in our results of operations. See "Risk Factors".



     We currently sell complete microturbine units, subassemblies and components that can be fueled in part by natural gas, propane, sour gas, kerosene and diesel. We will continue investing significant resources to develop new products and enhancements, including enhancements that enable greater kilowatt power production, additional fuel capabilities and additional distributed power generation solutions such as co-generation applications. Our new products should achieve increased manufacturing efficiencies by utilizing our existing technology to allow us to command higher unit prices while keeping costs relatively low.


RESULTS OF OPERATIONS


QUARTER ENDED MARCH 31, 2000 COMPARED TO QUARTER ENDED MARCH 31, 1999



     Revenues



     Revenues for the quarters ended March 31, 2000 and 1999 were derived from unit sales for commercial applications. All of our sales are based on our standard 30 kilowatt unit, which is a modular unit that is manufactured in order to accommodate the customer specific application and fuel type. Many of our sales are made to large, well-positioned energy service providers that distribute our products individually or in conjunction with their own power solutions. Revenues increased $3.5 million to $3.7 million for the quarter ended March 31, 2000 from $222,000 for the quarter ended March 31, 1999. Unit shipments increased by 119 to 126 units for the quarter ended March 31, 2000 from 7 units for the quarter ended March 31, 1999. Our backlog of orders at March 31, 2000 was 601 units.

     Gross Profit (Loss)



     Cost of goods sold includes direct material costs, assembly and testing, compensation and benefits, overhead allocations for facilities and administration and warranty reserve charges. Our gross loss increased $367,000, or 36%, to ($1.4) million for the quarter ended March 31, 2000 from a loss of ($1.0) million for the quarter ended March 31, 1999. Costs for replacement of systems under warranty are charged against our warranty reserve, which is accrued through charges to costs of goods sold. The warranty reserve charge increased $1.2 million to $1.4 million for the quarter ended March 31, 2000 from $173,000 for the quarter ended March 31, 1999 due to the increase in unit shipments. Warranty charges on a per unit basis decreased as we reduced our warranty charge based on our actual warranty loss experience. With respect to unit costs, we anticipate component costs to decline as we attain better economies of scale for purchased components and greater production efficiencies from a larger manufacturing facility.



     Research and Development



     Research and development expenses includes compensation, the engineering department overhead allocations for administration and facilities, and material costs associated with development. In addition to research and development expenses on existing products, we have expenses associated with the next generation production units and associated components. Research and development expenses increased $177,000, or 8%, to $2.4 million for the quarter ended March 31, 2000 from $2.3 million for the quarter ended March 31, 1999. The primary cause of the increase is attributable to work performed on new products.



     Selling, General and Administrative



     Selling, general and administrative expenses include compensation and related expenses in support of our general corporate functions, which include human resources, finance and accounting, information systems and legal services. Sales, general and administrative expenses increased $1.8 million, or 73%, to $4.3 million in 2000 from $2.5 million for the 1999 quarter. The increase was primarily attributable to higher overhead associated with supporting the growth in the company and higher expenses associated with expanding our sales and marketing efforts. In support of our growth, we anticipate certain one-time costs of approximately $2.0 million associated with consolidating facilities in the second and third quarters of fiscal year 2000. These costs include moving expenses, general leasehold improvements, new computer equipment, and production equipment. The consolidation to the new facility will decrease aggregate monthly rents by $6,000.



     Interest and Other Income (Expense)



     Interest and other income (expense) consists primarily of interest income earned on our cash and cash equivalents and interest charges in connection with our capital leases. Interest and other income (expense) increased $400,000 to $393,000 for the quarter ended March 31, 2000 from ($7,000) for the quarter ended March 31, 1999. The increase was primarily attributable to the higher interest income earned on larger average investment balances, partially offset by higher interest expense on larger outstanding capital lease balances.



YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998



     Revenues



     Revenues in 1999 increased $6.6 million to $6.7 million from $84,000 for 1998. Commercial sales began in December of 1998, and 1999 was the first complete fiscal year that commercial units were available. During 1999, we shipped 211 units on customer orders totaling 521 units. Our backlog of orders at December 31, 1999 was 310 units.

     Gross Profit (Loss)


     In 1999, our gross loss increased $3.6 million, or 70%, to ($8.9) million for 1999 from a loss of ($5.3) million for 1998. The warranty reserve charge increased $2.4 million to $2.6 million for 1999 from $261,000 for 1998 primarily due to the increase in units shipped from three in 1998 to 211 in 1999. As of December 31, 1999, a warranty reserve of approximately $3.2 million had been accrued. The increases in warranty reserve charges were partially offset by decreased inventory writedowns. In 1998, the Company recognized a charge of $4.2 million to writedown inventory to its estimated net realizable value. There was no similar charge in 1999. Additionally, the provision for inventory obsolescence increased $439,000, or 64% to $1.1 million in 1999 from $681,000 in 1998.


     Research and Development


     Research and development expenses decreased $9.9 million, or 52%, to $9.1 million for 1999 from $19.0 million for 1998. With the beginning of commercial production in 1999, a substantial portion of overhead allocable to research and development decreased along with other general research and development expenses associated with hardware and design. We intend to continue to invest resources for the development of new systems and enhancements, including higher power microturbines, expanded operating features, multi-fuel capabilities, and related software. We expect that research and development expenses in 2000 will increase significantly over those incurred in 1999.


     Selling, General and Administrative


     Sales, general and administrative expenses increased $934,000, or 9%, to $11.2 million for 1999 from $10.3 million for 1998. This increase resulted primarily from higher compensation and overhead expenses associated with our general growth including the development of our sales and marketing division. At December 31, 1999 we had 156 full-time employees, up from 115 at December 31, 1998. The growth in employees was primarily in operations which added 26 people and sales, general and administrative which added 13 people.


     Interest and Other Income (Expense)


     Interest and other income (expense) decreased $1.7 million, or 117%, to ($252,000) for 1999 from $1.5 million for 1998. This decrease was due to lower interest earned on lower average investment balances available during 1999. In addition, higher outstanding capital lease balances resulted in higher interest expense charges.


     Income Tax Provision


     At December 31, 1999, we had federal and state net operating loss carryforwards of approximately $105.7 million and $88.2 million, respectively, which may be utilized to reduce future federal taxable income through the year 2019, subject to limitations. Under the Tax Reform Act of 1996, the amounts of and benefit from net operating losses are subject to an annual limitation due to the ownership change limitations. We have provided a valuation allowance for 100% of our net deferred tax asset of $51.0 million at December 31, 1999.


YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997


     Revenues



     Revenues in 1998 and 1997 were derived from unit sales and contract revenues. Unit sales were primarily pre-commercial units delivered to customers for testing applications and integration into their own systems, while contract revenues were derived from reimbursements for government sponsored programs associated with engineering research and development. Sales decreased $1.5 million, or 95%, to $84,000 for 1998 from $1.6 million for 1997. Revenues in 1997 consisted of 40 units sold for new pre-commercial testing applications. Once we had a sufficient number of these pre-commercial units running, we reduced new shipments to monitor and improve the performance of those units. As a result, we only shipped three units in the first eleven months of 1998. Following the completion of our testing, we began selling commercial units in December 1998.


     Gross Profit (Loss)


     In 1998, gross loss decreased $1.3 million, or 20%, to ($5.3) million for 1998 from ($6.5) million for 1997. The warranty reserve charge decreased $898,000 to $261,000 for 1998 from $1.2 million for 1997 primarily due to the decrease in units shipped from 40 in 1997 to three in 1998. Additionally, the provision for inventory obsolescence decreased $3.2 million, or 83% to $681,000 in 1998 from $3.9 million in 1997. During 1998, we recognized a charge of $4.2 million to writedown inventory to its net realizable value. The writedown was due to a significant increase in the cost of a component part during 1998 which resulted in inventory cost exceeding the estimated net realizable value. The related vendor contract has since been renegotiated and no similar writedown is anticipated.


     Research and Development


     Research and development expense increased $5.7 million, or 43%, to $19.0 million for 1998 from $13.3 million for 1997. The increase in 1998 resulted primarily from expanded research and development efforts to initiate commercial development. In addition, lower hardware expenses were offset by higher engineering compensation costs.


     Selling, General and Administrative


     Sales, general and administrative expenses decreased $689,000, or 6%, to $10.3 million for 1998 from $10.9 million for 1997. This decrease is primarily a result of higher shared cost expenses allocated to the engineering and production cost centers rather than to general and administrative cost centers. Shared costs expenses are allocated based on cost center personnel counts. The decrease was partially offset by higher compensation and facility expenses.


     Interest and Other Income (Expense)


     Interest and other income (expense) increased $1.3 million to $1.5 million for 1998 from $199,000 for 1997. This increase resulted primarily from $564,000 in higher interest income from higher average investment balances due to the timing of funds received in an equity issuance.


QUARTERLY RESULTS OF OPERATIONS AND SEASONALITY


     The following table presents unaudited quarterly financial information for the nine quarters ended March 31, 2000. This information was prepared in accordance with generally accepted accounting principles, and, in the opinion of management, contains all adjustments necessary for a fair presentation of such quarterly information when read in conjunction with the financial statements included elsewhere herein. As we increase commercial production, our operating results for any prior quarters may not necessarily indicate the results for any future periods.


                                                1998                                     1999                     2000
                               --------------------------------------   --------------------------------------   -------
                                FIRST    SECOND     THIRD     FOURTH     FIRST    SECOND     THIRD     FOURTH     FIRST
                               QUARTER   QUARTER   QUARTER   QUARTER    QUARTER   QUARTER   QUARTER   QUARTER    QUARTER
                               -------   -------   -------   --------   -------   -------   -------   --------   -------
                                                                    (in thousands)
Total revenues...............  $    30   $     8   $    --   $     46   $   222   $   334   $   759   $  5,379     3,746
Costs of goods sold..........       60        36       104      5,135     1,233     1,347     1,990     11,059     5,124
                               -------   -------   -------   --------   -------   -------   -------   --------   -------
  Gross profit (loss)........      (30)      (28)     (104)    (5,089)   (1,011)   (1,013)   (1,231)    (5,680)   (1,378)
Operating costs and expenses:
  Research and development...    4,089     3,872     6,523      4,535     2,264     2,158     2,259      2,470     2,441
  Selling, general and           2,209     2,173     3,291      2,584     2,502     2,568     2,748      3,373     4,333
    administrative...........
                               -------   -------   -------   --------   -------   -------   -------   --------   -------
  Income (loss) from            (6,328)   (6,073)   (9,918)   (12,208)   (5,777)   (5,739)   (6,238)   (11,523)   (8,152)
    operations...............
  Net income (loss)..........  $(5,726)  $(5,640)  $(9,609)  $(12,098)  $(5,785)  $(5,825)  $(6,253)  $(11,667)  $(7,760)
                               =======   =======   =======   ========   =======   =======   =======   ========   =======



     The increase in cost of goods sold in the fourth quarter of 1998 is primarily the result of a $4.2 million charge to writedown inventory to its net realizable value. The increase in sales, and respective cost of goods sold, in the third and fourth quarters of 1999 resulted from our increased sales efforts to bring our commercial units to market.


LIQUIDITY AND CAPITAL RESOURCES


     Our cash requirements depend on many factors, including our product development activities, our production expansion and our commercialization efforts. We expect to devote substantial capital resources to continue the development of our sales and marketing programs, to hire and train production staff, and to expand our research and development activities. We intend to incur approximately $2.0 million of expenditures in connection with relocating to our new facility and making tenant improvements. We believe that our current cash balances and the net proceeds from this offering will provide us with sufficient capital to fund operations at least through 2001.



     We have financed our operations primarily through private equity offerings. We raised $125.6 million through December 31, 1999 and an additional $137.5 million in February 2000. Our primary cash requirements have been to fund research and development, capital expenditures and production costs. Net cash used in operating activities was $24.5 million, $36.2 million, and $25.7 million for 1999, 1998 and 1997 and $2.0 million for the first quarter of 2000. Proceeds from the issuances of preferred and common stock are currently held in government securities to provide liquidity for operations. In addition, we use capital lease commitments to sell and leaseback various fixed assets.



     We have a commitment letter in place with Transamerica Business Credit Corporation in which Transamerica extends to us a lease line of up to $10.0 million to lease equipment, including manufacturing equipment, machine tools, furniture and computer related equipment. We also have a leasing arrangement with Finova Capital whereby we utilized a $2.0 million equipment lease line. Pursuant to these arrangements, as of December 31, 1999, we have $4.9 million outstanding under our lease line with Transamerica, $1.0 million outstanding to Finova and $22,000 outstanding to other leasing institutions. As of March 31, 2000, we have $5.3 million outstanding under our lease line with Transamerica, $823,000 outstanding to Finova and $19,000 outstanding to other leasing institutions.



     At December 1999, we had commitments of $132.0 million with Solar Turbines under a long-term purchase agreement for components and subassembly units which expires August 2007.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

FOREIGN CURRENCY


     We currently develop products in the United States and market our products in North America, Europe and Asia. As a result, factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets could affect our financial results. As all of our sales and supplies are currently made in U.S. dollars, we do not utilize foreign exchange contracts to reduce our exposure to foreign currency fluctuations. We also have no foreign currency translations in our reported financial statements. In the future, as our customers and vendor bases expand, we anticipate that we will enter into transactions that are denominated in foreign currencies.


INTEREST

     We have no long-term debt outstanding and do not use any derivative instruments.

INFLATION


     We do not believe that inflation has had a material effect on our financial position or results of operations during the past three years. However, we cannot predict the future effects of inflation, including interest rate fluctuations and market fluctuations.


IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instrument and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments. It requires the recognition of all derivatives as either assets or liabilities in the statement of position and measurement of the instruments at fair value. We are required to adopt SFAS No. 133, as amended by Financial Accounting Standards Board Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133") on January 1, 2001 and we are currently evaluating the impact on the financial statements.

                                    BUSINESS


     Capstone develops, designs, assembles and sells Capstone MicroTurbines for worldwide applications in the multibillion dollar markets for distributed power generation (on-site power production) and hybrid electric vehicles (vehicles that combine the primary source battery with an auxiliary power source, such as a microturbine to enhance performance). We are the first company to offer a proven, commercially available power source using microturbine technology. The Capstone MicroTurbine is a state-of-the-art system that produces approximately 30 kilowatts of electricity for commercial and small industrial users. Our microturbine combines patented air-bearing technology, advanced combustion technology and sophisticated power electronics to produce an efficient and reliable electricity and heat production system that requires little on-going maintenance. Also, because of our advanced technology, our microturbines can operate by remote control and can use a broad range of gaseous and liquid fuels in an environmentally friendly manner.



     We are the leading worldwide developer and supplier of microturbine technology. As of March 31, 2000 we had shipped 338 commercial units on 939 orders, creating a backlog of 601 units. Additionally, as of March 31, 2000 there were approximately 1,500 units that customers had contracted to acquire under arrangements that extend up to three years. For some of these units, the customer must make a nonrefundable prepayment of the total cost of a unit required to be purchased or be liable for full payment of the unit. For the remaining units, the customer must make a non-refundable downpayment. We expect our next model, a 60+ kilowatt system, to be commercially available by the third quarter of 2000. We believe stationary applications for our microturbines, both independent of or connected to the electric utility grid, are extremely broad. The primary stationary markets that we intend to target include:



     - resource recovery -- using natural gas that is otherwise flared or vented (burned or released directly into the atmosphere) to produce power;


     - combined heat and power -- using both electricity and heat (for example, for space heating air conditioning, and chilling water) to maximize use of available energy;


     - standby/backup power -- providing a reliable backup power supply for increasingly electricity-dependent enterprises; and


     - peak shaving -- self-generation during hours when electricity prices spike.


     We also have applied our technology to hybrid electric vehicles such as buses and industrial use vehicles. Capstone MicroTurbine subassemblies are currently used in buses operating in Los Angeles, Atlanta, Nashville and Tempe, and in tunnel carts and garbage trucks currently being deployed in Japan.


     Since our microturbine systems and subassemblies can be used as a power source within larger energy "solutions" for our customers, we envision our distributors and end users developing more applications over time. Our marketing strategy includes partnering with major corporations with strong connections to local markets. Where appropriate, primarily in resource recovery applications, we intend to sell directly to the end user.

OUR PRODUCT


     The Capstone MicroTurbine is a compact, environmentally friendly generator of electricity and heat. It operates on the same principle as a jet engine but can use a variety of commercially available fuels, such as natural gas, diesel, kerosene and propane, as well as previously unusable or underutilized fuels including low btu gas (gas with low energy content) and sour gas (gas with a high amount of sulfur). The small size and relative lightweight modular design allows for easy transportation and installation with minimal site preparation.

     The Capstone MicroTurbine incorporates three major design features:

     - patented air-bearing technology;

     - digital power electronics; and

     - advanced combustion technology.


     The air-bearing system allows the Capstone MicroTurbine's single moving component to produce power without the need for typical petroleum-based lubrication. Air-bearings use a high-pressure field of air rather than petroleum lubricants, which reduces maintenance attributable to oil changes and lubricating bearings and improves reliability. Air-bearings also eliminate product malfunctions caused by the extreme build-up of heat on metal parts when conventional lubricants fail or run out from failure to lubricate. The digital power controller manages a number of critical functions and monitors over 200 features of the microturbine. The digital power controller optimizes performance, resulting in lower emissions, higher reliability and consistent efficiency over a variable power demand range.



     Approximately the size of a large refrigerator, our Model 330 generates approximately 30 kilowatts of electrical power (enough power to power a convenience store) and approximately 300,000 kilojoules per hour of heat (enough energy to heat 20 gallons of water per minute with a 20 degree heat rise). We have the ability to vary and modify our basic microturbine model to accommodate a variety of applications and needs. The Capstone Microturbine can operate:


     - connected to the electric utility grid;

     - on a stand-alone basis; or

     - in dual mode, where the microturbine operates connected to the grid or, when the grid is unavailable, the microturbine automatically disconnects itself from the grid and operates on a stand-alone basis.


     We offer various accessories including rotary gas compressors with digital controls, batteries with digital controls for stand-alone or grid-connected operations, packaging options, and miscellaneous parts such as frames, exhaust ducting and installation hardware, if required. We also sell microturbine components and subassemblies.



     Our microturbine systems have accumulated over 300,000 hours of operation under varying climates and operating conditions. Our product has a target availability of 98% (i.e. the unit will be available to operate 98% of any given year). Our microturbines have often achieved this availability target when using high pressure natural gas, and we are working to achieve this availability target across all of our units and for other fuel sources.


     We expect our next microturbine system, a 60+ kilowatt unit, to be available for commercial sales in the third quarter of 2000.

PRODUCT DEVELOPMENT



     We have spent more than ten years and 300 man years of research and development to create a reliable, efficient generating system with broad fuel capabilities and power applications. Some of our important milestones and noticeable accomplishments include:



            DATE                                      MILESTONE
            ----                                      ---------
1988........................  Capstone was organized to develop small single shaft gas turbines for heat and electricity generation applications
                              in vehicles
1993........................  Ben Rosen, chairman of Compaq, and brother Harold Rosen, vice president of Hughes Aircraft, invested which resulted in a focus on microturbines for vehicle applications
1994........................  Expanded development of microturbines for stationary distributed generation applications
1995........................  Shipped first prototype microturbine to customers
1996........................  Developed second generation microturbine and began field testing
1997........................  First installation of a Capstone MicroTurbine subassembly set in a hybrid electric bus
                              First microturbine subassembly operated with compressed
                              natural gas in a hybrid electric vehicle
                              Began development of the digital power controller
1998........................  Shipped first commercial product, the Model 330
1999........................  Achieved the ability to operate in stand-alone and dual mode and to burn sour gas
                              Had approximately $7 million in revenue with 211 systems
                              shipped and over 150 employees
2000........................  Completed development of software which allowed for scalability


TARGET MARKETS

STATIONARY POWER APPLICATIONS

     Worldwide stationary power generation applications vary from huge central stationary generating facilities, above 1,000 megawatts, down to back-up uses below 10 kilowatts. Historically, power generation in most developed countries such as the United States has been part of a regulated system. A number of developments related primarily to the deregulation of the industry as well as significant technology advances has broadened the range of power supply choices to customers. We believe our microturbine will be used in a variety of innovative electric power applications requiring less than 2 megawatts and more immediately in those requiring less than 300 kilowatts. Capstone has identified several markets with characteristics that we believe would value our inherently flexible, distributed electricity generating system. Stationary power applications for the Capstone MicroTurbine include:

     - resource recovery;

     - combined heat and power;

     - backup and standby power and peak shaving; and

     - other stationary power sources

     Each of these markets will adopt our products at different rates depending upon several factors. We believe the resource recovery market generally and the combined heat and power market in Japan have properties that are conducive to the rapid acceptance of our microturbines. However, the combined heat and power market in North America as well as the backup and standby power and peak shaving markets will take longer to penetrate due to changing competitive conditions and the deregulating electric utility environment.

      Resource Recovery


     On a worldwide basis there are thousands of locations where the production of fossil fuels and other extraction and production processes creates fuel byproducts which traditionally have been vented or flared (burned into the atmosphere). The Capstone MicroTurbine can burn these waste gases with minimal emissions thereby avoiding the imposition of penalties incurred for pollution, while simultaneously producing electricity for use in the oil fields themselves. Our Model 330 has demonstrated effectiveness in this application. The unit outperforms conventional combustion engines in a number of circumstances, including when the gas contains a high amount of sulfur.



     During 2000, we expect a substantial portion of our units sold into the resource recovery market to be used at oil and gas exploration and production sites. We have also identified gas released from landfills and gas produced from sludge digestion as well as seam gas from coal deposits as near term target markets for our product. As of March 31, 2000 Interstate Detroit Diesel has ordered 108 microturbines, of which we have shipped 50 units, for use in seam gas recovery from coal deposits.


      Combined Heat and Power

     Combined heat and power is an extensive market that seeks to use both the heat energy and electric energy produced in the generation process. Using the heat and electricity created from a single combustion process increases the efficiency of the system from 30% to 70% or more. The increased operating efficiency reduces overall emissions and, through displacement of other separate systems, reduces variable production costs. The most prominent uses of heat energy include space heating and air conditioning, heating and cooling water, as well as drying and other applications.


     There are substantial existing markets for combined heat and power applications in western Europe, Japan, and other parts of Asia, in addition to an emerging market in North America. Many governments have encouraged more efficient use of the power generation process to reduce pollution and the cost of locally produced goods. Japan, which has some of the highest electric power costs in the world, has been particularly active in exploring innovative ways to improve the efficiency of generating electricity. To access this market, we have entered into agreements with various distributors including Takuma, which has engineered a combined heat and power package that utilizes the hot exhaust air of the microturbine for heating water.


     We believe that the Capstone MicroTurbine provides an economic solution in markets similar to Japan for delivering clean power when and where it is needed without requiring a large capital investment. The Capstone MicroTurbine and/or subassemblies incorporated into a more comprehensive energy package should allow us to penetrate these large and growing markets. In particular, we believe our microturbine's ability to accept a wide range of fuel options will enhance our market position and accelerate acceptance in these locations. The ability of our microturbines to use a location's fuel of choice, for example kerosene, diesel or propane, will allow countries to use their available fuel source infrastructure more efficiently.

      Backup and Standby Power/Peak Shaving

     With the trends of continuing deregulation in the electric utility industry and increased reliance on sensitive digital electronics in day-to-day life, industrialized societies are increasingly demanding high quality, high reliability power. End customers with greater freedom of choice are investigating alternative power sources to protect their business operations and equipment from costly interruptions. Recent brown-outs and black-outs have demonstrated the need to ensure high reliability. Along with deregulation has come the initiation of competition in electricity generation and substantially increased electricity price volatility. Spot electricity prices in the midwest United States reached $8,000 per megawatt-hour in 1998 and $5,000 per megawatt-hour during the summer of 1999. We believe an increasing number of power marketers, energy service providers and end users will use alternative power sources to protect against temporary price spikes by "peak shaving" or self-generating when the price charged by the local utility company gets too high. These load management applications give the user a unilateral opportunity to reduce energy costs.



     Our 60+ kilowatt Capstone MicroTurbine, which we expect to be the primary product in these markets, will provide users great flexibility. The Capstone MicroTurbine system architecture allows any user to determine its interface with the local electric grid with minimal disruption. In applications where emissions, weight or vibration are important considerations, the microturbine also has a competitive advantage due to its low emissions and flexibility in siting. In addition, microturbines can be managed and monitored remotely, thereby reducing on-site maintenance costs.



     Utilities also can take advantage of Capstone MicroTurbines to avoid costly transmission and distribution system expansion or upgrades in uncertain growth or "weak" areas in the electric utility grid. These companies can place our microturbines where the electrical power is needed. The microturbines can supply power in conjunction with the power provided by the utility's standard generation and transmission equipment. In the alternative the utility can use the microturbines to provide power during times when demand for power is at its highest, potentially reducing the need for expensive expansions to the central power plant. Rural electric cooperatives and electric utilities may use our microturbines as a stand-alone system to provide temporary or backup power for specific applications or to provide primary power for remote needs.


     Developing Regions and Other Stationary Power Applications


     Many people in less developed countries do not have access to electric power. The fuels of choice in these countries generally tend to be liquid fuels like kerosene, diesel and propane. The Capstone MicroTurbine's multi-fuel capability should be a significant benefit and competitive advantage in these regions. We also have designed our microturbine to be a competitive, reliable primary power source alternative compared to diesel generators and other technologies that currently provide power to remote areas or areas with unreliable central generation. Remote commercial and industrial applications, including offshore oil and gas platform power, pipeline cathodic protection, as well as resort and rural area electrification, can use our microturbine effectively. The Capstone MicroTurbine is the only commercially available microturbine that has demonstrated the ability to operate on a stand-alone basis, a feature that is attractive in locations lacking significant transmission infrastructure. In addition, while emissions have not been a large market issue in these developing regions, we believe any increases in environmental concerns or stricter emissions requirements would benefit us in the long run.


     Hybrid Electric Vehicle Power Market

     We are actively pursuing the hybrid electric bus and industrial electric vehicle market and have supplied microturbine subassemblies for hybrid electric vehicles. Hybrid electric vehicular applications of our microturbine are competitive due to low emissions and low cost per mile of operation. Using vehicles which recharge batteries at night reduces the cost of electricity consumed and helps to load balance the grid.

     We believe that the hybrid electric vehicle market segment represents a significant opportunity and will expand as governments and consumers demand cost-efficient, reliable and environmentally friendly mobile electric power, particularly in urban areas. Transit authorities have already demonstrated hybrid electric buses as a viable alternative to pure electric buses and to diesel buses which emit relatively high levels of emissions.


     Instead of working purely on a battery or other energy storage device, hybrid electric vehicles combine the primary source battery with an auxiliary power source, such as a Capstone MicroTurbine, to enhance performance. The hybrid electric vehicles use electricity from the battery and the Capstone MicroTurbine recharges the battery on an as needed basis while in operation. These vehicles have many of the positive attributes of pure electric vehicles but provide the added benefits of longer operating periods and longer ranges than pure electric vehicles using current technology.



     The Capstone MicroTurbine has been tested for over two years in vehicle applications. Our system has been designed into four different manufacturers' general production hybrid electric vehicle platforms which were put into service in the United States in 1999. The Capstone MicroTurbine in one such hybrid electric vehicle application has logged more than 23,000 miles of operation in a municipal bus without significant maintenance while providing a cost-efficient, low emission alternative to higher cost pure electric vehicles and higher emissions reciprocating engines. As of March 31, 2000, we had shipped 52 microturbines for vehicular use on 97 orders. The two significant advantages of the microturbine as compared to the internal combustion engine are very low emissions and very low maintenance.



     Hybrid electric vehicles using the microturbine can recharge their batteries using power from the electric utility grid at night when demand for electricity is lowest, and use power generated by the microturbine during the day when demand for grid power is highest. Electric utilities can therefore benefit from the implementation of Capstone MicroTurbine-equipped hybrid electric vehicles as a means of balancing intra-day demand for electricity. We will pursue a strategy of partnering with electric utilities in promoting hybrid electric buses.


MICROTURBINE BENEFITS


MULTI-FUEL CAPABILITY


     The Capstone MicroTurbine operates on a broad range of both gaseous and liquid fuels. Current compatible gas fuels include, low pressure natural gas, high pressure natural gas, low btu gas (for example, methane), high sulfur content (sour) gas and compressed natural gas. Currently compatible liquid fuels include diesel, kerosene and propane. Multi-fuel capability increases the number of applications and geographic locations in which the Capstone MicroTurbine may be used.

COST COMPETITIVE


     The Capstone MicroTurbine is cost competitive in its target markets. In the exploration and production markets environmental penalties incurred for flaring gas can be avoided by using our microturbine. Our low maintenance microturbine can burn wellhead gas directly off the wellhead avoiding any intermediary devices, while competing devices require extra maintenance and additional intermediary devices to do the same. In the landfill gas digestion market, the microturbine can burn low btu and sour gas while requiring minimal maintenance relative to competing technologies, like reciprocating engines. In the coal seam gas market, our microturbines require substantially less maintenance than reciprocating engines. The ability of the microturbine to operate on a stand-alone basis allows for less capital expenditures compared to the electric utility grid, which requires up-front capital expenditures for additional distribution and transmission lines. In combined heat and power applications the microturbine's efficiency is approximately 60-70% compared to approximately 30% efficiency when used only to generate electricity in typical technology. In the hybrid electric vehicle market the microturbine results in lower cost per mile, lower emissions, and load balancing of the grid for the utility.



     Because the applications for the Capstone MicroTurbine are extremely broad and the number of features which can influence capital cost is also large, estimates of energy generation costs per kilowatt hour vary substantially depending on assumptions. When used in resource recovery, the Capstone MicroTurbine operates with gas not otherwise useable as fuel. In some cases, consuming this gas avoids environmental penalties. Assuming the units are grouped in operating groups of four and run approximately 90% of the year, we estimate the generation cost per kilowatt hour at slightly less than $.04 per kilowatt hour. In combined heat and power applications where gas costs are approximately $3 per million British thermal units, we estimate the generation cost per kilowatt hour at approximately $.08 per kilowatt hour. The generation costs are highly sensitive to the price of the fuel. Other applications including standby and peak sharing depend greatly on the specific set of circumstances confronting a potential end-user. We believe that the 60+ kilowatt unit will exhibit better operating characteristics and lower electrical generation costs as volumes increase.


ENVIRONMENTALLY FRIENDLY


     In stationary power generation configurations, our digital power controlled combustion system produces less than nine parts per million per volume of emissions of NOx and unburned hydrocarbons at full power when burning natural gas or propane, and less than 25 parts per million per volume when using diesel fuel. We believe that these emission levels are less than the emissions of any fossil fuel combustor without catalytic combustion or other emissions reduction equipment. Due to our patented air-bearing technology, the Capstone Microturbine requires no lubricants of any kind, avoiding potential ground contamination caused by petroleum based lubricants used by conventional reciprocating engines, turbines and other similar technologies. Also, because our system is air cooled, we avoid the use of toxic liquid coolants, such as glycol.



AVAILABILITY AND RELIABILITY



     The Capstone MicroTurbine provides both high availability and reliability when compared to other power generation alternatives. We designed the microturbine for a target availability of 98%. The microturbine has often achieved this availability target when using high pressure natural gas, and we are working to achieve this availability target across all of our units and for other fuel sources. We expect the availability of our 60+ kilowatt model to be similar to that of the existing 30 kilowatt model.


MINIMAL MAINTENANCE

     Our patented air-bearing system, digital power controller and air cooled design significantly reduce the maintenance cost of the Capstone MicroTurbine. The air bearings eliminate the need for lubrication, avoiding the need to change oil and individually lubricate ball bearings or other similar devices. The digital power controller's ability to continuously and remotely monitor our microturbine performance avoids regularly scheduled diagnostic maintenance costs. The air cooled design eliminates all of the maintenance related to liquid cooling systems utilized with conventional power electronics technology and generator cooling. Currently, the only scheduled maintenance is periodic changing of the intake air filter and fuel filters every 8,000 hours of operation and thermocouple, igniter and fuel injector replacement every 12,000 hours of operation.

REMOTE MONITORING AND OPERATING

     The digital power controller allows users to efficiently monitor the Capstone MicroTurbine's performance, fuel input, power generation and time of operation in the field from off-site locations by telephonic hook-up. In addition, the operator can remotely turn the microturbine on and off, control the fuel flow and vary the power output.

FLEXIBLE CONFIGURATION

     The Capstone MicroTurbine can be customized to serve a wide variety of operating requirements. It can be connected to the electric utility grid or operate on a stand-alone or dual mode basis. It can use a variety of fuel sources and can be readily integrated into combined heating and power applications. The microturbine can be sold either as a ready to use unit, or in component and subassembly form for repackaging to the ultimate end user. The microturbine can be operated as a single unit, or several units can be installed together and operated in parallel as one unit.

SCALEABLE POWER SYSTEM

     The Capstone MicroTurbine is designed to allow multiple units to run together to meet each customer's specific needs. This feature enables users to meet more precisely their growing demand requirements and thereby manage their capital costs more efficiently.

RELATIVE EASE OF TRANSPORTATION AND INSTALLATION

     Our microturbine is easy to transport, install and relocate, and its small size allows great flexibility in siting. The system is approximately six feet tall and weighs approximately 900 pounds. Relative to competing technologies, the Capstone MicroTurbines are designed to minimize installation costs by simplifying and standardizing installation procedures. Our microturbine requires a fuel source hook-up, a hook-up for the power generated, and proper venting or utilization of exhaust. Larger multi-pack microturbine configurations may require concrete pads to support the additional weight, but the hook-ups are similar.

PROTECTION RELAY FUNCTIONALITY


     The Capstone MicroTurbine has protective relay functions built into the digital power controller such that in grid-connect or dual mode, the microturbine will not send power out over the electric utility grid if the utility is not supplying voltage over its grid. This feature minimizes the potential damage to the local electric grid and one of incumbent utilities major concerns regarding the interconnection of distributed generation technologies.


BUSINESS STRATEGY

     Our goal is to maintain our position as the leading worldwide developer and supplier of microturbine technology for the distributed generation market both in stationary and hybrid electric vehicular applications. The following are key elements of our strategy to achieve this objective:

FOCUS ON NEAR TERM MARKET OPPORTUNITIES

     We have targeted resource recovery, combined heat and power in Japan and hybrid electric vehicles as markets which can quickly adopt our unique product offerings. We have established strategic relationships with direct users and/or distribution partners in each of these markets.

     In the resource recovery market, the Capstone MicroTurbine is a key component of the Williams Energy Conversion Unit (ECU(TM)), a total power generation, management and storage package. At a Williams ECU test installation in an oilfield near Denver, two Capstone MicroTurbine power generators convert untreated wellhead waste gas into clean, useable power. The power is transferred to a Powercell PowerBlock(TM) system which stores, conditions and delivers the power to the pump-jacks.

     For example, in the combined heat and power market, we have entered into a strategic marketing alliance with Active Power Corporation of Tokyo that will allow Active Power to provide a much cleaner, lower-maintenance alternative to older technology power generators in a variety of applications ranging from small shops to residential buildings to construction sites.

     In the hybrid electric vehicle market, we have supplied subassemblies and other components for hybrid electric buses to various customers, including bus manufacturers and electric utilities, as well as for industrial hybrid electric uses, such as garbage trucks and tunnel service locomotives.

DEVELOP LONG TERM MARKET OPPORTUNITIES

     We expect the North American market for both combined heat and power and standby and backup/peak shaving to develop more slowly than our near term market opportunities. We are establishing distribution alliances to penetrate these markets as they develop. For example, we recently entered into an agreement with Williams Distributed Power Services, Inc. with the goal of penetrating the combined heat and power and backup and standby power markets in North America. This agreement allows Williams to combine the Capstone MicroTurbine systems with other equipment, tools or services for power generation supply or storage, sold or leased by Williams. This will enable Williams to offer customers in the United States and other international markets a suite of products and specialized power supply packages incorporating the Capstone MicroTurbine. We believe the Capstone MicroTurbine is an important addition to Williams' portfolio of practical and leading edge technologies and will enable Williams to offer a wide range of services to a diversified customer base.

ENHANCE DISTRIBUTION ALLIANCES

     We believe the most effective way to penetrate our target markets is with a business-to-business distribution strategy. We are forging alliances with key distribution partners worldwide. Some of our key distribution partners are Williams Distributed Power Services Inc., PanCanadian Petroleum Ltd., Mitsubishi Corporation, Takuma Co., Meidensha Corporation, Sumitomo Corporation and Alliant Energy Corp. Capstone has developed alliances with, among others, Advanced Vehicular Systems and DesignLine to develop the hybrid electric bus market.

BROADEN AND ENHANCE OUR PRODUCT LINE

     We intend to broaden our product line by developing additional microturbine products. We are currently developing a 60+ kilowatt microturbine system for expected commercial shipments in the third quarter of 2000. We intend to develop a family of microturbines with power output up to approximately 125+ kilowatts. We expect to leverage our scaleable design architecture by developing microturbines and digital power controllers to provide a superior performance-price ratio while simultaneously improving our profitability.

     We also intend to continue our research and development efforts to enhance our current products by increasing performance and efficiency, and adding features and functionality to our microturbines. Research and development activities have also focused on development of related products and applications, including gas compressors that enhance the microturbines' multi-fuel capability and integration with energy storage devices like battery packs for stand-alone applications.

AGGRESSIVELY PROTECT OUR PROPRIETARY INTELLECTUAL PROPERTY

     We seek to identify and to protect aggressively our key intellectual property, primarily through the use of patents. We believe that a policy of actively protecting intellectual property is an important component of our strategy of being the technology leader in microturbine system technology and will provide us with a long-term competitive advantage. In addition, we implement very tight security procedures at our plant and facilities and have confidentiality agreements with each of our vendors, employees and visitors to our facilities.

ACHIEVE PRODUCTION EFFICIENCIES

     Our efforts to be a low cost provider begin with the design process, where our microturbine products are designed to facilitate high volume, low-cost production targets. We manufacture only proprietary microturbine components, including our air-bearing systems and combustion system components. Our operating strategy is to outsource all non-proprietary hardware and electronics, and we continue to establish a limited number of high volume supplier alliances with companies that can quickly scale up to significant quantities. We are pursuing a "tier one" supply strategy whereby we contract with a few suppliers who are responsible for integrating various subassemblies.

SALES, MARKETING AND DISTRIBUTION

     We are focused on selling microturbines in the worldwide stationary and hybrid electric vehicular markets. We anticipate that our microturbines will be used in a variety of electric power applications requiring less than 2 megawatts and more immediately in applications requiring less than 300 kilowatts. Specific early applications include combined heat and power, resource recovery, remote and onsite power generation and hybrid electric vehicles. Focusing on these target markets should help us build significant sales volume and reduce our unit production costs. The current list price of our Model 330 translates into approximately $900/kilowatt. As we achieve greater cost competitiveness which we believe is under $600/kilowatt, we plan to enter into mainstream markets, such as peak shaving, backup/standby power and base load power generation.

     We believe the most effective way to penetrate these target markets is a business-to-business distribution strategy. The four distribution agreements that we have entered into with Japanese entities are typical of this approach. These agreements allow our local country partners to distribute complete Capstone MicroTurbine systems in Japan. They can also incorporate subassemblies and components into uniquely designed combined heat and power units and packages for distribution within Japan and the rest of the world, excluding the United States. Capstone has the right to distribute these uniquely designed packages exclusively in the United States and nonexclusively in the rest of the world excluding Japan.

     Elsewhere, this general type of distribution agreement will be tailored to the particular strengths of partners in various local country markets. In some target markets, we will distribute our uniquely designed product solutions to major corporations which will use the products directly.

     Our approach for distribution within the hybrid electric vehicles market has been to identify early adopters who can demonstrate the feasibility of the microturbine technology. We initially developed sales relationships with smaller bus companies, such as Advanced Vehicular Systems, DesignLine and E-Bus. Having demonstrated the performance of our technology, we have established relationships with larger regional bus companies, like Eldorado National. Eldorado National is now delivering hybrid electrical buses to the Los Angeles Department of Water & Power for use in the Los Angeles basin.

     Early adopters in the industrial hybrid electrical vehicle market are currently implementing the technology into the marketplace. Capstone Micro Turbine subassemblies are currently used in tunnel service locomotives being deployed by Tomoi and in garbage trucks being deployed by Mitsuit Fuji in Japan.

NORTH AMERICA


     Our near-term focus in North America is to continue to sell into the exploration and production segment of the resource recovery market. We are developing strategic distribution partners in other distributed generation markets which we believe will begin to generate significant sales in the next three to five years. Our current strategic partners include electric utilities like Hydro Quebec, gas utilities like New Jersey Resources and Southern Union Company, propane companies such as Suburban Propane as well as energy service providers such as Alliant Energy and Williams Companies and distributors of reciprocating engines such as Interstate Detroit Diesel.


     Current resource recovery customers/partners include, Pan Canadian Petroleum and the Williams Companies. We currently have entered into distribution agreements with both of these companies to distribute Capstone MicroTurbine systems. Pan Canadian distributes our products in Canada. The Williams Companies is an energy solution provider selling into a variety of markets. The Capstone MicroTurbine is a key component of the Williams ECU(TM), a total power generation, management and storage package. At a Williams ECU test installation in an oilfield near Denver, two Capstone MicroTurbine power generators are currently converting and treating wellhead waste gas into clean, useable power.

     In 1999 we sold 151 units in the North American market which generated approximately $4.8 million in revenue.

ASIA

     Our sales and marketing strategy in Asia is to first enter the Japanese market by developing significant corporate distribution partnerships within Japan which will subsequently enable us to quickly enter other selected markets along the Pacific Rim.

     Our primary market focus in Japan is combined heat and power applications. Within Japan, there is great demand for economic energy solutions seeking to lower both the existing high cost of electricity and meet the greenhouse gas emissions guidelines of the Kyoto accords. Our local partners recognize the quickest and most practical way to accomplish this is through combined heat and power applications which raise efficiencies from approximately 30% for pure electrical generation to approximately 60-70% or more in combined heat and power applications. Each of our partners is seeking to design applications using our microturbines and/or subassemblies and components for their particular target combined heat and power market.


     We currently have substantially similar distribution agreements with Mitsubishi Corporation, Kanamoto/Active Power, Sumitomo Corporation jointly with Meidensha Corporation, and Takuma Co. Ltd. All of these agreements permit the Japanese partner to distribute complete Capstone MicroTurbine units within Japan or to incorporate Capstone MicroTurbine subassemblies and components into individually designed combined heat and power packages for distribution both within Japan and to the rest of the world excluding the U.S. We have exclusive distribution rights for these individually designed units in the United States and have non-exclusive distribution rights in the rest of the world, excluding Japan. All of these agreements required the Japanese partner to purchase on a prepaid basis 100 Capstone Model 330 MicroTurbine systems for delivery within 12 months from the signing of the agreement. We expect all 400 units to be delivered on or before December 31, 2000.


     In 1999 we sold 51 units in the Asian market which generated approximately $1.6 million in revenue.

EUROPE

     We currently have agreements in Europe with British Gas to investigate the U.K. and Ireland markets, and with GAS Energietechnik to investigate the German market primarily for combined heat and power applications. We intend to broaden our distribution alliances in Europe in 2000 and 2001. In 1999 we sold nine units in Europe which generated approximately $275,000 in revenue.

HYBRID ELECTRIC VEHICLES MARKET

     The hybrid electric vehicles market segment represents a significant opportunity for the Capstone MicroTurbine. This microturbine system was put into production platforms used by four different manufacturers for hybrid electric vehicles placed into service in 1999. The Capstone MicroTurbine, in one such hybrid electric vehicle application, has logged more than 23,000 miles of operation in a municipal bus without significant maintenance. Electric utilities can benefit from the implementation of Capstone MicroTurbine-equipped hybrid electric vehicles as a means of balancing intra-day demand for electricity. We intend to pursue a strategy of partnering with electric utilities in promoting hybrid electric buses.

DISTRIBUTION AGREEMENTS

     As stated above, we intend to continue to enter into distribution arrangements with knowledgeable distributors in the various target markets. We do not expect to market directly to end users, except in the resource recovery market. Our general strategy will be to enter into nonexclusive distribution agreements with interested and qualified third parties who will use our Capstone

MicroTurbine and/or subassemblies in their products and energy solutions. We intend to become a supplier of critical components to the distributed energy solution industry as a whole.

     As part of this strategy and to increase the speed of adoption of our products, we have entered into five distribution agreements, one with the Williams Companies and four with various Japanese entities. The Japanese distribution agreements are substantially similar and provide that these distributors will promote, market, sell, distribute and service our complete microturbine units or some subassemblies, or both generally in connection with stationary applications. Typically, these agreements have a term of approximately three years and allow the distributors to distribute complete Capstone MicroTurbine systems in Japan. They can also incorporate subassemblies and components into uniquely designed combined heat and power units and packages for distribution within Japan and the rest of the world, excluding the United States. Capstone has the right to distribute these uniquely designed packages exclusively in the United States and nonexclusively in the rest of the world, excluding Japan.

     Under these agreements, each distributor prepaid for 100 complete microturbine systems. We have granted to the distributor the right to use some of our intellectual property, including our trademarks. In addition to promoting, selling and distributing our products, the distributor must provide specific services to end users including on-going maintenance and prompt warranty services in accordance with the warranty then in effect. Also, each employee of a distributor who is to provide services to end users must attend our service certification seminars and receive our services certification.

     We entered into a supply agreement with Williams Distributed Power Services, Inc. in June 1999 whereby Williams agreed to purchase 1,989 Capstone MicroTurbine Systems over three years depending upon annual forecasts. Williams may resell or enter into sale-leaseback arrangements with its customers and may integrate our product into Williams' products or services. Williams acquired the exclusive right to sell to its affiliated entities. If at any time we commence negotiations with another party for exclusive distribution rights in a territory, Williams will also have the right to negotiate with us to distribute our products in that territory. Williams may not distribute any microturbine generating less than 250 kilowatts of electricity other than the Capstone MicroTurbines during the agreement's three year term.

SOURCING AND MANUFACTURING

     The Capstone MicroTurbine is designed to achieve high volume, low-cost production objectives and offers significant manufacturing advantages through the use of commodity materials and conventional manufacturing processes. Our manufacturing designs use conventional technology which has been proven in high volume automotive and turbocharger production for many years. The microturbines are designed for simple assembly and testing and to facilitate automated production techniques using less-skilled labor.

     Our strategy of out-sourcing the manufacturing of primarily all but our air-bearing systems and components of the combustion system to a proven vendor base allows for attractive pricing, quick ramp-up and the use of just-in-time inventory management techniques. We believe that we can realize both purchase economies from existing vendors and economies of scale related to our product development costs as unit volume increases. We manufacture the air-bearings and combustion system components at our facilities in Woodland Hills, California. We also assemble the units at that location. We have primary and secondary sources for all of our components other than the recuperator.

     Solar Turbine Corporation, a wholly owned subsidiary of Caterpillar Corporation, is our sole supplier of recuperator cores. At present we are not aware of any other suppliers who could produce these cores according to our specifications and within our time requirements. Accordingly, our dependence upon Solar is substantial. We have entered into a license agreement with Solar that would permit us to produce the recuperator cores at our option at any time. The license agreement allows our use of Solar's intellectual property to produce the recuperator core. We are required to make payments to Solar pursuant to the license at varying rates. If we had to develop and produce our own recuperator cores without using Solar's intellectual property, we estimate it could take up to three years to be in production. See "Risk Factors -- We may not be able to obtain recuperator cores from Solar Turbine Corporation, our sole supplier, and our assembly and production of microturbines may suffer delays and interruptions".

     Senior management has recognized the importance of quality control by appointing a vice president of quality to oversee the implementation of a rigorous quality control program, which includes the use of outside consultants. Before a system is shipped, 100% of all systems go through assembly test procedures lasting over one hour. In addition, key subassemblies such as the digital power controller undergo up to 15 hours of burn-in. All center section subassemblies undergo complete spin test checks where they are spun up to over 96,000 revolutions per minute to ensure perfect balance and operation. When a microturbine is completely assembled, it is tested in one of our two fully automated test cells.

     Currently, we have the capability to produce approximately 10,000 units per year at our facilities. During the second quarter of 2000, we plan to move to a new assembly and test location in the neighboring town of Chatsworth, California where we expect to be able to produce approximately 20,000 units per year.

INTELLECTUAL PROPERTY RIGHTS AND PATENTS


     We rely on a combination of patent, trade secret, copyright and trademark law, and nondisclosure agreements to establish and protect our intellectual property rights in our products. As of March 15, 2000, we had 24 issued United States patents and two international patents and several U.S. and international patent applications on file primarily covering our air-bearing systems, combustor systems and digital control systems. Many of our patents pending in part also relate to one of these important systems. The protection of our intellectual property rights in these components is critical to our technology. In particular, we believe that each of our patents and patents pending are key to our business. Our patents are due to expire from 2010 to 2019.


RESEARCH AND DEVELOPMENT

     Our research and development activities have enabled us to become one of the first companies to develop a commercially available microturbine that operates in parallel with the grid. We are the first company to successfully demonstrate a commercially available microturbine that operates on a stand-alone basis. We believe that our more than ten years and over 300 man years of research and development activities provides us with a significant advantage relative to our competitors.

     We have successfully integrated turbo-engineering and control and power electronics. This is a direct result of the turbo-engineering research and development and the electronics research and development occurring in the same location. This has allowed us to immediately discover and solve integration issues in-house without relying on outsourced research and development. We believe that our continued in-house research and development, incorporating turbo-engineering and control with power electronics, will provide us with a competitive advantage relative to competitors that outsource research and development of components that are critical to a viable microturbine.

CUSTOMERS

     In 1999, sales to Williams, worth $1.9 million, accounted for 28% of our sales revenue. We had accounts receivable due from Williams and Advanced Vehicular Systems of approximately $275,000 and $277,000, respectively, and each represented approximately 11% of total accounts receivable at the end of 1999. Additionally, in 1999 and 2000, we entered into agreements whereby each of our Japanese distributors, Mitsubishi, Takuma, Active Power, and Meidensha-Sumitomo is required to prepay for 100 microturbine units. These prepaid orders account for approximately 25% of our contractual purchase commitments. Further, in June of 1999 we entered into a supply agreement with Williams in which Williams agreed to purchase a maximum of 1,989 Capstone MicroTurbine systems over three years, depending upon annual forecasts.

COMPETITION


     The market for our products is highly competitive and is changing rapidly with the interplay of a number of factors. The Capstone MicroTurbine competes with existing technologies such as the utility grid and reciprocating engines, and may also compete with emerging distributed generation technologies, including photovoltaics (solar power), wind powered systems, fuel cells and other microturbines. As many of our distributed generation competitors are well established firms, they derive advantages from production economies of scale, a worldwide presence, and greater resources which they can devote to product development or promotion.



     We compete with the power grid in instances in which the costs of connecting to the grid from remote locations are high, reliability and power quality are of critical importance, or in situations where peak shaving could be economically advantageous due to highly variable electricity prices. Since the Capstone MicroTurbine provides a reliable source of power and can operate on multiple fuel sources, we believe it offers a level of flexibility and reliability not currently offered by other current technologies such as reciprocating engines.


     Our competitors which produce reciprocating engines have products and markets that are well developed and technologies that have been proven for some time. A reciprocating engine is similar in design to internal combustion engines used in automobiles. Reciprocating engines are popular for back-up power applications but are not typically intended for primary use due to high levels of emissions, noise and low reliability. These technologies are currently produced in part by Caterpillar, Interstate Detroit Diesel and Cummins.


     Our microturbine may also compete with other distributed generation technologies, including photovoltaics and wind powered systems. The main drawbacks to photovoltaics and wind powered systems are their dependence on weather conditions and their high capital costs.


     Although the market for fuel cells is still developing, a number of companies are focused on the residential and vehicular fuel cell markets including Plug Power, Avista Labs, H Power and Ballard Power Systems. Another developer of fuel cell technology, United Technologies, is focused on developing fuel cell solutions for large stationary power plants. We believe that none of these fuel cell technologies will compete directly with our microturbines in the short run. However, over the medium-to-long term, fuel cell technologies that compete directly with our products may be introduced.


     We may also compete with several well established companies developing microturbines. We believe a number of major automotive and industrial companies have in-house microturbine development efforts, including in part Honeywell (AlliedSignal), Elliott/General Electric, NREC (Ingersoll Rand), Toyota, Mitsubishi Heavy Industries, Volvo/ABB, Turbo Genset and Williams International. DTE Energy Co., Pratt & Whitney Canada Corp. and The Turbo Genset Co. recently formed a joint venture for developing a miniturbine. Although we believe these companies have established microturbine development programs, we also believe we are the only company, other than Honeywell (Allied Signal), currently producing commercial units. We expect our first mover advantage to allow us to quickly develop the market for Capstone MicroTurbines, however we expect all of these companies to enter into commercial production of microturbines in the future.


     In the long-term we believe that the greatest competitive threat will arise from Japanese competitors, many of which have unique design capabilities and have greater resources than us. Our Japanese partners may be able to produce microturbines or develop alternative technologies, either on their own or in collaboration with others, including our competitors. They may develop products or components better suited to integration with their systems than our products. Our Japanese partners and/or competitors possess a natural advantage in marketing to potential purchasers or distributors in the Pacific Rim, a prime market for various applications of the Capstone MicroTurbine.

COMPANY BACKGROUND

     We were organized in 1988. In April 1993, Benjamin M. Rosen, Chairman of Compaq Computer Corporation, and his brother, Dr. Harold A. Rosen, former Vice President of Hughes Aircraft Company, became interested in our Company for vehicular applications. Since then, the Rosens, together with the Sevin Rosen Funds and Canaan Partners, were joined by other investors including Rho Management, Fletcher Challenge Limited (a leading New Zealand corporation), Vulcan Ventures, Inc. (an affiliate of Paul Allen), Cascade Investments (an affiliate of Bill Gates), Southern Union Company, Mitsubishi Corporation, Takuma Co., Ltd., Sumitomo Corporation, Meidensha Corporation, Active Power Corporation, Hydro-Quebec, Kyushya Electric EDPC and Star Ventures of Munich, Germany. Prior to this offering, we had raised over $260 million from our investors.

DETAILED MICROTURBINE DESCRIPTION

     The current Model 330 Capstone MicroTurbine is a reliable, compact, low emission, power generation system which generates approximately 30 kilowatts of electric power as a stand-alone power source or in conjunction with traditional power sources. We are developing a microturbine which will generate 60+ kilowatts of power. As an alternative power source, our microturbines may replace or efficiently supplement existing sources of electric power.

     The Capstone MicroTurbine consists of a turbogenerator and digital power controller combined with ancilliary systems such as a fuel system as shown below:

                            System Overview Graphic


     The turbogenerator includes a mechanical combustor system and a single moving part rotating on our patented air-bearings at up to 96,000 revolutions per minute. The combustor system operates on a variety of fuels and at full power achieves NOx emissions levels in the exhaust of less than nine parts per million per volume of NOx and unburned hydrocarbons for natural gas and less than 25 parts per million per volume for diesel, significantly less than the 1,000 to 3,000 parts per million emission standard of a reciprocating diesel fuel generator set. As a result of our patented air-bearings, microturbines do not require lubrication and do not utilize liquid cooling, keeping maintenance costs throughout the microturbine's estimated 40,000 hour life extremely low.


     The digital power controller is a state-of-the-art, air cooled, insulated gate bipolar transistor based inverter with advanced digital signal processor based micro-electronics. The advantages of digital electronics over analog electronics include accuracy, flexibility, and repeatability. In addition, we are taking advantage of the example set by the computer industry: digital data processing results in higher reliability with increasingly lower cost. The digital power controller controls and manages the microturbine using proprietary software and advanced algorithms. The digital power controller:

     - starts the turbogenerator and controls its load;

     - manages the speed, fuel flow, and exhaust temperature of the microturbine;

     - converts the variable frequency (1,600 hertz maximum) and variable voltage power produced by the generator into a usable output of either 50/60 hertz AC or option DC; and

     - provides digital communications to externally maintain and control the equipment.

     In addition, the digital power controller's application software provides an advantage to end users by allowing them to remotely operate and manage the microturbine. Unlike the technology of other power sources that require manual monitoring and maintenance, the microturbine allows end users to remotely and efficiently monitor performance, fuel input, power generation and time of operation using our proprietary communications software which can interface with standard personal computers using our application software. This remote capability provides end users with power generation flexibility and cost savings.

     The Model 330 was initially designed to operate connected to an electric utility grid and uses a high pressure, natural gas fuel source. We can easily vary and modify the basic microturbine to accommodate a variety of applications and needs. We have operated with different fuels including a variety of carbon-based fuels such as propane, sour gas, kerosene and diesel. The combustor system remains the same for all fuels, except for the fuel injectors, which currently vary between liquid and gaseous fuels. The Capstone MicroTurbine's multi-fuel capability provides significant competitive advantages with respect to the markets in which we may operate. We offer other accessories including rotary gas compressors with digital controls, batteries with digital controls for stand-alone or grid connected operations, packaging options, and miscellaneous parts such as frames and exhaust ducting and installation hardware where required.

                            TURBOGENERATOR AIR FLOWS

                      [CAPSTONE'S MICROTURBINE GENERATOR]

TYPICAL OPERATION OF A MICROTURBINE

     Air is drawn into the air inlet by the compressor impeller. The compressor impeller increases the pressure of the air and ejects it into the recuperator. The recuperator is a heat exchanger that heats the air as it passes through it to approximately 1,000 degrees fahrenheit. Preheating the air substantially lessens the amount of fuel needed, thus increasing the efficiency of the unit. The preheated air leaves the recuperator and enters the combustion chamber where it is mixed with the fuel and burned. The fuel is controlled and delivered to the combustion chamber for ignition and combustion by injectors and the combustor system. The mixture of combusted gas enters the turbine where it is then expanded. As the mixture expands, it causes the turbine to rotate. The turbine is directly coupled to the compressor and generator shaft, and as the turbine rotates, the compressor and generator rotate at a speed of up to 96,000 revolutions per minute, and generate up to approximately 30 kilowatts of electricity. The combusted gas mixture leaves the turbine in the form of exhaust at a temperature of up to approximately 1,200 degrees fahrenheit and flows through the recuperator where it heats the cooler air brought into the compressor through the impeller. As the combusted gas mixture mixes with that cooler air, the exhaust cools to a temperature of approximately 500 degrees fahrenheit and is discharged through the exhaust pipe. In order to improve the energy efficiency further, we are testing higher operating temperatures.


     There is only one moving component in the entire turbogenerator, which consists of the rotating generator shaft, the compressor wheel, and the turbine rotor. This rotating component is supported by three radial air bearings and one double acting air bearing. Air bearings avoid the need for oil lubrication resulting in low maintenance requirements and high reliability. The entire system is air-cooled, which avoids liquid cooling, thereby resulting in low maintenance requirements.


     We have achieved Underwriters' Laboratories certification for our initial product and will continue to qualify our products under Underwriters' Laboratories approval. We plan to achieve ISO 9001 certification in the future. The International Organization for Standardization provides a methodology by which manufacturers can obtain quality certification.

EMPLOYEES


     At March 31, 2000 we employed 177 regular employees. No employees are covered by any collective bargaining arrangements. We believe that our relationships with our employees are good.


FACILITIES

     Currently, our principal administrative, sales and marketing, research and development and support facilities consist of an aggregate of approximately 89,000 square feet of office space, warehouse space and assembly and test space in and around Woodland Hills, California. We occupy these spaces under nine separate leases. However, we plan on relocating our corporate headquarters and the majority of our operations to 21211 Nordhoff Street in Chatsworth during the year 2000. We entered into a lease for that premise that expires on December 31, 2009 or ten years following our possession of the property and the expiration of an early possession period of 60 days exclusive of extensions. The square footage for our new property is approximately 98,370 square feet and our payment under that lease will be $30,000 per month for the first six months, and will rise to $60,000 on the seventh month with incremental increases thereafter. As a result of our decision to relocate, we will have allowed eight of our nine leases to expire at the end of their extended terms, and we will permit these eight leases to expire at different times during the period from May 1, 2000 to September 1, 2000. Management is attempting to sublet certain of these leases prior to the termination date. We have renewed one lease for our property at 6025 Yolanda Avenue in Tarzana which consists of 12,120 square feet. This property will serve as our microturbine testing facility. This lease will expire on July 31, 2001 and our payment under this lease is $9,084 a month.

LEGAL PROCEEDINGS


     On May 4, 2000, Capstone entered into a confidential settlement agreement with a shareholder, Craig Drill Capital, L.P. with Craig Drill Capital Limited, who asserted fraud and misrepresentation claims arising out of the purchase of our Series E Preferred Stock. Capstone has agreed to pay a cash settlement and to reacquire 92.4% of his stock, with the remaining shares to be purchased by other parties.

     On February 11, 1998, we filed a complaint against Michael Irvine, a former employee, alleging trade secret misappropriation, breached contract and other related causes of action in the Superior Court for the County of Orange, California. The former employee filed a cross-complaint alleging wrongful termination, breach of contract, and other related causes of actions. The relief requested in the cross complaint included declaratory relief as well as lost earnings and incidental, general, special, and punitive damages, but none of these amounts were specified in the cross-complaint. We settled our claims against the former employee receiving a permanent injunction that prevents that former employee from disclosing or using any confidential information. With respect to the cross-complaint, we prevailed on summary judgment in February 1999. The former employee has since filed a notice of appeal and the parties have filed briefs on the issue. We intend to vigorously defend these claims.

                                   MANAGEMENT

DIRECTOR, EXECUTIVE OFFICERS AND KEY EMPLOYEES


     Our executive officers, directors and key employees, their positions and their ages as of March 31, 2000, are as follows:


                   NAME                     AGE                        POSITION
                   ----                     ---                        --------
Ake Almgren...............................   53    President, Chief Executive Officer and Director
Jeffrey Watts.............................   49    SVP Finance & Administration, CFO, Secretary
William Treece............................   59    SVP, Strategic Technology Development
Paul Chancellor...........................   46    Senior Vice President, Engineering
Gabriel Tashjian..........................   34    Senior Vice President, Sales
Mark Kuntz................................   37    Vice President, Marketing
Joel Wacknov..............................   30    Vice President, Power Electronics Group
Daniel Callahan...........................   52    Vice President, Quality
Lloyd Kirchner............................   36    Vice President, Supply Management
Paul Berner...............................   39    Director of Operations
Richard Aube..............................   31    Director
John Jaggers..............................   49    Director, Vice Chairman of the Board
Jean-Rene Marcoux.........................   55    Director
Benjamin M. Rosen.........................   67    Director
Peter Steele..............................   41    Director
Eric Young................................   43    Director

     AKE ALMGREN Dr. Almgren joined us in July 1998 as President and Chief Executive Officer after a 26 year career at ASEA Brown Boveri Limited, a worldwide power solutions company. While there, Dr. Almgren held the position of Business Area Manager for Distribution Transformers worldwide where he managed the operation of 36 plants in 28 countries. He has also been President of ABB Power T&D Company, President of ABB Power Distribution, and President of ABB Power Systems during his tenure at ABB. In addition, Dr. Almgren has also been President of Autoliv, an automotive restraint company. Dr. Almgren holds a Ph.D. in Engineering from Linkopings Tekniska Hogskola in Sweden and a Masters of Mechanical Engineering from the Royal Institute of Technology in Stockholm, Sweden. He is a citizen of Sweden and has worked and lived in the United States during the last nine years.

     JEFFREY WATTS Mr. Watts has been our Chief Financial Officer since 1995 and also serves as our Senior Vice President of Finance and Administration and Secretary. Mr. Watts has over 20 years experience in financial management and strategic planning for companies including IBM Corporation, Deloitte & Touche LLP, a professional services firm, and McKinsey & Company, Inc. Prior to joining us, he was Senior Vice President and Chief Financial Officer of P-Com, Inc., a telecommunications equipment supplier, where he led it through various private financings, an initial public offering and its first secondary offering. He holds a BA degree in Economics from the University of California Berkeley and an MBA from the University of Chicago.

     WILLIAM TREECE Mr. Treece joined us in 1997 as our Vice President of Engineering and in 1998 became our Senior Vice President of Engineering. Prior to joining us, Mr. Treece had a 24 year career with Sundstrand Aerospace, a large aerospace company, where he held a number of positions including Director of Engineering, Director of Operations, and Director of Commercial programs. During his career, Mr. Treece has worked on all aspects of turbine development, manufacturing and marketing. He holds a BS in Mechanical Engineering from Indiana Institute of Technology and has done graduate work in engineering and business at the University of Southern California and San Diego State University.

     PAUL CHANCELLOR Mr. Chancellor joined us in 2000 as Senior Vice President of Engineering. From July, 1996 until the time he joined Capstone, Mr. Chancellor served as Vice President of Support Services for ABB, Power Generation Inc., whose key products are gas and steam turbine generators. In this capacity he led a group that included supply management, information systems, quality, and document management through its formation period. Prior to this, from January 1995 through July of 1996, Mr. Chancellor was Vice President of Engineering for Power Generation Inc. where he led a group of 80 people and was responsible for over $10 million in engineering time and $150 million in purchased materials and equipment, annually. Mr. Chancellor earned his BS in Mechanical Engineering and his MSME at Auburn University, as well as a diploma from the Von Karman Institute in Brussels, Belgium.

     GABRIEL TASHJIAN Mr. Tashjian joined us in March of 2000 as Senior Vice President of Sales. From 1988 to March, 2000 Mr. Tashjian worked in sales and operations for General Electric in a number of its divisions including GE Power Systems and GE Energy Services. Most recently, Mr. Tashjian served as Manager, Commercial Operations for GE Energy Services. Mr. Tashjian's career with General Electric has included extensive international experience, including his term as Sales Director for Central and Eastern Europe, from October 1995 to March of 1998, where he led the sales, marketing and business development activities in 23 central and eastern European countries. Mr. Tashjian received his BS in Electrical Engineering from the University of Southern California.

     MARK KUNTZ Mr. Kuntz joined us in 2000 as Vice President of Marketing. Prior to joining Capstone, Mr. Kuntz served as Vice President and General Manager of Unicom Distributed Energy, a holding company for the utility Commonwealth Edison, where he was responsible for bringing that company's turbogenerator power system to market and for developing new business opportunities in distributed generation. Before his position at Unicom, Mr. Kuntz was Director of National Accounts for Lennox Industries, where he provided sales, marketing and customer service, as well as distribution and technical support to retail, restaurant and institutional customers. Mr. Kuntz received a BS in Mechanical Engineering from Cal Poly, San Luis Obispo, and a MBA from Southern Methodist University.

     JOEL WACKNOV Mr. Wacknov joined us in 1996 as an electrical engineer and was subsequently promoted to Vice President in 1999. He previously worked with AeroVironment, an electrical control company. Mr. Wacknov holds a BSEE from UCLA and a MSEE from the University of Wisconsin.

     DANIEL CALLAHAN Mr. Callahan joined us in 2000 as Vice President of Quality. Prior to his start with Capstone, Mr. Callahan spent over 16 years in quality control for a number of companies, including over ten years with Hewlett Packard and its related companies. From 1994 until 2000, Mr. Callahan was Quality and Reliability Manager, Optoelectronics Division, for LumiLeds Lighting, which was recently spun off from Hewlett Packard as part of Agilent Technologies. In this capacity, Mr. Callahan achieved annual budget reductions from $6 million to $900,000 over a three year period, implemented an electronic documentation system for a worldwide network, and implemented industry quality control standards, including ISO 9000, TQM and TQC. Mr. Callahan received a BS in Systems Engineering from the United States Naval Academy and a MS in Physics from the U.S. Naval Postgraduate School.

     LLOYD KIRCHNER Mr. Kirchner joined us in 1997 as mechanical systems engineer and was subsequently promoted to Vice President of Supply Management in 1999. Previously he was with Amoco Power Resources Corporation, an integrated oil company, for over ten years. Mr. Kirchner holds a BSME from Rice University and an MBA from the University of Chicago.

     PAUL BERNER Mr. Berner joined us in 1995 as a design engineer. He has held a variety of engineering and operations assignments since then. He was formerly with Sundstrand Aerospace, a large aerospace company, in a variety of engineering and operations assignments. Mr. Berner holds a BS in Mechanical Engineering from San Diego State University.

     RICHARD AUBE Mr. Aube became our director in 2000. Mr. Aube is currently a Managing Director of The Beacon Group, LLC, a private investment and strategic advisory firm based in New York. Mr. Aube joined The Beacon Group in 1993, focusing on the firm's investment activities in the energy sector. Prior to joining The Beacon Group, Mr. Aube was an investment banker in the Natural Resources Group at Morgan Stanley & Co, Incorporated. Mr. Aube is a director of Generac Portable Products and Proton Energy Systems, a company which designs, develops and manufactures proton exchange membrane technology.


     JOHN JAGGERS Mr. Jaggers has been our director since 1993. Mr. Jaggers is also a general partner and the Chief Financial Officer of Sevin Rosen Funds, a group of venture capital funds. Mr. Jaggers joined Sevin Rosen, a current stockholder, in 1988, focusing on software and information services. Prior to joining Sevin Rosen, Mr. Jaggers spent eight years in the venture capital and corporate financing activities of Rotan Mosle Inc., where he specialized in new technologies and small, rapidly growing companies. Mr. Jaggers received his Bachelors and Masters degrees in Electrical Engineering from Rice University. He received his MBA from Harvard University.

     JEAN-RENE MARCOUX Mr. Marcoux became our director in 2000. Mr. Marcoux first joined Hydro-Quebec in 1969 and for over ten years occupied several positions in IREQ, its research institute. Mr. Marcoux returned in 1997 to serve as President and Chief Executive Officer of Hydro-Quebec CapiTech and General Manager Technology Marketing and Affiliates for Hydro-Quebec, the fourth largest utility in the world. Prior to that, he held positions related to business development with GEC-Althom and ABB.

     BENJAMIN M. ROSEN Mr. Rosen has been our director since 1993. Mr. Rosen is Chairman of the Board of Directors of Compaq Computer Corporation, a personal computer manufacturer, and is also a co-founder of Sevin Rosen Funds, a venture capital firm managing a several hundred million dollar portfolio. Mr. Rosen is also a member of the Board of Directors of Ask Jeeves. Mr. Rosen is vice-chairman of the Board of Trustees of the California Institute of Technology, a member of the Board of Managers of Memorial Sloan-Kettering Cancer Center, and a member of the Board of Overseers of Columbia Business School. Mr. Rosen received a BS degree in Electrical Engineering from Caltech, an MS in Electrical Engineering from Stanford University and an MBA from Columbia University.

     PETER STEELE Mr. Steele is the Director of International New Ventures within Fletcher Challenge Energy. In this capacity Mr. Steele is responsible for leading the companies international growth ambitions. In his 18 years of experience with Fletcher Challenge Energy, a New Zealand based energy, construction and pulp and paper company, Mr. Steele has managed operations in several Asian countries including: Indonesia, Thailand, Philippines, China and most recently held the position of Chief Operating Officer for Fletcher Challenge Energy Brunei. Mr. Steele is a professional engineer and resides in Auckland, New Zealand.

     ERIC YOUNG Mr. Young has been our director since 1993. Mr. Young is a cofounder of Canaan Partners, a venture capital investment firm, and has served as a general partner since its inception in 1987. From 1979 to 1987 Mr. Young held various management positions with General Electric Co. and G.E. Venture Capital, a venture capital investment firm and subsidiary of General Electric. Mr. Young is also a director of several private entities. Mr. Young holds an MBA from Northwestern University and a BS in Mechanical Engineering from Cornell University.

BOARD COMPOSITION


     Effective upon the closing of this offering, the number of our directors will be fixed at seven. At each annual meeting of stockholders, directors will be elected for one-year terms.


BOARD COMMITTEES


     Effective upon the closing of this offering, we will have an Audit Committee and a Compensation Committee. The members of the Audit Committee will be made up of Messrs. Aube, Steele and

Young. The Audit Committee will be responsible for recommending to the board of directors the engagement of our outside auditors and reviewing our accounting controls and the results and scope of audits and other services provided by our auditors. The Compensation Committee will be made up of Messrs. Jaggers and Rosen. The Compensation Committee will be responsible for reviewing and recommending to the board of directors the amount and type of non-stock compensation to be paid to senior management and establishing and reviewing general policies relating to compensation and benefits of employees.


DIRECTOR COMPENSATION

     Directors who are employees and non-employee directors receive no compensation for their services as directors. However, they are reimbursed for the expenses they incur in attending the board or committee meetings.


     All directors are eligible to participate in our 2000 stock option plans. Non-employee directors are eligible to participate in our 2000 equity incentive plan, which provides that our non-employee directors will be granted initial options to purchase 21,600 shares of common stock on the date our stock begins public trading, or on their initial election to the board of directors if after the date our stock begins public trading. The 2000 plan further provides for subsequent formula grants to our non-employee directors of options to purchase 21,600 shares of common stock on the date of the first annual meeting of our stockholders that occurs in the third year after the non-employee director's initial grant and at which the non-employee director is reelected to our board of directors. These initial and subsequent options granted to our non-employee directors are subject to vesting, in three equal installments over three years, based upon continuing service as a director. Employee directors are eligible to participate in our 2000 employee stock purchase plan as long as they meet eligibility requirements, including not owning, immediately after an option is granted, 5% or more of the voting power of all classes of stock. Our 1993 stock incentive plan does not provide for grants of stock options to directors.


ACCELERATED VESTING

     The board has adopted an accelerated vesting schedule with respect to options granted to Dr. Almgren, our chief executive officer, and Mr. Watts, our chief financial officer, such that these executive officers' options immediately vest upon an acquisition of Capstone or an acquisition of 50% of the voting power or economic interest of Capstone.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation that will be in effect at the time of this offering limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our bylaws that will be in effect at the time of this offering will provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

     We will enter into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person's services as our director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us as described above, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid in the year ended December 31, 1999, to the following executive officers:

                           SUMMARY COMPENSATION TABLE


                                                                                  LONG-TERM COMPENSATION
                                                                               ----------------------------
                                                                                  NUMBER
                                                                               OF SECURITIES
                                                        ANNUAL COMPENSATION     UNDERLYING
                                                        --------------------      OPTIONS       ALL OTHER
                      NAME                        YEAR  SALARY($)   BONUS($)    GRANTED(#)     COMPENSATION
                      ----                        ----  ---------   --------   -------------   ------------
Ake Almgren.....................................  1999  $200,000    $100,000     1,245,000         --
  President and Chief Executive Officer           1998   106,154     125,000       780,000         --
Jeffrey Watts...................................  1999  $153,462    $     --       285,300         --
  Senior Vice President Finance &                 1998   145,000          --            --         --
  Administration, CFO, Secretary                  1997   136,222          --            --         --
William Treece..................................  1999  $146,338    $     --       120,000         --
  Senior Vice President, Engineering              1998   145,000          --            --         --
                                                  1997    94,135          --        90,000         --

OPTION GRANTS IN LAST FISCAL YEAR


     The following table sets forth information regarding stock options granted during 1999 to our executive officers listed in the Summary Compensation Table. During 1999, we granted options to purchase an aggregate of 3,280,667 shares of common stock to employees. The exercise price per share for these options was less than the fair market value of the common stock as of the grant date.


                       OPTION GRANTS IN LAST FISCAL YEAR


                                                       INDIVIDUAL GRANTS
                                  -----------------------------------------------------------
                                  NUMBER OF     PERCENT OF
                                  SECURITIES   TOTAL OPTIONS
                                  UNDERLYING    GRANTED TO
                                   OPTIONS     EMPLOYEES IN    EXERCISE   MARKET   EXPIRATION      GRANT DATE
              NAME                GRANTED(1)    FISCAL YEAR     PRICE     PRICE       DATE      PRESENT VALUE(2)
              ----                ----------   -------------   --------   ------   ----------   ----------------
Ake Almgren.....................  1,245,000         42%         $0.33     $0.57     5/1/2009        $371,010
Jeffrey Watts...................    285,300         10%         $0.33     $0.57     5/1/2009        $ 85,019
William Treece..................    120,000          4%         $0.33     $0.57     5/1/2009        $ 35,760


---------------
(1) All options were granted under our stock option plan and have a ten-year term. Of the options shown in this table, 100% vest 05/01/2003. Vested options become immediately exercisable upon a sale of the company or an initial public offering.

(2) The grant date present value was calculated using a minimum value option valuation model, using the assumptions set forth in note 6 to the notes of our financial statements.

FISCAL YEAR-END OPTION VALUES


     The following table sets forth information concerning the number and value of unexercised options to purchase common stock held as of December 31, 1999 by our executive officers listed in the Summary Compensation Table. There was no public trading market for our common stock as of December 31, 1999. Accordingly, the values of the unexercised in-the-money options have been calculated on the basis of $6.00 per share, the deemed fair market value of our common stock at the end of fiscal year 1999, less the applicable exercise price multiplied by the number of shares that may be acquired on exercise.


                         FISCAL YEAR-END OPTION VALUES


                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                          OPTIONS/SARS AT               OPTIONS/SARS AT
                          SHARES                       DECEMBER 31, 1999(#)          DECEMBER 31, 1999($)
                        ACQUIRED ON      VALUE      ---------------------------   ---------------------------
        NAME            EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----            -----------   -----------   -----------   -------------   -----------   -------------
Ake Almgren..........        --            --         457,813       1,567,187      2,410,105      8,544,895
Jeffrey Watts........        --            --         189,272         260,878      1,080,992      1,478,596
William Treece.......        --            --          52,500         157,500        262,500        867,500

                          VALUE OF UNEXERCISED
                              IN-THE-MONEY
                           OPTIONS/SARS BASED
                           ON PUBLIC OFFERING
                                PRICE($)
                       ---------------------------
        NAME           EXERCISABLE   UNEXERCISABLE
        ----           -----------   -------------
Ake Almgren..........   4,699,168      16,380,832
Jeffrey Watts........   2,027,351       2,782,987
William Treece.......     525,000       1,655,000


STOCK OPTION PLANS

1993 INCENTIVE STOCK PLAN


     We have a 1993 incentive stock option plan that allows some of our employees and consultants the ability to acquire an ownership interest in our company. Under this plan, we have reserved for issuance 7,800,000 shares of common stock. The 1993 plan allows us to grant:


     - incentive stock options;

     - nonstatutory stock options; and

     - stock purchase rights.

     Options and stock purchase rights may be granted to employees and consultants, while incentive stock options may be granted only to employees. As of March 31, 2000, options to purchase 7,134,547 shares had been granted under this plan, of which options for 5,430,445 shares remained outstanding. The 1993 plan will continue to be in effect with respect to outstanding options granted under that plan until they are either exercised or expire in accordance with their respective terms. Capstone plans to grant no further new options under the 1993 plan after the closing of the offering, although to the extent options previously granted under the 1993 plan are subsequently forfeited or expire unexercised or otherwise become available, they may be reissued under the 2000 equity incentive plan. In addition, any shares that are authorized but not issued under the 1993 plan as of the closing of this offering will become available for issuance under the 2000 plan.


     The exercise price of common stock underlying an option may be greater, less than or equal to fair market value. The exercise price of an incentive stock option granted to an employee who owns:

     - 10% or less of the voting power of all classes of stock, may not be less than 100% of the fair market value of the underlying shares of common stock on the date of the grant; and

     - more than 10% of the voting power of all classes of stock, may not be less than 110% of the fair market value of the underlying shares of common stock on the date of the grant.

     The exercise price of common stock underlying a nonstatutory stock option granted to an employee or consultant who owns:

     - 10% or less of the voting power of all classes of stock, may not be less than 85% of the fair market value of the underlying shares of common stock on the date of the grant; and

     - more than 10% of the voting power of all classes of stock, may not be less than 110% of the fair market value of the underlying shares of common stock on the date of the grant.

     In the case of a stock purchase right, the per share exercise price of the common stock underlying the right granted to a person who owns:

     - 10% or less of the voting power of all classes of stock, may not be less than 85% of the fair market value of the underlying shares of common stock on the date of the grant; and

     - more than 10% of the voting power of all classes of stock, may not be less than 100% of the fair market value of the underlying shares of common stock on the date of the grant.

     The maximum term of an option is 10 years from the date of the grant, though the option agreement may set forth a shorter term. The term is five years for an option granted to an employee who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock. Options are typically subject to vesting schedules, which do not exceed five years. Options may be exercised for specified periods, generally 30 days, after the termination of the optionee's employment or other service relationship with us, and are generally non-transferable. The term of a nonstatutory stock option may be extended under some circumstances for a period of six months upon the death of the optionee. If the board determines to grant a stock purchase right, a stock purchase agreement or stock bonus agreement must be executed no later than six months from the date of the grant. In some instances, we have a repurchase option upon the purchaser's voluntary or involuntary termination. The repurchase price is the fair market value for such shares on the date the right of repurchase is triggered.

     Upon the exercise of options or the grant of purchase right, the board determines the method of payment, and may consist of:

     - cash;

     - check;

     - promissory note or other deferred payment arrangement;

     - delivery of shares of common stock that have a fair market value on the date of surrender equal to the aggregate exercise price; or

     - any combination of methods above or other method to the extent permitted by sections 408 or 409 of the California General Corporation Law.

     The 1993 plan may be administered by the board of directors or a committee appointed by the board. Subject to the provisions of the plan, the board may select the individuals eligible to receive awards, determine or modify the terms and conditions of the awards granted, determine fair market value and exercise price within specific parameters, waive vesting provisions, and generally administer and interpret the plan.

     Upon specified events, including a stock split, reverse stock split, stock dividend, combination or reclassification, we will adjust proportionately:

     - the number of shares of common stock covered by each outstanding option or purchase right;

     - the number of shares of common stock that have been authorized under the plan but as to which no options or purchase rights have been granted or which have been returned to the plan or repurchased upon a holder's termination or otherwise; and

     - the price per share of common stock covered by each outstanding option or purchase right.

     In the event of our dissolution or liquidation, all options and purchase rights not previously exercised will terminate immediately prior to the consummation of that action. In the event of certain transactions, we and the other parties to the transactions may agree to treat all the outstanding awards in a different manner. These transactions include a merger or consolidation in which we are not the survivor or in which shares of our stock are converted into cash, securities or other property; the sale of all or substantially all of our assets; a liquidation or dissolution that we initiate; and a transaction in which any person becomes the beneficial owner, directly or indirectly, of 30% or more of our outstanding capital stock on a fully diluted and as-converted basis.

2000 EQUITY INCENTIVE PLAN


     Our 2000 equity incentive plan was adopted by our board of directors on
            , 2000 and approved by our stockholders on                , 2000 as
a successor plan to our 1993 incentive stock plan. The 2000 plan provides for awards up to 3,300,000 shares of common stock, plus the number of shares previously authorized and remaining available under the 1993 plan as of the closing of this offering, plus any shares covered by options granted under the 1993 plan that are forfeited or expire unexercised after the closing of this offering.



     The 2000 plan is substantially the same as the 1993 plan, except that it contemplates the issuance of stock after the initial public offering of our common stock being made by this prospectus. The 2000 plan provides for the discretionary grant of incentive stock options (as defined in Section 422 of the Internal Revenue Code), nonstatutory stock options, stock purchase rights and stock bonus rights to employees, consultants and members of the board of directors. The 2000 plan provides that our non-employee directors will be granted initial options to purchase 21,600 shares of common stock on the date our stock begins public trading, or on their initial election to the board of directors if after the date our stock begins public trading. The 2000 plan also provides for subsequent formula grants to our non-employee directors of options to purchase 21,600 shares of common stock on the date of the first annual meeting of our stockholders that occurs in the third year after the non-employee director's initial grant and at which the non-employee director is reelected to our board of directors. These initial and subsequent options granted to our non-employee directors are subject to vesting, in three equal installments over three years, based upon continuing service as a director. The per share exercise price of each option granted to a non-employee director is equal to the fair market value of a share of common stock on the grant date. The term of an option granted to a non-employee director is 10 years from the grant date, subject to expiration requirements in connection with termination of service, whether by death, disability or otherwise, discussed further below.

     Our board of directors or a committee thereof may administer the 2000 plan. Starting with the date our stock begins public trading, the 2000 plan will be administered by a committee composed of two or more independent directors. The administrator determines the terms of the options or other awards granted, including the exercise price of the options or other awards, the number of shares subject to each option or other award (but not to exceed 3,000,000 per year per participant), the exercisability thereof, and the form of consideration payable upon exercise. The board of directors may amend, suspend or terminate the 2000 plan, provided that no action may affect any share of common stock previously issued and sold or any option previously granted under the 2000 plan without the consent of the holder. In addition, shareholder approval is required for the board of directors to increase the number of shares that may be issued under the 2000 plan, except upon certain specified events, such as a merger, recapitalization, spin-off, stock split, dissolution, disposition of substantially all of our assets, or other similar corporate transaction or event. In an event such as those listed in the preceding sentence, involving a change in our capital structure, the board also has discretion to adjust the exercise price of any option or stock purchase right as well as the number and kind of shares for which options or stock purchase rights may be granted or which are subject to outstanding options, stock purchase rights or restricted stock.



     With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the per share exercise price of a stock option must equal at least 110% of the fair market value of a share of common stock on the grant date, though the maximum term of a stock option granted to such a participant differs depending upon the type of option: if it is an incentive stock option the term must not exceed five years, but if it is a nonstatutory stock option the term may not exceed 10 years. With respect to all other participants, the term of all other options granted under the 2000 plan may not exceed 10 years, and the per share exercise price of an incentive stock option must equal at least 100% of the fair market value of a share of common stock on the grant date, while the per share exercise price of a nonstatutory stock option must equal at least 85% of the fair market value of a share of common stock on the grant date. However, pursuant to a merger or other corporate transaction, options may be granted with an exercise price different from those set forth above.



     Options and other awards granted under the 2000 plan generally are subject to vesting conditions relating to continued employment, which customarily provide that the award becomes exercisable over time in stages corresponding to length of service as an employee, director or consultant. Options and other awards generally are not transferable by the optionee, and each option and other award is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 2000 plan generally must be exercised within three months after the end of the optionee's status as an employee, director or consultant, or within one year if such status is terminated by disability or death, and in the case of death the option is exercisable by the optionee's estate or by the person who is bequeathed or who inherits the right of exercise. In no event, however, may an option be exercised later than the expiration of the option's term. If an optionee's status as an employee, director or consultant is terminated for cause, the option terminates immediately.



     The 2000 plan provides for the grant of stock purchase rights and stock bonus rights. Stock purchase rights permit the grantee to purchase restricted stock, subject to vesting conditions relating to continued employment. In the case of restricted stock issued pursuant to stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with our company for any reason, including death or disability; we intend that the restricted stock purchase agreement provide that this repurchase right will apply only to the shares covered by the unvested portion of the purchaser's stock purchase right. The purchase price for shares repurchased pursuant to a restricted stock purchase agreement, and the rate at which the repurchase right lapses will be determined by the administrator and set forth in the restricted stock purchase agreement; we intend that the restricted stock purchase agreement provide that the purchase price for such repurchased shares will be the original price paid by the purchaser.

     The 2000 plan provides that, in the event of a merger with or into another corporation, the administrator will have the authority, but not the obligation, to accelerate the vesting of each outstanding option and other award. If there is a merger, any surviving or acquiring corporation may assume any outstanding options or other awards or may substitute similar stock awards, without accelerating the vesting of outstanding awards. In the event any surviving or acquiring corporation does not assume or substitute for outstanding options and other awards, then with respect to participants whose status as an employee, director or consultant has not terminated prior to the merger, the vesting of awards will be accelerated and made fully exercisable and all restrictions on those awards shall lapse at least 10 days before the merger closes, and with respect to other participants, outstanding awards will terminate if not exercised before the merger closes. In the event any surviving or acquiring corporation in a merger does assume or substitute for outstanding awards, and, within nine months after the merger, the surviving or acquiring corporation terminates a participant's employee or director status without cause or an employee terminates employment either because the employee's principal work location moves more than 50 miles from the existing work location or because there is a material reduction in the employee's responsibilities, then that participant's awards shall become immediately fully vested and exercisable.



     Securities Laws. The 2000 plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Securities Exchange Act, and any and all regulations and rules promulgated by the SEC under those statutes, including Rule 16b-3. The 2000 plan will be administered, and options will be granted and may be exercised, only a manner that conforms to these laws, rules and regulations. To the extent that applicable law permits, the 2000 plan and options granted under the 2000 plan will be deemed amended to the extent necessary to conform to these laws, rules and regulations.



     General Federal Tax Consequences. Under current federal laws, in general, recipients of awards and grants of nonqualified stock options, restricted stock, deferred stock, and stock payments under the 2000 plan are taxable under section 83 of the Internal Revenue Code upon their receipt of common stock or cash with respect to these awards or grants and, subject to section 162(m) of the Internal Revenue Code, we will be entitled to an income tax deduction with respect to the amounts taxable to these recipients. Under sections 421 and 422 of the Internal Revenue Code, if recipients of incentive stock options exercise those options and then hold those options and option stock for certain minimum holding periods, the recipients are generally not taxable on their receipt of common stock and we are not entitled to income tax deductions with respect to those exercises. Participants in the 2000 plan will be provided with detailed information regarding the tax consequences relating to the various types of awards and grants under the plan.



     Section 162(m) Limitation. In general, under section 162(m) of the Internal Revenue Code, income tax deductions of publicly held corporations may be limited to the extent total compensation for certain executive officers exceeds $1,000,000 (less the amount of any "excess parachute payments" as defined in section 280G of the Internal Revenue Code) in any one year. For purposes of this general rule, total compensation includes base salary, annual bonus, stock option exercises and non-qualified benefits paid. However, under section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options will satisfy the "performance-based compensation" exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (that is, the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Rights or awards other than options will not qualify as "performance-based compensation" for purposes of section 162(m) unless these rights or awards are granted or vest upon preestablished objective performance goals whose material terms are disclosed to and approved by the corporation's stockholders. Under a section 162(m) transition rule for compensation plans of corporations which are privately held and which become publicly held in an initial public offering, the 2000 plan will not be subject to section 162(m) until the earlier of (1) the material modification of the 2000 plan; (2) the issuance of all employer stock and other compensation that has been allocated under the 2000 plan; or (3) the first meeting of stockholders at which directors are to be elected that occurs after December 31, 2003.



     We have attempted to structure the 2000 plan in such a manner that, after December 31, 2003, based upon current law, subject to obtaining shareholder approval for the 2000 plan, the remuneration attributable to stock options which meet the other requirements of section 162(m) will not be subject to the $1,000,000 limitation. We have not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue.



EMPLOYEE STOCK PURCHASE PLAN


2000 EMPLOYEE STOCK PURCHASE PLAN


     The 2000 employee stock purchase plan was adopted by our board of directors
on             , 2000 and approved by our stockholders on             , 2000. A
total of 900,000 shares of common stock may be sold under the purchase plan. As of the date of this prospectus, no shares have been issued under the purchase plan. The purchase plan is administered by a committee composed of not less than two members of the board of directors who are "non-employee directors" within the meaning of Rule 16b-3 adopted by the SEC under Section 16(b) of the Securities Exchange Act.



     The purchase plan, which is intended to qualify under section 423 of the Internal Revenue Code, contains consecutive offer periods that are generally six months in duration. The offer periods start on January 1 and July 1 and end on the last day of June and December, except for the first offer period, which will commence on the date immediately preceding the first date on which a share of common stock is traded on an exchange or quoted on Nasdaq or a successor quotation system and end on December 31, 2000. Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for more than 20 hours per week and more than five months per year. However, no employee may be granted a right to purchase stock under the purchase plan (1) to the extent that, immediately after the grant of the right to purchase stock, the employee would own, or be treated as owning, stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or (2) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year.



     The purchase plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's base compensation. Base compensation is defined as the participant's total base compensation which he or she receives on each payday as compensation for services to our company, excluding overtime payments, sales commissions, incentive compensation, bonuses, expense reimbursements, fringe benefits and other special payments. The maximum number of shares a participant may purchase with respect to a single offer period is 2,500 shares. Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offer period. The price of stock purchased under the purchase plan is 85% of the lesser of the fair market value of the common stock (1) the first day of the offer period or
(2) the last day of the offer period. Participants may end their participation at any time other than the final 15 days of an offer period, and they will be paid their payroll deductions to date. Purchase of stock by participants in the purchase plan occurs automatically on the last day of each offer period. Participation ends automatically upon termination of employment with us, and the employee's payroll deductions to date will be refunded to the employee. However, if employment is terminated by the employee's death, a refund of the employee's payroll deductions to date requires a written request from the executor of the employee's will or the administrator of the employee's estate before the next date on which an offer period ends; otherwise the purchase of stock using the employee's payroll deductions will occur on the last day of the offer period.

     Rights to purchase stock granted under the purchase plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the purchase plan. The purchase plan provides that, upon certain specified events, such as a merger recapitalization, spin-off, stock split, dissolution, disposition of substantially all of our assets, or other similar corporate transaction or event, the board has discretion to adjust the exercise price of any option as well as the number and kind of shares for which options may be granted or which are subject to outstanding options. Our board of directors has the authority to amend or terminate the purchase plan; however, shareholder approval is required to amend the purchase plan either to change the number of shares of stock that may be sold pursuant to the purchase plan (except upon certain specified events involving a change in capital structure, such as those listed in the preceding sentence), or to alter the requirements for eligibility to participate in the purchase plan, or in any manner that would cause the plan to no longer be an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code. The purchase plan will terminate on December 31, 2010, unless terminated earlier in accordance with its provisions.


EMPLOYMENT AGREEMENTS


     We have entered into a letter agreement with Ake Almgren, our President and Chief Executive Officer. During his employment Dr. Almgren will receive a base salary plus a bonus of up to $100,000 based on the achievement of annual objectives and stock options under Capstone Turbine Corporation's Stock Option Plan, originally granted in the amount of 780,000 shares vesting over four years. Upon termination of his employment, Dr. Almgren will receive an amount equaling the monthly rate of the base salary for the six months following termination. For 1999, Dr. Almgren's base salary was $200,000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     On May 16, 1995, we entered into a Preferred Stock Purchase Agreement for Series B Preferred Stock pursuant to which Fletcher Challenge Distributed Generation, Inc. purchased 3,333,334 shares of Series B Preferred. In connection with the Series B preferred financing, we and Fletcher Challenge Power Marketing Limited, a New Zealand corporation and an affiliate of Fletcher Challenge, entered into a Marketing and Licensing Agreement dated May 16, 1995. This agreement provided that Fletcher Challenge Power Marketing have the exclusive marketing rights for seven years from the date in which Capstone met a specified technological milestone. This milestone was met in 1999, therefore, the original agreement term would have expired in 2006. The marketing rights related to our products throughout the world outside of the United States, Canada, Mexico, Europe and Africa. We have subsequently reacquired these marketing and licensing rights under the terms of the Marketing Rights Buyback Agreement, dated as of July 14, 1999, entered into by us, Awatea Holdings Limited, Fletcher Challenge and Fletcher Challenge Power Marketing. Among other things, the Buyback Agreement provides for our repurchase of Fletcher Challenge's Power Marketing marketing rights and future royalties on shipments in the specified territory. As part of the repurchase agreement we paid $9 million and will pay an additional $11 million from the proceeds of this offering. On February 24, 2000 we also issued 1,250,000 shares of Series G preferred for no additional consideration to Awatea. Peter Steele is a director designee of Fletcher Challenge to our board. Sales made to Fletcher Challenge and an affiliate were $247,000 in 1999.



     On January 17, 1997, we issued 3,125,000 shares of our Series D Preferred to various investors, some of whom were our officers, directors or 5% shareholders. On August 22, 1997 we issued 5,865,814 shares of our Series E Preferred Stock to various investors. An additional 4,587,331 shares of Series E Preferred Stock were issued on November 19, 1997. On May 31, 1999, we issued 11,095,496 shares of Series F Preferred Stock, in addition to warrants to acquire 6,250,004 shares of common stock, to various investors, some of whom were our directors or 5% shareholders. On February 24, 2000, we issued 35,683,979 shares of Series G preferred stock to various investors some of whom were our officers, directors or 5% shareholders.



     We have sold several of our products to Fletcher Challenge Energy, Canada and Fletcher Challenge Power Marketing, New Zealand for aggregate proceeds of approximately $357,000. Fletcher Challenge Power Marketing, New Zealand purchased one microturbine in 1995 and three units in 1996 for proceeds of approximately $110,000. In 1999 we sold six units to Fletcher Challenge Power Marketing, New Zealand for resale to Japanese customers for approximately $178,000. Fletcher Challenge Energy Canada purchased two microturbines in 1999 for aggregate proceeds of approximately $69,000, the same price other customers paid.


     During 1997 and 1998, Fletcher Challenge reimbursed us $137,000 and $39,000, respectively, for the use of our office facilities as well as for other expenses. As of December 31, 1998, we had a $17,000 receivable for these expenses.

     During 1997, we purchased from Rosen Motors, of which our present and former directors Benjamin Rosen and Dr. Harold Rosen, respectively, were principal officers, equipment and improvements in the amount of $590,000 and assumed several leases.


     Certain members of our Board of Directors represent venture capital firms that have invested in us. Richard Aube is a managing director of the Beacon Group, LLC, a private investment and strategic advisory firm based in New York. John Jaggers is a general partner and the Chief Financial Officer of Sevin Rosen Funds, a group of venture capital firms that manages a several hundred million dollar portfolio. Benjamin Rosen is a co-founder of Sevin Rosen Funds. Eric Young is a co-founder of Canaan Partners, a venture capital investment firm and has served as a general partner. Jean-Rene Marcoux is President and Chief Executive Officer of Hydro-Quebec CapiTech, the investment arm of Hydro-Quebec. Each of these firms represented on the Board of Directors has invested in us. For a breakdown of shareholding, please see "Principal Shareholders," following this section. Additionally, under the Amended and Restated Stockholders Agreement, parties to that agreement have agreed to vote their shares to elect representatives of each of these groups, among others, to the Board.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock by:

     - all persons known by us to own beneficially 5% or more of the common stock;

     - each of our directors;

     - the executive officers listed in the Summary Compensation Table; and

     - all directors and executive officers as a group.


     Unless otherwise indicated, the address for each stockholder on this table is c/o Capstone Turbine Corporation, 6430 Independence, Woodland Hills, CA 91367. A person has beneficial ownership of shares if he has the power to vote or dispose of the shares. This power can be exclusive or shared, direct or indirect. In addition, a person is considered by SEC rules to beneficially own shares underlying options that are presently exercisable or will become exercisable within 60 days. The shares listed in this table below under "Number of Shares Underlying Options" include shares issuable upon the exercise of options that are presently exercisable or will become exercisable within 60 days of March 31, 2000.



     As of March 31, 2000, there were 68,140,325 shares of our common stock outstanding, after giving effect to the conversion of all shares of preferred stock into common stock, the exercise of all outstanding warrants, and including options granted and exercisable within 60 days of March 31, 2000. To calculate a shareholder's percentage of beneficial ownership, we must include in the numerator and denominator those shares underlying options that the shareholder is considered to beneficially own. Shares underlying options held by other shareholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our shareholders may differ.



                                    SHARES BENEFICIALLY OWNED PRIOR TO OFFERING
                                  -----------------------------------------------
                                                NUMBER OF                           SHARES BENEFICIALLY
                                   NUMBER OF      SHARES                            OWNED AFTER OFFERING
                                  OUTSTANDING   UNDERLYING                          --------------------
    NAME OF BENEFICIAL OWNER        SHARES       OPTIONS       TOTAL      PERCENT     NUMBER     PERCENT
    ------------------------      -----------   ----------   ----------   -------   ----------   -------
Peter Steele(1).................   8,141,172           --     8,141,172    11.95%    8,141,172    10.65%
RHO Management Trust I(2).......   6,276,993           --     6,276,993     9.21%    6,276,993     8.21%
Southern Union Company(3).......   4,167,937           --     4,167,937     6.12%    4,167,937     5.45%
John Jaggers(4).................   4,142,167           --     4,142,167     6.08%    4,142,167     5.42%
Richard Aube(5).................   3,750,000           --     3,750,000     5.50%    3,750,000     4.90%
Vulcan Ventures, Inc.(6)........   3,539,897           --     3,539,897     5.20%    3,539,897     4.63%
Benjamin M. Rosen(7)............   3,492,596           --     3,492,596     5.13%    3,492,596     4.57%
Eric Young(8)...................   2,427,110           --     2,427,110     3.56%    2,427,110     3.17%
Jean-Rene Marcoux(9)............   1,200,000           --     1,200,000     1.76%    1,200,000     1.57%
Dr. Ake Almgren(10).............     120,000      548,750       668,750     0.98%      668,750     0.87%
Jeffrey Watts(11)...............     200,570       93,825       294,395     0.43%      294,395     0.38%
William Treece(12)..............      58,125       33,750        91,875     0.13%       91,875     0.12%
All directors and executive
  officers as a group (9
  persons)......................  23,531,740      676,325    24,208,065    35.53%   24,208,065    31.66%


---------------

 (1) Director designee for Awatea (Fletcher Challenge). Includes 7,329,185 shares issuable upon conversion of preferred stock, 623,126 shares issuable upon exercise of common stock warrants, and 188,861 shares issuable upon exercise and conversion of preferred stock warrants. Mr. Steele disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

 (2) Includes 4,712,815 shares issuable upon conversion of preferred stock, 1,390,734 shares issuable upon exercise of common stock warrants, and 173,444 shares issuable upon exercise and conversion of preferred stock warrants.



 (3) Includes 2,292,937 shares issuable upon exercise and conversion of preferred stock and 1,875,000 shares issuable upon exercise of common stock warrants.



 (4) Director designee and general partner of various affiliated venture capital partnerships managed by Sevin Rosen Funds. Includes 34,979 shares of common stock, 3,753,211 shares issuable upon conversion of preferred stock, 255,917 shares issuable upon exercise of common stock warrants and 98,060 shares issuable upon exercise and conversion of preferred stock warrants all held by various venture capital partnerships managed by Sevin Rosen Funds. Mr. Jaggers disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.



 (5) Director designee for Beacon Group Energy Investment Fund II, LP. Consists of 3,750,000 shares issuable upon conversion of preferred stock. Mr. Aube disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.



 (6) Includes 3,310,801 shares issuable upon conversion of preferred stock and 229,096 shares issuable upon exercise and conversion of preferred stock warrants.



 (7) Director. Includes 18,981 share in common stock, 3,228,928 shares issuable upon conversion of preferred stock, 175,280 shares issuable upon exercise of common stock warrants and 69,407 shares issuable upon exercise and conversion of preferred stock warrants.



 (8) Director designee of the Canaan Partnership Funds. Includes 162,118 shares of common stock, 2,212,404 shares issuable upon conversion of preferred stock, and 52,588 shares issuable upon exercise and conversion of preferred stock warrants. Mr. Young disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.



 (9) Director designee for Hydro-Quebec. Consists of 1,200,000 shares issuable upon conversion of preferred stock. Mr. Marcoux disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.



(10) President, CEO and Director. Consists of 548,750 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2000.



(11) SVP Finance & Administration, CFO and Secretary. Consists of 93,825 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2000.



(12) SVP Engineering. Consists of 33,750 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK

     The Company, is authorized to issue up to 135,000,000 shares of common stock, $0.001 par value per share, and 80,000,000 shares of preferred stock, $0.001 par value.

COMMON STOCK


     As of March 31, 2000, our outstanding common stock consisted of 66,560,683 shares of common stock, after giving effect to the exercise of outstanding warrants, the three-for-five reverse stock split and the conversion of all shares of preferred stock into common stock upon the closing of this offering, held by 318 shareholders of record. Holders of common stock are entitled to one vote for each share held of record on all matters on which shareholders may vote, and do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive, as, when and if declared by the board of directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes subject to any dividend preferences that may be attributable to our outstanding preferred stock.


     No preemptive, conversion, redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution.

PREFERRED STOCK

     Upon the closing of this offering, we will have no outstanding shares of preferred stock. Our board of directors, without further action by the shareholders, is authorized to issue an aggregate of 80,000,000 shares of preferred stock. We have no plans to issue a new series of preferred stock. Our board of directors may issue preferred stock with dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences, which rights and preferences could adversely affect the voting power of the holders of common stock. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage or delay a third party from acquiring control.

WARRANTS


     At March 31, 2000, we had outstanding common and preferred stock warrants exercisable for 7,947,360 shares of common stock to investors and 119,165 shares of common stock to equipment lessors. These warrants expire on dates ranging from the consummation of this offering to December, 2003. The exercise price and number of shares of stock issuable upon the exercise of each of the warrants may be adjusted upon the occurrence of certain events, including stock splits, stock dividends, reorganizations, or merger. In addition, some of the warrants and shares of stock issuable upon exercise of those warrants have registration rights.


REGISTRATION RIGHTS


     After the consummation of this offering, the holders of approximately 8,333,333 million shares of common stock will be entitled to registration rights with respect to the registrable securities. These rights are provided under the terms of the registrable securities and agreements between us and the holders of those securities. These agreements and the registrable securities provide demand registrations rights. In addition, pursuant to these agreements, the holders of the securities are entitled to require us to include their registrable securities in registration statements we file under the Securities Act of 1933. Registration of shares of common stock pursuant to the exercise of registration rights under the Securities Act would result in those shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration.

RIGHTS AGREEMENT


     We have in place two rights agreements by and among us and several of our shareholders which grant the shareholders rights to include their shares in a registration statement filed by us. The underwriter participating may limit the number of shares offered by the shareholders. Among other things, the rights agreements provide that in connection with some issuances of securities each holder who is a party to the rights agreement may purchase an amount of such securities and on substantially the same terms and conditions as the issuance as determined by a formula intended to ensure that those holders can maintain their proportional interest in us on a fully diluted basis.



PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS WHICH MAY HAVE AN ANTI-TAKEOVER EFFECT



     A number of provisions of our Certificate of Incorporation and By-laws which will be effective upon completion of this offering concern matters of corporate governance and the rights of shareholders. These provisions, as well as the ability of our board of directors to issue shares of preferred stock and/or to set the voting rights, preferences and other terms, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which shareholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, and the ability of our board of directors to issue preferred stock without further shareholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders, even if the removal or assumption would be beneficial to our shareholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if favorable to the interests of shareholders, and could depress the market price of our common stock. Our board of directors believes that these provisions are appropriate to protect out interests and of our shareholders. Our board of directors has no present plans to adopt any further measures or devices which may be deemed to have an "anti-takeover effect."


TRADING ON THE NASDAQ NATIONAL MARKET SYSTEM


     We have applied to have our common stock approved for quotation on the Nasdaq under the symbol "CPST".


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock will be
               .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of common stock in the public market following the offering could adversely affect the market price of the common stock and adversely affect our ability to raise capital at a time and on terms favorable to us.


     Of the 74,894,016 shares to be outstanding after the offering, the 8,333,333 shares of common stock offered by us and approximately additional shares of common stock will be freely tradeable without restriction in the public market unless such shares are held by "affiliates," as that term is defined in Rule 144(a) under the Securities Act. For purposes of Rule 144, an "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer. The remaining shares of common stock to be outstanding after the offering are "restricted securities" under the Securities Act and may be sold in the public market upon the expiration of specified holding periods under Rule 144, subject to the volume, manner of sale and other limitations of Rule 144.

     In addition, as of March 31, 2000, there were outstanding common and preferred stock warrants exercisable for 8,066,525 shares of common stock, and options issued and outstanding to purchase 5,430,445 shares of common stock. An additional 665,453 shares were reserved for issuance under our option plans. We intend to register the shares of common stock issued or reserved for issuance under our option plans or separate option agreements as soon as practicable following the date of this prospectus.



     Holders of approximately 55.1 million shares of common stock are entitled to registration rights with respect to such shares for resale under the Securities Act. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, these sales could have an adverse effect on the market price for the common stock.


LOCK-UP ARRANGEMENTS

     Our executive officers and directors and certain other shareholders have agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Goldman, Sachs & Co. We have agreed not to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus. See "Underwriting".

                            VALIDITY OF COMMON STOCK

     The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins, Los Angeles, California and for the underwriters by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

     Deloitte & Touche LLP, independent auditors, have audited our financial statement and financial statement schedule at December 31, 1998 and 1999, and for each of the two years in the period ended December 31, 1999, as set forth in their reports. We have included our financial statements and financial statement schedules in the prospectus and elsewhere in the registration statement in reliance on Deloitte & Touche LLP's reports, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited our financial statements and financial statement schedule at December 31, 1997, and for the year ended December 31, 1997, as set forth in their report (which contain an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to those financial statements). We have included our financial statements and financial statement schedules in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                               CHANGE OF AUDITORS

     In August 1998, the Board of Directors elected to change our independent auditors, from Ernst & Young, LLP, to Deloitte & Touche LLP. In connection with Ernst & Young LLP's audit of the financial statements for the years ended December 31, 1995, 1996 and 1997, and in connection with the subsequent period up to August 1998, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statements disclosure or auditing scope or procedures, nor any reportable events. Ernst & Young LLP's report on our financial statements for the years ended December 31, 1995, 1996 and 1997 contained no adverse opinion or disclaimer of opinion and was not modified or qualified as to uncertainty, audit scope or accounting principles except for a going concern emphasis paragraph for each of the three years. The decision to change auditors was approved by our board of directors. We have provided Ernst & Young LLP with a copy of the disclosure contained in this section of the prospectus.

                                  UNDERWRITING

     Capstone and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. Incorporated are the representatives of the underwriters.


                                                              Number of Shares
                        Underwriters                          ----------------
Goldman, Sachs & Co. .......................................
Merrill Lynch, Pierce, Fenner & Smith ......................
            Incorporated
Morgan Stanley & Co. Incorporated ..........................
                                                                 ---------
            Total...........................................     8,333,333
                                                                 =========



     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,250,000 shares from Capstone to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.


     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Capstone. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                            Paid by Capstone
                                                      ----------------------------
                                                      No Exercise    Full Exercise
                                                      -----------    -------------
Per Share...........................................   $               $
Total...............................................   $               $

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

     Capstone, its directors, officers and persons owning its common stock have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to gifts or transfers to affiliates or transactions under any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of various transfer restrictions.

     Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among Capstone and the representatives. Among the facts to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of the business potential and earnings prospects of Capstone, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     At Capstone's request, the underwriters have reserved up to 833,333 shares of the common stock offered hereby for sale, at the initial public offering price, to employees, customers and other friends of Capstone through a directed share program. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. We cannot assure you that any of the reserved shares will be so purchased. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.



     Capstone will apply to have the common stock included for quotation on the Nasdaq National Market under the symbol of "CPST".


     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.


     A prospectus in electronic format may be made available on the Web sites maintained by one or more underwriters or securities dealers. The representatives of the underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distribution will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.


     The underwriters do not expect sales discretionary accounts to exceed 5% of the total number of shares offered.


     Capstone estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2,000,000.


     Capstone has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including the exhibits and schedules thereto) under the Securities Act and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus is part of the registration statement. This prospectus does not contain all the information included in the registration statement because we have omitted parts of the registration statement as permitted by the Securities and Exchange Commission's rules and regulations. For further information about us and our common stock, you should refer to the registration statement. Statements contained in this prospectus as to any contract, agreement or other document referred to are not necessarily complete. Where the contract or other document is an exhibit to the registration statement, each statement is qualified by the provisions of that exhibit.

     You can inspect and copy all or any portion of the registration statements or any reports, statements or other information we file at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement is publicly available through the Securities and Exchange Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

     We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission. We intend to furnish to our stockholders annual reports containing audited financial statements for each fiscal year.

                          CAPSTONE TURBINE CORPORATION

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Independent Auditors' Report of Deloitte & Touche LLP.......  F-2
Independent Auditors' Report of Ernst & Young LLP...........  F-3
Financial Statements as of December 31, 1998 and 1999 and
  March 31, 2000 (Unaudited) and for the Years Ended
  December 31, 1997, 1998 and 1999 and the Three Months
  Ended March 31, 1999 (Unaudited) and 2000 (Unaudited):
  Balance Sheets............................................  F-4
  Statements of Operations..................................  F-5
  Statements of Stockholders' Deficiency....................  F-6
  Statements of Cash Flows..................................  F-7
  Notes to Financial Statements.............................  F-8

INDEPENDENT AUDITORS' REPORT



"To the Board of Directors and Stockholders

Capstone Turbine Corporation:


We have audited the accompanying balance sheets of Capstone Turbine Corporation (the "Company") as of December 31, 1998 and 1999, and the related statements of operations, stockholders' deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, such financial statements present fairly, in all material respects, the financial position of Capstone Turbine Corporation as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



Los Angeles, California


March 20, 2000 (May   , 2000 for paragraph 1 of Note 13)"



The accompanying financial statements reflect the three-for-five split of common stock which will take place prior to the effective date of the offering. The above report is in the form which will be signed by Deloitte & Touche LLP upon consummation of such stock split, which is described in paragraph 1 of Note 13 of Notes to Financial Statements, and assuming that from March 20, 2000 to the date of such stock split, no other events have occurred, other than those described in Note 13 of Notes to Financial Statements, that would affect the accompanying financial statements or required disclosure therein.


Deloitte & Touche LLP sig

Los Angeles, California


March 20, 2000 (May   , 2000 for paragraph 1 of Note 13)

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Capstone Turbine Corporation

We have audited the accompanying statement of operations, stockholders' equity, and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of Capstone Turbine Corporation's operations and cash flows for the year ended December 31, 1997, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Capstone Turbine Corporation will continue as a going concern. As more fully described in Note 1, the Company has incurred significant operating losses and continues to need to raise additional funding. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                          ERNST & YOUNG LLP

Woodland Hills, California

April 3, 1998, except for paragraph 1


of Note 13, as to which


the date is May   , 2000



The foregoing report is in the form that will be signed upon completion of the stock split described in paragraph 1 of Note 13 to the financial statements.



                                          /s/ ERNST & YOUNG LLP


Woodland Hills, California


May 4, 2000

                          CAPSTONE TURBINE CORPORATION


                                 BALANCE SHEETS



                                                                                                               MARCH 31,
                                                                      DECEMBER 31,                               2000
                                                              ----------------------------     MARCH 31,       PRO FORMA
                                                                  1998           1999            2000         (UNAUDITED)
                                                              ------------   -------------   -------------   -------------
                                                                                              (UNAUDITED)      (NOTE 12)
ASSETS
Current Assets:
 Cash and cash equivalents (Note 2).........................  $  4,943,000   $   6,858,000   $ 122,381,000
 Accounts receivable, net of allowance for doubtful accounts
   of $3,000 in 1998 and $50,000 in 1999....................        79,000       2,425,000       2,297,000
 Accounts receivable from related parties (Note 10).........        17,000
 Inventory (Note 3).........................................     8,703,000       8,803,000      11,212,000
 Prepaid expenses...........................................       808,000       2,217,000       1,284,000
                                                              ------------   -------------   -------------   -------------
   Total current assets.....................................    14,550,000      20,303,000     137,174,000
                                                              ------------   -------------   -------------   -------------
Equipment and Leasehold Improvements (Notes 2 and 7):
 Machinery, equipment, and furniture........................     8,938,000      11,824,000      12,128,000
 Leasehold improvements.....................................       182,000         137,000         137,000
 Molds and tooling..........................................       397,000         541,000         607,000
                                                              ------------   -------------   -------------   -------------
                                                                 9,517,000      12,502,000      12,872,000
 Less accumulated depreciation and amortization.............     2,706,000       4,570,000       5,287,000
                                                              ------------   -------------   -------------   -------------
   Total equipment and leasehold improvements...............     6,811,000       7,932,000       7,585,000
                                                              ------------   -------------   -------------   -------------
Deposits on Fixed Assets (Note 7)...........................     4,340,000       3,374,000       3,403,000
Other Assets................................................        69,000         422,000         441,000
Intangible Assets, Net (Note 10)............................                     4,896,000      13,463,000
                                                              ------------   -------------   -------------   -------------
   Total....................................................  $ 25,770,000   $  36,927,000   $ 162,066,000
                                                              ============   =============   =============   =============
LIABILITIES AND STOCKHOLDERS' (DEFICIENCY) EQUITY
Current Liabilities:
 Accounts payable...........................................  $  1,230,000   $   1,728,000   $   1,706,000
 Accrued salaries and wages.................................       520,000         677,000         565,000
 Other accrued liabilities..................................     3,957,000       2,340,000       2,313,000
 Accrued warranty reserve...................................       873,000       3,168,000       4,186,000
 Deferred revenue (Notes 2 and 10)..........................                     4,696,000       9,432,000
 Current portion of capital lease obligations (Note 7)......     1,051,000       1,400,000       1,572,000
                                                              ------------   -------------   -------------   -------------
   Total current liabilities................................     7,631,000      14,009,000      19,774,000
                                                              ------------   -------------   -------------   -------------
Long-Term Portion of Capital Lease Obligations (Note 7).....     3,398,000       4,499,000       4,886,000
                                                              ------------   -------------   -------------   -------------
Accrued Dividends Payable (Note 5)..........................     4,268,000       6,175,000       6,683,000              --
                                                              ------------   -------------   -------------   -------------
Commitments and Contingencies (Note 7)
Redeemable Preferred Stock, 80,000,000 Shares Authorized
 (Notes 5 and 11):
 Series A preferred stock, $.001 par value; 6,570,000 shares issued and outstanding (involuntary liquidation
   preference of $6,570,000, net of unamortized accretion of
   origination fees of $49,000, $37,000 and $34,000) at
   December 31, 1998 and 1999 and March 31, 2000,
   respectively.............................................     6,521,000      15,183,000      23,466,000              --
 Series B preferred stock, $.001 par value; 3,333,334 shares issued and outstanding (involuntary liquidation
   preference of $5,000,000, net of unamortized accretion of
   origination fees of $44,000, $34,000 and $32,000) at
   December 31, 1998 and 1999 and March 31, 2000,
   respectively.............................................     4,956,000       8,928,000      13,300,000              --
 Series C preferred stock, $.001 par value; 7,655,018 shares issued and outstanding (involuntary liquidation
   preference of $15,310,000, net of unamortized accretion
   of origination fees of $341,000, $266,000 and $247,000)
   at December 31, 1998 and 1999 and March 31, 2000,
   respectively.............................................    14,969,000      23,324,000      33,665,000              --
 Series D preferred stock, $.001 par value; 3,125,000 shares issued and outstanding (involuntary liquidation
   preference of $12,500,000, net of unamortized accretion
   of origination fees of $18,000, $14,000 and $13,000) at
   December 31, 1998 and 1999, and March 31, 2000,
   respectively.............................................    12,482,000      14,313,000      19,542,000              --
 Series E preferred stock, $.001 par value; 10,664,111
   shares issued and outstanding (involuntary liquidation
   preference of $63,985,000, net of unamortized accretion
   of origination fees of $1,283,000, $995,000 and $924,000)
   at December 31, 1998 and 1999 and March 31, 2000,
   respectively.............................................    62,696,000      62,984,000      79,809,000              --
 Series F preferred stock, $.001 par value; 11,129,246
   shares issued and outstanding (involuntary liquidation
   preference of $22,258,000, net of unamortized accretion
   of origination fees of $2,697,000 and $2,520,000) at
   December 31, 1999 and March 31, 2000.....................            --      20,903,000      25,305,000              --
 Series G preferred stock, $.001 par value; 35,698,985
   shares issued and outstanding (involuntary liquidation
   preference of $142,796,000, net of unamortized accretion
   of origination fees of $15,602,000) at March 31, 2000....            --              --     221,320,000              --
 Promissory notes associated with Series G preferred
   stock....................................................            --      10,834,000              --              --
                                                              ------------   -------------   -------------   -------------
   Total redeemable preferred stock.........................   101,624,000     156,469,000     416,407,000              --
                                                              ------------   -------------   -------------   -------------
Stockholders' (Deficiency) Equity (Notes 5, 6, and 11):
 Common stock, $.001 par value; 135,000,000 shares
   authorized; 2,171,266, 2,377,826 and 5,251,235 shares
   issued and outstanding at December 31, 1998, 1999 and
   March 31, 2000 respectively..............................         2,000           2,000           5,000          58,000
 Additional paid-in capital.................................            --              --              --     423,037,000
 Accumulated deficit........................................   (91,153,000)   (144,227,000)   (285,689,000)   (285,689,000)
                                                              ------------   -------------   -------------   -------------
   Total stockholders' (deficiency) equity..................   (91,151,000)   (144,225,000)   (285,684,000)    137,406,000
                                                              ------------   -------------   -------------   -------------
   Total....................................................  $ 25,770,000   $  36,927,000   $ 162,066,000     162,066,000
                                                              ============   =============   =============   =============


See accompanying notes to financial statements.

                          CAPSTONE TURBINE CORPORATION


                            STATEMENTS OF OPERATIONS



                                                  YEARS ENDED DECEMBER 31,             QUARTERS ENDED MARCH 31,
                                         ------------------------------------------   ---------------------------
                                             1997           1998           1999          1999           2000
                                         ------------   ------------   ------------   -----------   -------------
                                                                                              (UNAUDITED)
Revenues (Notes 2 and 10):
  Product revenue......................  $  1,510,000   $     76,000   $  6,694,000   $   222,000   $   3,746,000
  Contract revenue.....................       113,000          8,000             --            --              --
                                         ------------   ------------   ------------   -----------   -------------
    Total revenues.....................     1,623,000         84,000      6,694,000       222,000       3,746,000
Cost of Goods Sold (Note 3)............     8,147,000      5,335,000     15,629,000     1,233,000       5,124,000
                                         ------------   ------------   ------------   -----------   -------------
Gross Profit (Loss)....................    (6,524,000)    (5,251,000)    (8,935,000)   (1,011,000)     (1,378,000)
Operating Costs and Expenses:
  Research and development.............    13,281,000     19,019,000      9,151,000     2,264,000       2,441,000
  Selling, general, and
    administrative.....................    10,946,000     10,257,000     11,191,000     2,502,000       4,333,000
                                         ------------   ------------   ------------   -----------   -------------
    Total operating costs and
      expenses.........................    24,227,000     29,276,000     20,342,000     4,766,000       6,774,000
Interest Income........................       873,000      1,437,000        452,000        97,000         723,000
Interest Expense.......................      (168,000)      (309,000)      (721,000)     (115,000)       (336,000)
Other (Expense)/Income.................      (506,000)       327,000         17,000        11,000           6,000
                                         ------------   ------------   ------------   -----------   -------------
Profit (Loss) Before Income Taxes......   (30,552,000)   (33,072,000)   (29,529,000)   (5,784,000)     (7,759,000)
Provision for Income Taxes (Note 4)....         1,000          1,000          1,000         1,000           1,000
                                         ------------   ------------   ------------   -----------   -------------
Net Income (Loss)......................   (30,553,000)   (33,073,000)   (29,530,000)   (5,785,000)     (7,760,000)
Preferred Stock Dividends and
  Accretion............................    (1,419,000)    (2,096,000)   (26,700,000)     (554,000)   (143,182,000)
                                         ------------   ------------   ------------   -----------   -------------
Net Loss Attributable to Common
  Stockholders.........................  $(31,972,000)  $(35,169,000)  $(56,230,000)  $(6,339,000)  $(150,942,000)
                                         ============   ============   ============   ===========   =============
Weighted Average Common Shares
  Outstanding..........................     1,699,196      1,980,478      2,292,242     2,177,088       4,048,970
                                         ============   ============   ============   ===========   =============
Net Loss Per Share of Common Stock --
  Basic and Diluted....................  $     (18.82)  $     (17.76)  $     (24.53)  $     (2.91)  $      (37.28)
                                         ============   ============   ============   ===========   =============


See accompanying notes to financial statements.

                          CAPSTONE TURBINE CORPORATION


                     STATEMENT OF STOCKHOLDERS' DEFICIENCY



                                                     COMMON STOCK
                                                 ---------------------    ADDITIONAL
                                                   SHARES                  PAID-IN       ACCUMULATED
                                                 OUTSTANDING   AMOUNT      CAPITAL         DEFICIT          TOTAL
                                                 -----------   -------   ------------   -------------   -------------
Balances at January 1, 1997 as previously
  reported.....................................   2,588,732    $3,000    $              $ (24,179,000)  $ (24,176,000)
Three-for-five common stock split..............  (1,035,493)   (1,000)          1,000                              --
                                                 ----------    -------   ------------   -------------   -------------
Balance, January 1, 1997, As Adjusted..........   1,553,239     2,000           1,000     (24,179,000)    (24,176,000)
  Issuance of common stock.....................      44,339                    41,000                          41,000
  Exercise of stock options and warrants.......     237,076                    50,000                          50,000
  Accretion of preferred stock.................                               (92,000)       (114,000)       (206,000)
  Dividends accrued for Series A preferred
    stock......................................                                              (297,000)       (297,000)
  Dividends accrued for Series B preferred
    stock......................................                                              (143,000)       (143,000)
  Dividends accrued for Series C preferred
    stock......................................                                              (302,000)       (302,000)
  Dividends accrued for Series D preferred
    stock......................................                                              (209,000)       (209,000)
  Dividends accrued for Series E preferred
    stock......................................                                              (262,000)       (262,000)
  Net loss.....................................                                           (30,553,000)    (30,553,000)
                                                 ----------    -------   ------------   -------------   -------------
Balance, December 31, 1997.....................   1,834,654     2,000              --     (56,059,000)    (56,057,000)
  Exchange of common stock (Note 5)............    (182,639)                  (70,000)                        (70,000)
  Exercise of stock options....................     519,250                   145,000                         145,000
  Accretion of preferred stock.................                               (75,000)       (295,000)       (370,000)
  Dividends accrued for Series
    A preferred stock..........................                                              (329,000)       (329,000)
  Dividends accrued for Series B preferred
    stock......................................                                              (157,000)       (157,000)
  Dividends accrued for Series C preferred
    stock......................................                                              (333,000)       (333,000)
  Dividends accrued for Series D preferred
    stock......................................                                              (231,000)       (231,000)
  Dividends accrued for Series E preferred
    stock......................................                                              (676,000)       (676,000)
  Net loss.....................................                                           (33,073,000)    (33,073,000)
                                                 ----------    -------   ------------   -------------   -------------
Balance, December 31, 1998.....................   2,171,265     2,000              --     (91,153,000)    (91,151,000)
  Common stock warrants granted (Note 5).......                             2,969,000                       2,969,000
  Common stock options granted (Note 6)........                               135,000                         135,000
  Exercise of stock options and warrants.......     206,561                    53,000                          53,000
  Accretion of preferred stock.................                            (3,157,000)    (21,637,000)    (24,794,000)
  Dividends accrued for Series A preferred
    stock......................................                                              (363,000)       (363,000)
  Dividends accrued for Series B preferred
    stock......................................                                              (174,000)       (174,000)
  Dividends accrued for Series C preferred
    stock......................................                                              (368,000)       (368,000)
  Dividends accrued for Series D preferred
    stock......................................                                              (255,000)       (255,000)
  Dividends accrued for Series E preferred
    stock......................................                                              (747,000)       (747,000)
  Net loss.....................................                                           (29,530,000)    (29,530,000)
                                                 ----------    -------   ------------   -------------   -------------
Balance, December 31, 1999.....................   2,377,826     2,000              --    (144,227,000)   (144,225,000)
  Common stock warrants
    granted....................................                             8,132,000                       8,132,000
  Common stock options granted.................                               269,000                         269,000
  Exercise of stock options and warrants.......   2,873,409     3,000       1,079,000       1,082,000
  Accretion of preferred stock.................                            (9,480,000)    (40,377,000)    (49,857,000)
  Dividends accrued for Series A preferred
    stock......................................                                               (97,000)        (97,000)
  Dividends accrued for Series B preferred
    stock......................................                                               (46,000)        (46,000)
  Dividends accrued for Series C preferred
    stock......................................                                               (98,000)        (98,000)
  Dividends accrued for Series D preferred
    stock......................................                                               (68,000)        (68,000)
  Dividends accrued for Series E preferred
    stock......................................                                              (199,000)       (199,000)
  Beneficial conversion feature for Series G
    preferred stock (Note 11)..................                                           (92,817,000)    (92,817,000)
  Net loss.....................................                                            (7,760,000)     (7,760,000)
                                                 ----------    -------   ------------   -------------   -------------
Balance, March 31, 2000 Unaudited..............   5,251,235    $5,000    $         --   $(285,689,000)  $(285,684,000)
                                                 ==========    =======   ============   =============   =============


See accompanying notes to financial statements.

                          CAPSTONE TURBINE CORPORATION

                            STATEMENTS OF CASH FLOWS




                                                       YEARS ENDED DECEMBER 31,             QUARTERS ENDED MARCH 31,
                                              ------------------------------------------   --------------------------
                                                  1997           1998           1999          1999           2000
                                              ------------   ------------   ------------   -----------   ------------
                                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................  $(30,553,000)  $(33,073,000)  $(29,530,000)  $(5,785,000)  $ (7,760,000)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization...........       944,000      1,660,000      2,356,000       573,000      1,199,000
    Provision for inventory reserve.........     3,918,000        681,000      1,120,000
    Inventory writedown to net realizable
      value.................................                    4,225,000
    Loss on sale of equipment...............       150,000         30,000        239,000
    Non-employee stock compensation.........        41,000      1,050,000         80,000                       60,000
    Employee stock compensation.............                                     131,000                      269,000
    Changes in operating assets and
      liabilities:
      Accounts receivable...................       233,000         51,000     (2,329,000)     (108,000)       128,000
      Prepaid expenses and other assets.....      (864,000)       360,000     (1,328,000)     (145,000)       933,000
      Inventory.............................    (5,638,000)    (9,318,000)    (1,220,000)     (181,000)    (2,409,000)
      Accounts payable......................     3,952,000     (3,856,000)       497,000      (447,000)       (22,000)
      Accrued salaries and wages............       206,000        106,000        157,000      (520,000)      (112,000)
      Other accrued liabilities.............     2,178,000      1,930,000     (1,617,000)   (2,644,000)       (27,000)
      Accrued warranty reserve..............       424,000        (55,000)     2,295,000       113,000      1,017,000
      Deferred revenue......................      (707,000)       (30,000)     4,696,000       255,000      4,736,000
                                              ------------   ------------   ------------   -----------   ------------
        Net cash used in operating
          activities........................   (25,716,000)   (36,239,000)   (24,453,000)   (8,889,000)    (1,988,000)
                                              ------------   ------------   ------------   -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of equipment and leasehold
    improvements............................    (3,524,000)    (4,016,000)    (2,449,000)     (458,000)      (328,000)
  Proceeds from sale of equipment...........     1,183,000      3,140,000      2,338,000       317,000        791,000
  Deposits on fixed assets..................    (2,207,000)    (2,133,000)       (78,000)      181,000        (29,000)
  Intangible assets.........................                                  (5,000,000)                  (4,000,000)
                                              ------------   ------------   ------------   -----------   ------------
        Net cash (used in) provided by
          investing activities..............    (4,548,000)    (3,009,000)    (5,189,000)       40,000     (3,566,000)
                                              ------------   ------------   ------------   -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of capital lease obligations....      (226,000)      (517,000)    (1,119,000)     (254,000)      (368,000)
  Exercise of stock options.................        50,000        145,000         41,000         5,000        311,000
  Exercise of warrants......................                                      12,000             0        771,000
  Net proceeds from issuance of Series D
    preferred stock.........................    12,475,000
  Net proceeds from issuance of Series E
    preferred stock.........................    61,064,000
  Net proceeds from promissory notes
    associated with Series F preferred
    stock...................................                                                12,694,000
  Net proceeds from issuance of Series F
    preferred stock.........................                                  21,789,000
  Proceeds from promissory notes associated
    with Series G preferred stock...........                                  10,834,000
  Net proceeds from issuance of Series G
    preferred stock.........................                                                              120,363,000
                                              ------------   ------------   ------------   -----------   ------------
        Net cash provided by (used in)
          financing activities..............    73,363,000       (372,000)    31,557,000    12,445,000    121,077,000
                                              ------------   ------------   ------------   -----------   ------------
Net Increase (Decrease) in Cash and Cash
  Equivalents...............................    43,099,000    (39,620,000)     1,915,000     3,596,000    115,523,000
Cash and Cash Equivalents, Beginning of
  Year......................................     1,464,000     44,563,000      4,943,000     4,943,000      6,858,000
                                              ------------   ------------   ------------   -----------   ------------
Cash and Cash Equivalents, End of Year......  $ 44,563,000   $  4,943,000   $  6,858,000   $ 8,539,000   $122,381,000
                                              ============   ============   ============   ===========   ============
Supplemental Disclosures of Cash Flow
  Information --
  Cash paid during the year for:
    Interest................................  $    168,000   $    309,000   $    630,000   $   115,000   $    190,000
    Income taxes............................  $      1,000   $      1,000   $      1,000   $     1,000   $      1,000


See accompanying notes to financial statements.

                          CAPSTONE TURBINE CORPORATION


                         NOTES TO FINANCIAL STATEMENTS


 1. DESCRIPTION OF THE COMPANY

     Capstone Turbine Corporation (the "Company") was formed to develop, manufacture, and market turbine generator sets for use in stationary, vehicular, and other electrical distributed generation applications. The Company was organized in 1988, but has only been commercially producing the turbine generator sets since 1998. Because the Company is in the early stages of selling the products with relatively few customers, the Company has had uneven order flow from period to period.

     The Company has incurred significant operating losses since its inception. Management anticipates incurring additional losses until the Company can produce sufficient revenues to cover costs. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from its operations.


     To date, the Company has funded its activities primarily through private equity offerings. The Company received proceeds, net of origination fees, of approximately $128,098,000 through the issuance of Series G preferred stock in a private placement which closed on February 24, 2000. The Company expects to obtain additional funding through private or public equity offerings until such time as it achieves positive cash flow from operations; however, there can be no assurance that such financing will be available on terms satisfactory to the Company or that positive operating cash flows will be achieved.



     UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS -- The condensed financial statements as of March 31, 2000 and for the quarters ended March 31, 1999 and 2000 are unaudited. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the result of operations as of such date and for such periods. Results of interim periods are not necessarily indicative of the result to be expected for the entire fiscal year.


 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH EQUIVALENTS -- The Company considers only those investments that are highly liquid, readily convertible to cash, and mature within three months from the date of purchase as cash equivalents.

     DEPRECIATION AND AMORTIZATION -- Depreciation and amortization are provided using the straight-line method over estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements are amortized over the period of the lease or the estimated useful life of the asset, whichever is shorter. Amortization of assets under capital leases is included with depreciation and amortization expense. Depreciation and amortization expense was $944,000, $1,660,000 and $2,356,000 for the years ended December 31, 1997, 1998 and 1999, respectively.


     LONG-LIVED ASSETS -- The Company reviews the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If the expected future cash flows from the use of such assets (undiscounted and without interest charges) are less than the carrying value, the Company's policy is to record a write-down, which is determined based on the difference between the carrying value of the assets and their estimated fair value.



     PRODUCT AND CONTRACT REVENUES -- Product revenue is recognized upon shipment of the product to the customer as the shipping terms are Exworks Capstone. There are no rights of return

                          CAPSTONE TURBINE CORPORATION
privileges on product sales. Contract revenue derived from research and development projects is recognized as revenues upon the completion of specified milestones.



     WARRANTY POLICY -- Estimated future warranty obligations are provided for by charges to operations in the period in which the related revenue is recognized. The warranty reserve is based upon historical and projected product failure rates, estimated costs to repair or replace a unit and the number of units covered under the warranty period.


     DEFERRED REVENUE -- Deferred revenue consists of customer deposits. Deferred revenue will be recognized upon shipment of the product to the customer.


     ACCOUNTING FOR STOCK-BASED COMPENSATION -- Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," was effective for the Company beginning January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models even though such models were developed to estimate the fair value of freely tradable and fully transferable options, without vesting restrictions, which significantly differ from the Company's stock option awards. Companies are permitted, however, to continue to apply Accounting Principle Board Opinion ("APB Opinion") No. 25, "Accounting for Stock Issued to Employees," which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company has elected to continue to apply APB Opinion No. 25 in its employee stock-based compensation arrangements (see Note
6). Expense for common stock options granted to non-employees is recorded based upon the fair value of the equity instrument awarded calculated through the use of an option pricing model.


     RISK CONCENTRATIONS -- Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Company places its cash equivalents with high credit quality institutions.

     Two customers account for 31% and 22% of the Company's revenues for the year ended December 31, 1997. The Company had no other customers which represent 10% or more of its sales. The Company had sales to a single customer of $1,858,000 that represented approximately 28% of the Company's revenues for the year ended December 31, 1999. The Company has net accounts receivable from two customers of approximately $275,000 and $277,000, respectively, that each represented approximately 11% of total accounts receivable at December 31, 1999.

     There is a sole source of recuperator cores, a key component, used in the Company's products. The Company is not aware of any other suppliers who would produce these cores to the Company's specifications and time requirements. Although the Company has a license agreement which would permit the production of the cores in-house in the event the vendor terminates production, the Company would not be able to assume production without significant delays and interruptions.

     ESTIMATES AND ASSUMPTIONS -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


     NET LOSS PER COMMON SHARE -- Basic loss per common share is computed using the weighted-average number of common shares outstanding for the period. Diluted loss per common share reflects the potential dilution that could occur if securities were exercised or converted into common stock. The weighted-average number of common shares outstanding, was 1,699,196,

                          CAPSTONE TURBINE CORPORATION

1,980,478 and 2,292,242 in 1997, 1998 and 1999, respectively. The impact of common stock options, outstanding preferred stock, warrants for preferred stock, and warrants for common stock have not been included for purposes of the computation of diluted earnings per share as their inclusion would have had an antidilutive effect on the per-share amounts for the periods presented; therefore, diluted loss per share is equal to basic loss per share. Antidilutive common stock options and warrants were 2,625,508, 3,417,664 and 14,303,142 in 1997, 1998 and 1999, respectively.


     SUPPLEMENTAL CASH FLOW INFORMATION -- During 1997, 1998 and 1999, the Company financed machinery purchases of $1,230,000, $3,162,000 and $2,467,000, respectively, through capital lease obligations.


     During 1997, the Company issued 3,125,000 and 10,453,145 shares of Series D and E preferred stock, respectively. During 1998, the Company issued 170,000, 53,407 and 209,966 additional shares of Series A, C and E preferred stock, respectively. During 1999, the Company issued 1,000 additional shares of Series E preferred stock and 11,129,246 shares of Series F preferred stock.


     During 1998 and 1999, the Company issued approximately $1,534,000 and $76,000, respectively, of preferred stock for services rendered by several vendors, of which approximately $1,050,000 and $76,000 was expensed during 1998 and 1999, respectively, and approximately $484,000 was accrued at December 31, 1997. The expense was recorded at the fair value of services received.


     During 1999, the Company granted 12,000 common stock options to a consultant. The fair value of these options was determined to be $37,000 of which $4,000 was recorded as expense in 1999. The remaining $33,000 will be recognized over the vesting period.


     RECLASSIFICATIONS -- Certain reclassifications were made to the 1997 and 1998 financial statements in order to conform to the 1999 presentation.


     SEGMENT REPORTING -- The Company is considered to be a single operating segment in conformity with Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." The business activities of said operating segment are the development, manufacture and sale of turbine generator sets. Following is the geographic revenue information:



                                                           1997        1998         1999
                                                        ----------    -------    ----------
North America.........................................  $1,623,000    $84,000    $4,811,000
Asia..................................................          --         --     1,608,000
Europe................................................          --         --       275,000
                                                        ----------    -------    ----------
Total Revenues........................................  $1,623,000    $84,000    $6,694,000
                                                        ==========    =======    ==========


     NEW ACCOUNTING PRONOUNCEMENT -- In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instrument and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments. It requires the recognition of all derivatives as either assets or liabilities in the statement of position and measurement of the instruments at fair value. The Company is required to adopt SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133," on January 1, 2001 and is currently evaluating the impact on the financial statements.

                          CAPSTONE TURBINE CORPORATION

 3. INVENTORIES


     Inventories are stated at the lower of standard cost (which approximates actual cost on the first-in, first-out method) or market. The amounts below are net of $2,537,000, $3,243,000 and $3,243,000 of obsolescence reserves at December 31, 1998 and 1999 and March 31, 2000, respectively.



                                                 DECEMBER 31,
                                           ------------------------     MARCH 31,
                                              1998          1999          2000
                                           ----------    ----------    -----------
Raw materials............................  $7,954,000    $7,579,000    $ 9,864,000
Work in process..........................     749,000     1,036,000      1,131,000
Finished goods...........................                   188,000        217,000
                                           ----------    ----------    -----------
                                           $8,703,000    $8,803,000    $11,212,000
                                           ==========    ==========    ===========


 4. INCOME TAXES

     Significant components of the Company's deferred income tax assets (liabilities) and related valuation allowance at December 31, 1998 and 1999 are as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                                  1998            1999
                                                              ------------    ------------
Current deferred income tax assets:
  Inventory.................................................  $  2,820,000    $  1,389,000
  Warranty reserve..........................................       374,000       1,356,000
  Other.....................................................     1,623,000       1,033,000
Current deferred income tax liabilities:
  State taxes...............................................    (2,733,000)     (3,968,000)
  Other.....................................................      (265,000)       (549,000)
                                                              ------------    ------------
Net current deferred income tax asset (liability)...........     1,819,000        (739,000)
                                                              ------------    ------------
Long-term deferred assets:
  Net operating loss carryforwards..........................    32,704,000      43,656,000
  Tax credit carryforwards..................................     4,051,000       8,117,000
                                                              ------------    ------------
Net long-term deferred income tax asset.....................    36,755,000      51,773,000
Valuation allowance.........................................   (38,574,000)    (51,034,000)
                                                              ------------    ------------
Total deferred income tax asset.............................  $         --    $         --
                                                              ============    ============

     Due to the uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes in future income tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred income tax assets.

                          CAPSTONE TURBINE CORPORATION

     The Company's net operating loss and tax credit carryforwards for federal and state income tax purposes at December 31, 1999 are as follows:

                                                                                EXPIRATION
                                                                                  PERIOD
                                                                               ------------
Federal NOL................................................    $105,742,000    2008 to 2019
State NOL..................................................      88,178,000    2000 to 2004
Federal tax credit carryforwards...........................       4,750,000    2008 to 2014
State tax credit carryforwards.............................       3,367,000    2008 to 2014

     The net operating losses and federal and state tax credits can be carried forward to offset future taxable income, if any. Utilization of the net operating losses and tax credits are subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions.

     A reconciliation of income tax benefit to the federal statutory rate follows:

                                               YEAR ENDED DECEMBER 31,
                                     --------------------------------------------
                                         1997            1998            1999
                                     ------------    ------------    ------------
Federal income tax at the statutory
  rate.............................  $(10,388,000)   $(11,245,000)   $(10,040,000)
State taxes, net of federal
  benefit..........................    (2,121,000)     (2,017,000)     (2,610,000)
Other..............................    (1,411,000)     (3,277,000)        190,000
Valuation allowance................    13,920,000      16,539,000      12,460,000
                                     ------------    ------------    ------------
                                     $         --    $         --    $         --
                                     ============    ============    ============

 5. CAPITAL STRUCTURE


     The preferred stock is convertible into common stock at each holder's option at any time after issuance. In the event of a public offering of the Company's equity securities in the amount of $30 million or greater and at a price no less than $13.33 per share, as adjusted, or an affirmative vote of the stockholders of each class of stock, all preferred stock will automatically be converted into common stock.


     Preferred stock, in most circumstances, is convertible to common stock on a one-for-one basis. The conversion rates may change in the event of a stock split, combination or, if any additional shares are issued at less than an earlier preferred stock series original issue price. If additional shares are issued at a price less than earlier issuances, the conversion rate is increased for those series by a factor based upon the original number of shares, the new shares issued and the total amount of consideration received by the Company for the new shares. As a result of the Series F preferred stock issuance on May 31, 1999, Series B, C, D, and E preferred stock are now convertible at a factor of 1.17, 1.28, 1.50 and 1.59, respectively. The voting rights of the Series A, Series B, Series C, Series D, Series E and Series F preferred stock are equal to the number of shares of common stock into which such shares may be converted.


     Preferred stock must be redeemed by the Company if it receives written certification on or before August 30, 2002 that no less than 75 percent of the preferred stockholders have elected in favor of redemption. The Series A, Series B, Series C, Series D, Series E and Series F preferred stock redemption price is equal to the greater of $1.00, $1.50, $2.00, $4.00, $6.00 and $2.00 per share, respectively, or the fair market value per share at the redemption date. In the event that the preferred

                          CAPSTONE TURBINE CORPORATION
stockholders elect in favor of redemption, the preferred stock will be redeemed in two equal installments on or about January 1, 2003 and January 1, 2004.


     The Company is accreting the difference between the redemption value and the net proceeds received in each preferred stock offering under the effective interest method from the stock issuance date to the redemption dates. During 1999, the fair value of Series A, B, C, D and F exceeded the stated value which resulted in additional accretion of $8,650,000, $3,962,000, $8,280,000,
$1,827,000 and $1,342,000, respectively.



     Each share of Series A, B, C, D, E and F preferred stock entitles the holder to receive dividends at an annual rate of $.10, $.15, $.20, $.40, $.60 and $.20 per share, respectively, at the discretion and declaration of the Board of Directors. Dividends are payable in cash unless conversion to common stock occurs prior to payment. Upon conversion, unpaid dividends shall be deemed waived by the holders of all preferred stock. Until April 1, 1998, July 30, 2000, July 30, 2001, December 31, 2001, August 30, 2002, and February 26, 2004,
the rights to dividends upon the issued and outstanding shares of Series A, B, C, D, E and F preferred stock, respectively, is non-cumulative, unless and until such dividends have been declared by the Board of Directors. After April 1, 1998, July 30, 2000, July 30, 2001, December 31, 2001, August 30, 2002, and
February 26, 2004, the rights to dividends at a minimum of the respective rates from that date become cumulative regardless of formal declaration from the Board of Directors for Series A, B, C, D, E and F, respectively.


     The Company records the preferred stock dividend accrual under the effective interest method. The actual cash liability was $493,000 and $1,150,000 at December 31, 1998 and 1999, respectively. No dividends have been declared or paid as of December 31, 1999.

     In 1999, the Company received $10,834,000 in exchange for promissory notes associated with the Series G preferred stock from various stockholders. These notes represent promissory notes to the respective stockholders and bear interest from the deposit date until stock issuance at 5.54%. Interest expense associated with these notes was $90,000 for the year ended December 31, 1999 all of which is payable on the stock issuance date.


     During 1998, the Company issued 170,000 shares of Series A, 53,407 shares of Series B and 80,992 shares of Series E preferred stock to various common stockholders in a one-for-one exchange for common stock.


     In the event of liquidation, dissolution, or winding up the Company, the preferred stockholders, on a pro rata basis, shall be entitled to receive assets available for distribution, prior to any distribution to common stockholders.

                          CAPSTONE TURBINE CORPORATION

     The following table summarizes the Company's common and preferred stock warrants outstanding as of December 31, 1998 and 1999:


                                                    1998                                      1999
                                   ---------------------------------------   ---------------------------------------
                                   NUMBER OF                                 NUMBER OF
                                    COMMON                                    COMMON
                                    SHARES     EXERCISE                       SHARES     EXERCISE
                                   ISSUABLE     PRICE     EXPIRATION DATE    ISSUABLE     PRICE     EXPIRATION DATE
                                   ---------   --------   ----------------   ---------   --------   ----------------
                                                                                                        February 26,
Common stock warrants............    73,213     $0.17        July 31, 1999   8,396,624    $0.33                 2006
                                    =======
                                                                               90,000      0.50      August 30, 2006
                                                                               40,606      5.00     October 31, 2006
                                                                             ---------
                                                                             8,527,230
                                                                             =========



                                                    1998                                      1999
                                   ---------------------------------------   ---------------------------------------
                                   NUMBER OF                                 NUMBER OF
                                   PREFERRED                                 PREFERRED
                                    SHARES     EXERCISE                       SHARES     EXERCISE
                                   ISSUABLE     PRICE     EXPIRATION DATE    ISSUABLE     PRICE     EXPIRATION DATE
                                   ---------   --------   ----------------   ---------   --------   ----------------
Preferred stock warrants:
  Series A.......................    92,000     $1.00     December 5, 2003     92,000     $1.00     December 5, 2003
  Series C.......................    30,303     $3.30        July 31, 2001     30,303     $3.30        July 31, 2001
                                                              February 28,                              February 28,
  Series C.......................  1,020,322    $2.00                 2003   1,020,322    $2.00                 2003
                                   ---------                                 ---------
                                   1,142,625                                 1,142,625
                                   =========                                 =========



     In 1999, the Company granted 8,692,230 common stock warrants. 8,396,624 warrants were issued to Series F preferred stock stockholders. The fair value on the date of grant was approximately $2,645,000 which was recorded as additional paid-in capital. 90,000 common stock warrants were granted to two stockholders relating to the Series G financing. The fair value on the date of grant was approximately $263,000 which was recorded as additional paid-in capital. 40,606 common stock warrants were granted to a lessor. The fair value on the date of grant was approximately $61,000 which was recorded as a prepaid asset and additional paid-in capital (see Note 10). The prepaid asset is being amortized as rent expense over the related lease term. The Company also granted 165,000 warrants to two stockholders relating to the Series G financing. The fair value of $483,000 was recorded as a liability at December 31, 1999, upon issuance in January 2000 the fair value was recorded as additional paid-in capital. These common stock warrants expire on August 31, 2006. The fair value of the common stock warrants were determined using the Black-Scholes model.


 6. STOCK OPTION PLANS


     The Company has an Incentive Stock Option Plan, which provides for the granting of options for the purchase of up to 7,800,000 shares of the Company's common stock. Under terms of the plan, options may be granted to employees, non-employee directors and consultants. Options principally vest over periods up to four years from the date of grant and generally expire ten years from such grant.


     Prior to 1999, the Company issued common stock options at exercise prices equal to, or greater than, the fair value of its common stock. Accordingly, no stock-based compensation was recorded for those periods.

     During 1999, the Company issued common stock options at less than the fair value of its common stock. Accordingly, the Company recorded stock-based compensation of $131,000 to expense in 1999. This 1999 expense was included in cost of goods sold, research and development and selling, general and administrative expenses in the amount of $2,000, $24,000 and $105,000,

                          CAPSTONE TURBINE CORPORATION
respectively. At December 31, 1999, the Company had $977,000 in deferred stock compensation related to such options which will be recognized as stock-based compensation expense through 2003.

     Information relating to the outstanding stock options is as follows:


                                                                        WEIGHTED-
                                                                         AVERAGE
                                                          SHARES      EXERCISE PRICE
                                                         ---------    --------------
Outstanding at January 1, 1997.........................  1,765,523         0.27
  Granted..............................................    480,900         0.93
  Exercised............................................   (237,076)        0.22
  Canceled.............................................   (142,627)        0.35
                                                         ---------
  Outstanding at December 31, 1997.....................  1,866,720         0.43
  Granted..............................................  1,604,100         1.32
  Exercised............................................   (519,250)        0.28
  Canceled.............................................   (292,694)        0.55
                                                         ---------
Outstanding at December 31, 1998.......................  2,658,876         0.98
  Granted..............................................  2,952,720         0.37
  Exercised............................................   (133,348)        0.30
  Canceled.............................................   (387,911)        1.02
                                                         ---------
Outstanding at December 31, 1999.......................  5,090,337         0.63
                                                         =========


     Additional information regarding options outstanding at December 31, 1999, is as follows:


                                                OPTIONS OUTSTANDING              OPTIONS
                                         ----------------------------------    EXERCISABLE
                                           NUMBER OF          WEIGHTED-        ------------
                                             SHARES            AVERAGE         EXERCISABLE
                                         OUTSTANDING AT       REMAINING             AT
                                          DECEMBER 31,     CONTRACTUAL LIFE    DECEMBER 31,
            EXERCISE PRICES                   1999            (IN YEARS)           1999
            ---------------              --------------    ----------------    ------------
$0.17..................................       28,782             4.7               28,782
 0.25..................................      159,002             5.8              155,443
 0.33..................................    3,085,601             9.1              575,434
 0.50..................................       63,900             9.8
 0.67..................................       85,200             7.3               55,294
 1.00..................................    1,371,212             8.2              717,904
 2.50..................................      296,640             8.8               79,737
                                           ---------                            ---------
                                           5,090,337             8.7            1,612,594
                                           =========                            =========



     As of December 31, 1999, 1,612,594 shares were exercisable and 1,648,597 shares were available for future grant.



     If the Company recognized employee stock option-related compensation expense in accordance with SFAS No. 123 and used the minimum value method for determining the fair value of options granted after December 31, 1994, its net loss attributable to common stockholders and net loss per share -- basic and diluted would have been $32,026,000 and $18.85, respectively, for the year ended December 31, 1997, $35,370,000 and $17.86, respectively, for the year ended December 31, 1998 and $56,739,000 and $24.75, respectively, for the year ended December 31, 1999.

                          CAPSTONE TURBINE CORPORATION

     In computing the impact of SFAS No. 123, the weighted-average fair value of $.27, $.37 and $.45 for 1997, 1998 and 1999 stock option grants, respectively, was estimated at the dates of grant using the minimum value model with the following assumptions for 1997, 1998 and 1999: risk-free interest rate of approximately 6.0, 5.3 and 5.4 percent, and no assumed dividend yield. The weighted average expected life of the options was 6, 6, and 4 years for 1997, 1998 and 1999, respectively.


     For purposes of determining the SFAS No. 123 pro forma compensation expense, the weighted-average fair value of the options is amortized over the vesting period.

 7. COMMITMENTS AND CONTINGENCIES

     At December 31, 1998 and 1999, respectively, the Company had equipment under capital leases with a cost of $5,235,000 and $7,703,000 and accumulated amortization of $969,000 and $2,276,000, respectively. The lease terms range from three to five years. The deferred gain on sale-leaseback capital lease obligations was $167,000 and $122,000 as of December 31, 1998 and 1999, respectively, which is being recognized as an offset to amortization expense over the useful life of the asset. The capital lease obligations are collateralized by the related assets.

     The Company leases office, manufacturing and warehouse space under various non-cancelable operating leases. Rent expense related to these leases amounted to approximately $347,000, $819,000 and $954,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

     At December 31, 1999, the Company's commitments under noncancelable operating and capital leases were as follows:

                                                                    1999
                                                          ------------------------
                      YEAR ENDING                         OPERATING      CAPITAL
                      DECEMBER 31:                          LEASES        LEASES
                      ------------                        ----------    ----------
  2000..................................................  $  755,000    $2,098,000
  2001..................................................     723,000     1,880,000
  2002..................................................     756,000     1,477,000
  2003..................................................     772,000     1,445,000
  2004..................................................     794,000       595,000
  Thereafter............................................   4,578,000            --
                                                          ----------    ----------
     Total minimum lease payments.......................  $8,378,000     7,495,000
                                                          ----------
Less amount representing interest.......................                 1,596,000
                                                                        ----------
Net present value.......................................                 5,899,000
Less current portion....................................                 1,400,000
                                                                        ----------
Long-term portion.......................................                $4,499,000
                                                                        ==========


     At December 31, 1998 and 1999, the Company has approximately $134 million and $132 million, respectively, of commitments under a long-term purchase agreement for components and subassembly units which expires on August 25, 2007. Purchases under this agreement were $4.2 million, $8.5 million and $684,000 for the years ended December 31, 1997, 1998 and 1999, respectively. There are no required minimum yearly purchases under this agreement. The Company also has $4,340,000 and $3,374,000 of deposits with several companies for machinery and tooling for future production in the normal course of business, respectively. The Company is committed to purchase approximately $2 million of the components and subassembly units in 2000.

                          CAPSTONE TURBINE CORPORATION

     The Company has a $1 million standby letter of credit which serves as a guarantee for one of the purchase commitments. This letter of credit expires on March 31, 2000.


     A stockholder of the Company alleges damages as a result of alleged representations made by the Company and some of the Company's present and former officers in connection with the Series E Preferred Stock offering in 1997 (See
Note 13).


     The Company is involved in various other legal proceedings, claims, and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such legal proceedings, claims, and litigation will not have a material adverse affect the Company's financial statements.

 8. EQUIPMENT LEASE LINE

     During 1997, the Company entered into an equipment lease line agreement with a leasing institution that provides for sale-leaseback transactions up to a cumulative maximum of $20,000,000. The equipment lease line was renewed during 1999 for one year and provides for sale-leaseback transactions up to a maximum of $10,000,000. Under this revised agreement, $4,394,000 was available for future financing transactions at December 31, 1999.

 9. EMPLOYEE BENEFIT PLAN

     The Company maintains a defined contribution 401(k) profit-sharing plan in which all employees are eligible to participate. Employees may contribute up to 15 percent of their eligible compensation. Employees are fully vested in their contributions to the plan. The plan also provides for both Company matching and discretionary contributions, which are to be determined by the Board of Directors. No Company contributions have been made to the plan since its inception.

10. RELATED PARTY TRANSACTIONS

     During 1997, an affiliated company ceased operations. The Company purchased equipment and improvements in the amount of $590,000 from the affiliated company. Additionally, the Company assumed leases for certain facilities previously occupied by the affiliated company.

     During 1997 and 1998, the Company was reimbursed $137,000 and $39,000, respectively, by a related company, for the use of the Company's office facility as well as for other expenses, and had a $17,000 receivable from that Company for these expenses as of December 31, 1998.

     In 1999, the Company entered into non-exclusive marketing agreements with two distributors. These agreements include product purchase and equity investment commitments in Series G preferred stock on behalf of the distributors. Sales to these distributors were $1 million in 1999 and deferred revenue amounted to approximately $4.2 million as of December 31, 1999. Promissory notes related to Series G preferred stock from these distributors amounted to $6.2 million as of December 31, 1999.


     In conjunction with the Series B preferred stock issuance in 1995 a shareholder acquired the exclusive marketing rights for certain territories. In 1999, the Company reacquired these marketing rights. As part of the agreement the Company paid $5 million which was capitalized as an intangible asset and is being amortized over the agreement term (6 years). Accumulated amortization was $104,000 as of December 31, 1999. Additionally, the Company is obligated to pay a royalty on future sales in the territory for the six-year period. The agreement stipulates additional stock consideration of $5 million which is contingent upon future stock issuances. The criteria for payment of the stock consideration were not met as of December 31, 1999. In January 2000, the Company paid an additional $4 million in cash. On February 24, 2000, the Company issued 1,250,000 shares of the

                          CAPSTONE TURBINE CORPORATION

Series G preferred stock for no further consideration in fulfillment of the stock issuance obligation (See Note 11). Sales made to this stockholder and an affiliate were $247,000 in 1999.


     The Company has existing warrants with a lessor to purchase 30,303 shares of Series C preferred stock at a per share price equal to $3.30 per share which were issued in 1996.



     During 1999, the Company granted a lessor 40,606 common stock warrants. The fair value on the date of grant was approximately $61,000 which was recorded as additional paid-in capital. Additional shares may be purchased by the lessor upon the Company obtaining additional financing under the Equipment lease line agreement. The lessor can exercise the warrants for no consideration and receive in exchange the number of common stock shares which represent the difference between the fair market value on the date exercised and the exercise price.


     Certain vendors of the Company are also stockholders to which payments of $1,417,000, $4,587,000 and $3,370,000 were made during 1997, 1998 and 1999, respectively. The accounts payable to stockholders was $290,000 and $189,000 as of December 31, 1998 and 1999, respectively. Capital lease obligations to stockholders were $4,423,000 and $5,633,000 as of December 31, 1998 and 1999, respectively.


11. SERIES G PREFERRED STOCK ISSUANCE



     On February 24, 2000, the company closed the Series G preferred stock issuance for $4.00 per share in a private placement. Proceeds, net of origination fees, to the Company approximated $128.1 million. 35,683,979 shares of Series G were issued which includes 1,250,000 shares issued to an existing stockholder for no consideration (see Note 10) and 58,979 shares issued to holders of promissory notes for accrued interest. The Series G preferred stock was issued with a beneficial conversion feature as the fair value of the common stock into which the preferred stock is convertible and the Series G stock price the beneficial exceeds the carrying value. The beneficial conversion feature was determined to be approximately $92.8 million. This amount will be accounted for as an increase in and a charge to additional paid-in capital and an insubstance dividend to the preferred stockholders in the first quarter of 2000 and accordingly will increase the loss applicable to common stockholders.



     The Company is committed to issue 739,577 common stock warrants at a per share exercise price of $0.67 to an investment banker for services rendered in conjunction with the Series G preferred stock offering. The fair value of these warrants will be recorded as origination fees at the time of issuance.



12. PRO FORMA INFORMATION



     PRO FORMA BALANCE SHEET INFORMATION (UNAUDITED) -- The Board of Directors authorized the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of common stock in an initial public offering ("IPO"). If the IPO is consummated, all shares of Series A, Series B, Series C, Series D, Series E, Series F and Series G preferred stock will automatically convert into shares of common stock at the conversion rates as discussed in Note 13. The unaudited pro forma balance sheet information reflects the conversion of the preferred stock as though it occurred as of March 31, 2000.



     PRO FORMA NET LOSS PER SHARE (UNAUDITED) -- The following table sets forth, the computation of the unaudited pro forma basic and diluted loss per share for the year ended December 31, 1999 and the quarter ended March 31, 2000, assuming the conversion of the preferred stock, outstanding at each respective date, into shares of the Company's common stock effective upon the closing of the Company's IPO as if the conversion occurred at the date of issuance.

                          CAPSTONE TURBINE CORPORATION

                                                         YEAR ENDED       QUARTER ENDED
                                                      DECEMBER 31, 1999   MARCH 31, 2000
                                                      -----------------   --------------
Numerator --
  Net loss available to common stockholders.........    $(29,530,000)      $(7,760,000)
Denominator:
  Weighted average common shares outstanding........       2,292,242         4,048,970
  Conversion of Series A preferred stock............       3,942,000         3,942,000
  Conversion of Series B preferred stock............       2,346,867         2,346,867
  Conversion of Series C preferred stock............       5,900,000         5,900,958
  Conversion of Series D preferred stock............       2,808,988         2,808,988
  Conversion of Series E preferred stock............      10,147,169        10,147,169
  Conversion of Series F preferred stock............       6,677,548         6,677,548
  Conversion of Series G preferred stock............                        21,419,391
                                                        ------------       -----------
Shares used in pro forma calculation................      34,115,771        35,872,500
                                                        ------------       -----------
Pro forma basic and diluted loss per share..........    $      (0.87)      $      (.22)
                                                        ============       ===========



13. SUBSEQUENT EVENTS



     Prior to the effective date of the offering, the Company will effect a three-for-five split of its outstanding common stock. All share and per share amounts in the accompanying financial statements have been retroactively restated to reflect this stock split. As a result of the stock split, Series A, B, C, D, E, F and G preferred stock are now convertible at a factor of .60, .70,
 .77, .90, .95, .60 and .60, respectively into common stock.



     UNAUDITED



     In February, 2000, 739,577 common stock warrants at a fair value of $7,649,000 were issued to an investment banking firm for consideration relating to the Series G preferred stock issuance.



     During the quarter ended March 31, 2000, the Company issued stock options at less than the fair value of its common stock. Accordingly, the Company recorded stock-based compensation of $198,000 to expenses for the quarter ended March 31, 2000. The Company recorded stock-based compensation relating to the options granted in 1999 of $71,000 to expenses for the quarter ended March 31, 2000. Stock-based compensation expense was included in cost of goods sold, research and development and selling, general and administrative expenses in the amount of $11,000, $61,000 and $197,000, respectively. As of March 31, 2000, the Company had $7.3 million in deferred stock compensation related to stock options which will be recognized as stock-based compensation expense through 2004.



     On May 4, 2000, the Company entered into a settlement agreement with a stockholder whereby the Company agreed to reacquire shares of Series E preferred stock and pay a cash settlement. The Company has recorded a liability for the loss associated with this agreement.



                                *  *  *  *  *  *

                              --------------------

[ARTWORK: PICTURE WITH CAPSTONE TURBINE PRODUCT CASING WITH BLUE SKY AND CLOUDS
                                 IN BACKGROUND]

----------------------------------------------------------
----------------------------------------------------------
     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATES.
                             ----------------------

                               TABLE OF CONTENTS


                                          Page
                                          ----
Prospectus Summary......................     1
Risk Factors............................     6
Forward-Looking Statements..............    16
Use of Proceeds.........................    17
Dividend Policy.........................    17
Capitalization..........................    18
Dilution................................    19
Selected Historical Financial Data......    20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................    22
Business................................    28
Management..............................    46
Certain Relationships and Related
  Transactions..........................    58
Principal Shareholders..................    59
Description of Capital Stock............    61
Shares Eligible for Future Sale.........    62
Validity of Common Stock................    63
Experts.................................    63
Change of Auditors......................    63
Underwriting............................    64
Where You Can Find More Information.....    66
Index to Financial Statements...........   F-1


                             ----------------------

     Through and including             , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------

                                8,333,333 Shares

                          CAPSTONE TURBINE CORPORATION
                                  Common Stock
                             ----------------------

                                     [LOGO]
                             ----------------------
                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                           MORGAN STANLEY DEAN WITTER

                      Representatives of the Underwriters
----------------------------------------------------------
----------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):


                     NATURE OF EXPENSE                          AMOUNT
                     -----------------                        ----------
SEC Registration Fee........................................  $   30,360
NASD Filing Fee.............................................      12,000
Nasdaq National Market Listing Fee..........................
Accounting Fees and Expenses................................
Legal Fees and Expenses.....................................
Printing Expenses...........................................
Blue Sky Qualification Fees and Expenses....................
Transfer Agent's Fee........................................
Miscellaneous...............................................
                                                              ----------
Total.......................................................  $2,000,000
                                                              ==========


The amounts set forth above, except for the Securities and Exchange Commission and National Association of Securities Dealers, Inc. fees, are in each case estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require Capstone among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     (a) Issuances of Shares of Preferred Stock and Preferred Stock Warrants

     On January 17, 1997, Capstone issued and sold 3,125,000 shares of its Series D Preferred Stock to eighteen accredited investors for an aggregate purchase price equal to $12,500,000. This issuance was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as a sale by an issuer not involving a public offering.

     On August 22, 1997 and November 21, 1997, Capstone issued and sold 5,865,814 and 4,587,331 shares of its Series E Preferred Stock, respectively to seventy-four accredited investors for an aggregate purchase price equal to $63,979,000. This issuance was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as a sale by an issuer not involving a public offering.


     On May 31, 1999 11,095,496 shares of Series F preferred stock, in the aggregate amount of $22,190,992, were issued to sixty-six accredited investors. This issuance was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as a sale by an issuer not involving a public offering.

     On February 24, 2000 Capstone issued and sold 35,683,979 shares of its Series G Preferred Stock to 140 accredited investors for an aggregate purchase price equal to $137,500,000. This issuance was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as a sale by an issuer not involving a public offering.

     (b) Issuances of Common Stock and Common Stock Warrants


     Between September 14, 1988 and March 31, 2000, Capstone issued 5,251,235 shares of its common stock, of which 2,303,584 shares were issued upon exercise of warrants and 1,704,102 shares were issued upon exercise of stock options. Capstone has remaining issued and unexercised warrants exercisable for 8,066,525 shares of its common stock. This amount includes warrants exercisable for 90,000 shares of common stock to two accredited investors as well as warrants exercisable for 739,577 shares of common stock granted to an investment banker in connection with the Series G offering. Certain warrants were issued in connection with the Bridge Notes convertible into Series F Preferred Stock to sixty-one accredited investors. The issuance was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as a sale by an issuer not involving a public offering.


     (c) Issuances of Options to Employees, Directors and Consultants.


     Between September 14, 1988 and March 31, 2000, Capstone issued options exercisable for 7,134,547 shares (net of cancellations) of its common stock pursuant to Capstone's 1993 Incentive Stock Option Plan to approximately 120 individuals. Of this amount as of March 31, 2000, 1,704,102 options had been exercised, 1,357,148 options are issued and exercisable, and 4,073,297 options are issued and require further vesting before they are exercisable. Of the issued shares of the Series C Preferred Stock, 35,000 shares were issued pursuant to employment agreements and 18,407 shares were issued for consulting services rendered. Of the shares of Series E Preferred Stock issued, 45,500 shares were issued through stock option agreements and 164,340 shares were issued for services rendered and through other arrangements. These grants were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as a transaction to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of the foregoing represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transaction.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT                                                                  PAGE
NUMBER                             DESCRIPTION                           NO.
-------                            -----------                           ----
   1.1*    Form of Underwriting Agreement..............................
   3.1#    Articles of Incorporation of Capstone Turbine...............
  3.2**    Form of Amended and Restated Certificate of Incorporation of
           Capstone Turbine............................................
  3.3**    Form of Second Amended and Restated Certificate of
           Incorporation of Capstone Turbine...........................
   3.4#    Bylaws of Capstone Turbine..................................
  3.5**    Amended and Restated Bylaws of Capstone Turbine.............
   4.1*    Specimen certificate for shares of common stock, $.001 par value, of Capstone Turbine..................................
   5.1*    Opinion of Latham & Watkins as to the legality of the
           securities being offered....................................
   9.1#    Investor Rights Agreement...................................
  10.1+    Solar Alliance and License Agreements.......................
  10.2#    Lease between registrant and Northpark Industrial -- Leahy
           Division LLC, dated December 1, 1999, for leased premises at
           21211 Nordhoff Street, Chatsworth, California...............
  10.3#    1993 Incentive Stock Option Plan............................
 10.4**    Employee Stock Purchase Plan................................
 10.5**    2000 Equity Incentive Plan..................................
  16.1#    Letter from Ernst & Young LLP regarding change in
           independent auditors........................................
  23.1*    Consent of Deloitte & Touche LLP............................
  23.2*    Consent of Ernst & Young LLP................................
  23.3*    Consent of Latham & Watkins (included in exhibit 5.1).......
  24.1#    Powers of Attorney (included on signature page).............
  27.1#    Financial Data Schedule.....................................


---------------
 *  To be filed by amendment


**  Filed herewith



 + Previously filed; portions of this exhibit have been omitted pursuant to a request for confidential treatment


 # Previously filed

     (b) Financial Statement Schedules

           (1) Independent Auditors' Report of Deloitte & Touche LLP...  S-1
           (2) Independent Auditors' Report of Ernst & Young LLP.......  S-2
           (3) Schedule II -- Valuation and Qualifying Accounts........  S-3

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on May 8, 2000.


                                          Capstone Turbine Corporation


                                          By:      /s/ JEFFREY WATTS

                                            ------------------------------------

                                                       Jeffrey Watts


                                               Secretary and Chief Financial
                                                           Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                      TITLE                   DATE
                      ---------                                      -----                   ----
                          *                               President, Chief Executive      May 8, 2000
-----------------------------------------------------        Officer and Director
                     Ake Almgren                         (Principal Executive Officer)

                  /s/ JEFFREY WATTS                         Chief Financial Officer       May 8, 2000
-----------------------------------------------------  (Principal Financial Officer and
                    Jeffrey Watts                        Principal Accounting Officer)

                          *                                        Director               May 8, 2000
-----------------------------------------------------
                    Richard Aube

                          *                                        Director               May 8, 2000
-----------------------------------------------------
                    John Jaggers

                          *                                        Director               May 8, 2000
-----------------------------------------------------
                  Jean-Rene Marcoux

                          *                                        Director               May 8, 2000
-----------------------------------------------------
                  Benjamin M. Rosen

                          *                                        Director               May 8, 2000
-----------------------------------------------------
                    Peter Steele

                          *                                        Director               May 8, 2000
-----------------------------------------------------
                     Eric Young

               *By: /s/ JEFFREY WATTS
    --------------------------------------------
                    Jeffrey Watts
                  Attorney-in-Fact

INDEPENDENT AUDITORS' REPORT ON SCHEDULE



"To the Board of Directors and Stockholders of


  Capstone Turbine Corporation:



We have audited the financial statements of Capstone Turbine Corporation as of and for the years ended December 31, 1998 and 1999, and have issued our report thereon dated March 20, 2000 (May , 2000 for paragraph 1 of Note 13); such report is included elsewhere in this Registration Statement. Our audits also included the financial statement schedule listed in Item 16(b). The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule for the years ended December 31, 1998 and 1999, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



Los Angeles, California


March 20, 2000 (May  , 2000 for paragraph 1 of Note 13)"



The accompanying financial statements reflect the three-for-five split of common stock which will take place prior to the effective date of the offering. The above report is in the form which will be signed by Deloitte & Touche LLP upon consummation of such stock split, which is described in paragraph 1 of Note 13 of Notes to Financial Statements, and assuming that from March 20, 2000 to the date of such stock split, no other events have occurred, other than those described in Note 13 of Notes to Financial Statements, that would affect the accompanying financial statements or required disclosure therein.


/s/ DELOITTE & TOUCHE LLP

Los Angeles, California


March 20, 2000 (May  , 2000 for paragraph 1 of Note 13)

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We have audited the statement of operations, stockholders' equity, and cash flows of Capstone Turbine Corporation for the year ended December 31, 1997, and have issued our report thereon dated April 3, 1998, except for paragraph 1 of
Note 13, as to which the date is May   , 2000 (included elsewhere in this
Registration Statement). Our audit also included the financial statement schedule for the year ended December 31, 1997 listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit.


In our opinion, the financial statement schedule for the year ended December 31, 1997 referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                          Ernst & Young LLP


Woodland Hills, California

April 3, 1998, except for paragraph 1


of Note 13, as to which


the date is May   , 2000.



The foregoing report is in the form that will be signed upon completion of the stock split described in paragraph 1 of Note 13 to the financial statements



                                          /s/ ERNST & YOUNG LLP



Woodland Hills, California


May 4, 2000

                                  SCHEDULE II

                          CAPSTONE TURBINE CORPORATION
                       VALUATION AND QUALIFYING ACCOUNTS
                   THREE YEAR PERIOD ENDED DECEMBER 31, 1999


                                           BALANCE AT     ADDITIONS    DEDUCTIONS    BALANCE
                                            BEGINNING    CHARGED TO       FROM        AT END
                                             OF YEAR     OPERATIONS     RESERVES     OF YEAR
                                           -----------   -----------   ----------   ----------
Allowance for doubtful accounts year
  ended:
  December 31, 1997......................  $       --    $   10,000    $       --   $   10,000
  December 31, 1998......................      10,000         3,000        10,000        3,000
  December 31, 1999......................       3,000        50,000         3,000       50,000
Reserve for inventory obsolescence year
  ended:
  December 31, 1997......................     180,000     3,918,000        48,000    4,050,000
  December 31, 1998......................   4,050,000       681,000     2,194,000    2,537,000
  December 31, 1999......................   2,537,000     1,120,000       414,000    3,243,000
Warranty reserve year ended:
  December 31, 1997......................     504,000     1,159,000       735,000      928,000
  December 31, 1998......................     928,000       261,000       316,000      873,000
  December 31, 1999......................     873,000     2,643,000       348,000    3,168,000

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1.1*     Form of Underwriting Agreement.
 3.1#     Articles of Incorporation of Capstone Turbine.
 3.2**    Form of Amended and Restated Certificate of Incorporation of
          Capstone Turbine.
 3.3**    Form of Second Amended and Restated Certificate of
          Incorporation of Capstone Turbine.
 3.4#     Bylaws of Capstone Turbine.
 3.5**    Amended and Restated Bylaws of Capstone Turbine.
 4.1*     Specimen certificate for shares of common stock, $.001 par value, of Capstone Turbine.
 5.1*     Opinion of Latham & Watkins as to the legality of the
          securities being offered.
 9.1#     Investor Rights Agreement
10.1+     Solar Alliance and License Agreements
10.2#     Lease between registrant and Northpark Industrial -- Leahy
          Division LLC, dated December 1, 1999, for leased premises at
          21211 Nordhoff Street, Chatsworth, California.
10.3#     1993 Incentive Stock Option Plan
10.4**    Employee Stock Purchase Plan.
10.5**    2000 Equity Incentive Plan.
16.1#     Letter from Ernst & Young LLP regarding change in
          independent auditors
23.1*     Consent of Deloitte & Touche LLP
23.2*     Consent of Ernst & Young LLP
23.3*     Consent of Latham & Watkins (included in exhibit 5.1)
24.1#     Powers of Attorney (included on signature page).
27.1#     Financial Data Schedule.


---------------
 *  To be filed by amendment


**  Filed herewith



 + Previously filed; portions of this exhibit have been omitted pursuant to a request for confidential treatment


 # Previously filed